Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and between

THE GENLYTE GROUP INCORPORATED

and

IGNITE MERGER SUB INC.

and

INTERNATIONAL MEZZANINE CAPITAL B.V.

and

JJI LIGHTING GROUP, INC.

As of May 12, 2006

TABLE OF CONTENTS

ARTICLE I. MERGER

1.1 The Merger.
1.2 The Closing.
1.3 Effective Time.
1.4 Conversion of Merger Sub Stock and JJI Stock and Class B Common Stock Warrants.
1.4.1 Merger Sub Stock.
1.4.2 Treasury Shares.
1.4.3 JJI Stock and Warrants.
1.4.4 Funding of Escrow Agreement.
1.4.5 Appraisal Rights.
1.4.6	Letter of Transmittal and Procedures for Payment of Net Merger Consideration, etc.
1.4.6.1 Exchange Agents.
1.4.6.2 Deposit of Merger Consideration with Exchange Agent.
1.4.6.3 Letter of Transmittal.
1.4.6.4 Surrender of Certificates.
1.4.6.5 Other than Registered Holder.
1.4.6.6 No Registration After Effective Time.
1.4.6.7 Payment of Merger Consideration.
1.4.6.8 Unclaimed Merger Consideration.
1.4.6.9 Return of Merger Consideration Where Appraisal Rights.
1.4.6.10 Lost Certificates.
1.4.6.11 Merger Consideration in Full Satisfaction.
1.4.6.12 THIS SECTION INTENTIONALLY LEFT BLANK.
1.4.6.13 Investment of Exchange Fund.
1.5 Effects of the Merger.
1.5.1 Separate Existence of Merger Sub Ceases.
1.5.2 Certificate of Incorporation and Bylaws of the Surviving Company.
1.5.3 Stock of Merger Sub.
1.5.4 Board of Directors and Officers of the Surviving Company.
1.5.5 JJI Stock and Class B Common Stock Warrants.
1.5.6 Applicable Law.
1.5.7 Treasury Shares.
1.6 Cooperation and Further Assurances.
1.7 Merger Consideration.
1.7.1 Calculation.
1.7.1.4 Initial Working Capital Adjustment.
1.7.1.4.1 Access to Books and Records.
1.7.1.4.2 Initial Working Capital Escrow Amount.

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1.7.1.4.3 THIS SECTION INTENTIONALLY LEFT BLANK.
1.7.1.4.4 Adjustment of Merger Consideration.
1.7.2 Payment of Merger Consideration at Closing.
1.7.2.1 Escrow Fund Amount.
1.7.2.2 Payment to Exchange Agent.
1.7.3 Escrow Agreement.
1.8 Payment of the Indemnity Escrow Amount.
1.8.1 THIS SECTION INTENTIONALLY LEFT BLANK.
1.8.2 Indemnity Escrow Amount Following General Survival Period.
1.8.2.1 Estimated Unresolved Claims Amount Equals Zero.
1.8.2.2	Determining Estimated Unresolved Claims Amount During Resolution Period.
1.8.2.3 Accountant Determination of Estimated Unresolved Claims Amount.
1.8.3	Stockholders Shall Not Contribute Additional Funds Following General Survival Period.
1.8.4	Indemnity Escrow Amount Following Tax and German Environmental Issue Survival Period.
1.8.4.1 Final Continuing Indemnity Escrow Amount Equals Zero.
1.8.4.2	Determining Final Continuing Indemnity Escrow During Resolution Period.
1.8.4.3 Accountant Determination of Final Continuing Indemnity Escrow.
1.8.5	Stockholders Shall Not Contribute Additional Funds Following Tax and German Environmental Survival Period.
1.8.6 Final Release from Indemnity Escrow Amount.
1.8.7 Payments to Non-Claiming Holders.
1.8.8 No Other Obligation to Pay Indemnity Escrow Amount.
1.9 Post-Closing Adjustment to Working Capital.
1.9.1 Working Capital Adjustment.
1.9.2 Post-Closing Statement.
1.9.3 Disputes.
1.9.4 Payment of Working Capital Adjustment.
1.9.4.1 Increase of Merger Consideration and Related Payment.
1.9.4.2 Decrease of Merger Consideration and Related Payment.
1.9.4.2.1 No Working Capital Payment to Stockholders.
1.9.4.2.2 Working Capital Payment to Stockholders.
1.9.4.3 No Change in Merger Consideration.
1.9.4.4 Payments to Non-Claiming Holders.
1.9.4.5 No Other Obligation to Pay Working Capital Escrow Amount.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF JJI

2.1 Organization, Powers, Good Standing and Capitalization.
2.1.1 Organization, Powers and Good Standing.

2.1.2 Capitalization.
2.2 Authorization; Binding Obligation.
2.3 No Material Adverse Effect.
2.4 No Conflict.
2.5 Financial Statements.
2.6 Investment Bankers.
2.7 Compliance with Laws.
2.8 Intellectual Property.
2.8.1	List of Material Contracts Relating to Intellectual Property and Certain Other Intellectual Property Matters.
2.8.2 Patents.
2.8.3 Trademarks.
2.8.4 Copyrights.
2.8.5 Trade Secrets.
2.8.6 No Settlements, Restrictions or Third Party Use.
               2.8.7 Employee Contracts.
2.8.8 Impact of Agreement.
2.9 Employee Matters.
2.10 Litigation; Adverse Facts.
2.11 Ownership of Property and Assets; Liens.
2.12 Environmental Matters.
2.13 ERISA.
2.14 Agreements and Other Documents.
2.15 Insurance.
2.16 Taxes and Tax Returns.
2.17 Inactive Subsidiary.
2.18 Stockholders’ Agent.
2.19 Disclaimer of Other Representations and Warranties.
2.20 No Undisclosed Liabilities.
2.21 Inventory.
2.22 Accounts Receivable.
2.23 Takeover Statutes Inapplicable.
2.24 Related Party Transactions.
2.25 Required Vote of Company Stockholders.
2.26 Books and Records.
2.27 Product Liability and Warranties.
2.28 Absence of Certain Changes and Events.
2.29 THIS SECTION INTENTIONALLY LEFT BLANK.
2.30 Relationships with Related Persons.
2.31 Customers.
2.32 Foreign Corrupt Practices Act and Export Control and Antiboycott Laws
2.33 Certain Miscellaneous Matters.
2.34 Consents.
2.35 Pay Off Liabilities.

2.36 Agreed Deductions Subject Matter.
2.37 Disclosure.
2.38 Foreign Stockholders.
2.39 Section 306 Stock.
2.40 Real Property Holding Company.
2.41 Withholding.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

3.1 Organization.
3.2 Authorization; Binding Obligation.
3.3 No Conflict.
3.4 Consents.
3.5 Litigation.
3.6 Disclosure.
3.7 Investment Bankers.
3.8 Investigation.
3.9 Merger Sub.

ARTICLE IV. COVENANTS OF THE PARTIES

4.1 Conduct of the Business.
4.2 Completion of Transactions.
4.3 Notification.
4.4 Access to Information; Confidentiality.
4.4.1 Access to Information.
4.4.2 Confidentiality.
4.5 Regulatory Filings.
4.6 Consents and Approvals; Cooperation.
4.7 Access to Books and Records and the Surviving Company Personnel.
4.8 Director and Officer Liability and Indemnification.
4.9 Public Announcements.
4.10 Stockholders Approval.
4.10.1 Stockholders’ Agent’s Representation and Agreement.
4.10.2 JJI’s Efforts.
4.11 No Solicitations.
4.12 Tax Matters.
4.12.1 Cooperation.
4.12.2 Audits.
4.12.3 Amended Returns.
4.12.4 Transfer Taxes.

4.12.5 No Tax Withholding.
4.12.6 Tax Treatment.
4.13 Anti-Takeover Statutes.
4.14 Stockholder Litigation.
4.15 Forward Contracts.
4.16	Termination of Stock Option Plans, SERP and Employee’s Pension Plan of JJI and Its Subsidiaries.
4.16.1 Stock Option Plans.
4.16.2 SERP.
4.16.3 Employees Pension Plan of JJI and Its Subsidiaries.
4.17 Financial Statements.

ARTICLE V. CONDITIONS TO THE MERGER

5.1 Conditions to Obligation of Each Party to Effect the Merger.
5.1.1 No Injunctions or Restraints; Illegality.
5.1.2 Approvals.
5.1.3 Certificate of Merger.
5.1.4 Maximum Merger Consideration.
5.2 Additional Conditions to Obligations of Parent and Merger Sub.
5.2.1 Representations and Warranties; Performance of Obligations.
5.2.2 Consents Obtained.
5.2.3 Secretary’s Certificate.
5.2.4 Closing Deliveries by JJI.
5.2.4.1 Resignation Letters.
5.2.4.2 Liabilities Certificate.
5.2.4.3 Payoff Letters.
5.2.4.4 Representations and Warranties Certificate.
5.2.4.5 Compliance Certificate.
5.2.4.6 Escrow Agreement.
5.2.4.7 Indemnification Agreement.
5.2.4.8	Evidence of Termination of Options and Warrants and Terminated Contracts.
5.2.5 Stockholder Approval.
5.2.6 No Material Adverse Affect.
5.2.7 FIRPTA Certificate.
5.2.8 No Proceedings.
5.2.9 Right in JJI Capital Stock.
5.2.10 Stock Plans.
5.2.11 Opinion of Counsel.
5.2.12 Other Documents and Certificates.
5.2.13 Delivery of Exhibit B.

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                5.2.14 Purchase of Class A Common Stock held by Employees Pension Plan of JJI and its Subsidiaries.
5.2.15 Notices to Stockholders Pursuant to Delaware Law.
5.3 Additional Conditions to Obligations of JJI.
5.3.1 Representations and Warranties; Performance of Obligations.
5.3.2 Consents Obtained.
5.3.3 Secretary’s Certificate.

ARTICLE VI. TERMINATION

6.1 Termination.
6.2 Effect of Termination.

ARTICLE VII. INDEMNIFICATION

7.1 Survival; Right to Indemnification Not Affected by Knowledge.
7.2 Indemnification of Parent.
7.3 Indemnification of Stockholders.
7.4 Basket; Limitation on Indemnification
7.4.1 Parent’s Basket.
7.4.2 THIS SECTION INTENTIONALLY LEFT BLANK.
7.4.3 Cap.
7.4.4 Agreed Deductions.
7.5 Indemnification Procedure for Third Party Claims Against Indemnified Parties.
7.5.1 Notice.
7.5.1.1 Duty to Notify.
7.5.2 Defense by Indemnifying Party.
7.5.3 Defense by Indemnified Party.
7.5.4 Duty to Keep Other Party Informed.
7.5.5 Confidentiality.
7.5.6 Reimbursement Payments for Third-Party Claims.
7.6 Limitation of Remedies.
7.6.1 Limits on Indemnity Escrow Amount.
7.6.2 Application of Insurance Proceeds.
7.6.3 Limitations on Remedy.
7.6.4 Duty to Mitigate.
7.7  THIS SECTION INTENTIONALLY LEFT BLANK.
7.8 Payments to Stockholder Indemnified Party.
7.9 Payments from the Indemnity Escrow Amount.
7.10 Treatment of Payments.
7.11 Cooperation Relating to German Environmental Issue.

7.12	INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE.

ARTICLE VIII. DEFINITIONS

ARTICLE IX.  GENERAL PROVISIONS

9.1 Notices.
9.2 Entire Agreement; Amendment; Waiver.
9.3 Headings, Terminology.
9.4 Severability.
9.5 Assignment.
9.6 Parties in Interest.
9.7 Governing Law.
9.8 Counterparts.
9.9 Fees and Expenses.

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of the 12th day of May, 2006, by and among The Genlyte Group Incorporated, a Delaware corporation (“Parent”), Ignite Merger Sub Inc., a Delaware corporation and an Affiliate of Parent (“Merger Sub”), International Mezzanine Capital B.V., a limited liability company incorporated under the laws of the Netherlands (“Stockholders’ Agent”) and JJI Lighting Group, Inc., a Delaware corporation (“JJI”).

RECITALS

The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub merge with and into JJI in a statutory merger (the “Merger”), with JJI to be the surviving corporation, all pursuant to the terms and conditions of this Agreement and a Certificate of Merger substantially in the form of Exhibit A with any blanks to be completed as agreed by JJI and Merger Sub (the “Certificate of Merger”) and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”). Upon the effectiveness of the Merger, (i) all outstanding capital stock of JJI (“JJI Stock”) shall be cancelled, and each outstanding Class B Common Stock Warrant shall be cancelled, in exchange for the right to receive a portion of the Merger Consideration, as provided in this Agreement and the Certificate of Merger and (ii) there will not be outstanding any rights to acquire or equity claims regarding any JJI Stock or Class B Common Stock Warrants, or other equity rights or rights to acquire equity.

The Merger is intended to be a taxable transaction pursuant to the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the parties intend to treat the transaction as a taxable purchase of the JJI Stock and Class B Common Stock Warrants.

The Board of Directors of JJI (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of JJI and advisable and fair to, and in the best interests of JJI and its stockholders, (ii) has approved this Agreement, the Merger and the other Transactions and (iii) has determined to recommend that the Stockholders of JJI adopt and approve this Agreement and approve the Merger.

The holders of 87% of the JJI Stock have agreed to vote in favor of or consent in a binding manner to the Merger and the other Transactions contemplated by this Agreement.

The Board of Directors and the sole shareholder of Merger Sub has approved the Merger and related Transactions and authorized certain officers to take any and all actions on behalf of the Merger Sub that any such authorized officer deems necessary in connection with the Merger and the other Transactions contemplated by this Agreement.

The Board of Directors of Parent has approved the Merger and related Transactions and authorized certain officers to take any and all actions on behalf of the Parent that any such authorized officer deems necessary in connection with the Merger and the other Transactions contemplated by this Agreement.

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I
MERGER

1.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into JJI, the separate corporate existence of Merger Sub shall cease, and JJI shall continue as the surviving corporation, being the successor to all the property, rights, powers, privileges, liabilities, and obligations of both JJI and Merger Sub. JJI as the surviving corporation after the Merger is hereinafter referred to as JJI or the “Surviving Company.”

1.2 The Closing. The closing of the Merger (the “Closing”) shall take place at a time and on a date (i) specified by the parties, which shall be no later than five (5) Business Days after satisfaction or waiver of each of the conditions set forth in Article V or (ii) agreed to in writing by JJI and Parent (the “Closing Date”). The Closing will be held at the offices of Stoll Keenon Ogden PLLC, at 1700 PNC Plaza, 500 West Jefferson Street, Louisville, KY 40202, unless another place is agreed to in writing by the parties hereto.

1.3 Effective Time. Simultaneous with the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, executed in accordance with the relevant provisions of the DGCL, with the Delaware Secretary of State (the time of such filing being the “Effective Time”).

1.4 Conversion of Merger Sub Stock and JJI Stock and Class B Common Stock Warrants.

1.4.1 Merger Sub Stock. At the Effective Time, by virtue of the Merger, (i) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become Eleven Thousand (11,000) shares of common stock of the Surviving Company of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company and (ii) no Person other than the shareholder(s) of the Merger Sub immediately prior to the Effective Time shall have any ownership of any capital stock, or any right to thereafter acquire any ownership of any capital stock, of JJI.

1.4.2 Treasury Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Person each share of capital stock of JJI then held in the treasury of JJI or owned by JJI shall be canceled and retired and shall cease to exist without payment of any consideration therefor.

1.4.3 JJI Stock and Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each share of JJI Stock outstanding immediately prior to the Effective Time and each Class B Common Stock Warrant outstanding immediately prior to the Effective Time shall be canceled and retired, in exchange for the right to receive either (i) (A) a portion (determined as set forth on the “Net Merger Consideration Payable at the Effective Time” column of Exhibit B) of the Net Merger Consideration and (B) possibly a portion of the Escrow Fund Amount (determined as set forth in Sections 1.8 and 1.9), but only to the extent expressly provided in this Agreement (collectively such rights are the “Merger Consideration Rights”) or (ii) only with respect to JJI Stock, the right to receive consideration in connection with perfected appraisal rights in accordance with Section 1.4.5.

1.4.4 Funding of Escrow Agreement. On the Effective Date (or such later time as may be approved by the Stockholders’ Agent) and notwithstanding anything to the contrary contained in this Section 1.4, the Escrow Fund Amount shall be deducted from the Merger Consideration in accordance with Section 1.7 and the Escrow Fund Amount shall be paid to the Escrow Agent in accordance with the terms of Section 1.7.2.1 of this Agreement and the Escrow Agreement (the difference between (i) the Merger Consideration as of the Effective Time and (ii) the sum of the Escrow Fund Amount and the Appraisal Right Stockholders’ Consideration, if any, is the “Net Merger Consideration”).

1.4.5 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of JJI Stock held by a person who has neither voted in favor of the Merger nor consented in writing thereto and who otherwise complies with all the applicable provisions of Section 262 of the DGCL concerning the rights of holders of shares of JJI Stock to dissent from the Merger and require appraisal of their shares of JJI Stock (the “Dissenting Stockholder”) shall not be converted into or exchangeable for the right to receive any portion of the Merger Consideration or any other amount pursuant to this Agreement, but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder with respect to shares for which appraisal rights have been perfected pursuant to the laws of the State of Delaware. Shares of JJI Stock with respect to which appraisal rights have been perfected are referred to as “Dissenting Shares”. The Dissenting Shares held by each Dissenting Stockholder that withdraws his, her or its demand for appraisal or fails to perfect or otherwise loses his, her or its right of appraisal, in any case pursuant to the DGCL, shall no longer be considered Dissenting Shares and shall be deemed to be canceled as of the Effective Time in exchange for the right to receive the same portion of the Merger Consideration Rights that he, she or it would have received as set forth in this Section 1.4. The remaining Dissenting Stockholders shall be referred to as the “Appraisal Rights Stockholders”. JJI or, after the Effective Time, the Surviving Company shall give the Parent (i) prompt notice of any demands for appraisal of shares of JJI Stock received by JJI or the Surviving Company, as applicable, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands. JJI shall not, without the prior consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. Notwithstanding anything in this Agreement to the contrary, (i) the Appraisal Rights Stockholders will not be entitled to any portion of the Merger Consideration or any payment pursuant to this Agreement and (ii) any amounts from the Merger Consideration and the Escrow Fund Amount which would have been paid to Appraisal Rights Stockholders had such Appraisal Rights Stockholders not become Appraisal Rights Stockholders shall be paid to and be the sole property of the Surviving Company and neither the Stockholders nor any other Person shall have any right thereto.

1.4.6 Letter of Transmittal and Procedures for Payment of Net Merger Consideration, etc.

1.4.6.1 Exchange Agent. Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging the Merger Consideration for certificates representing shares of JJI Stock and for agreements representing Class B Common Stock Warrants (collectively, the “Certificates”). Parent has the right at any time in its sole discretion to replace the Exchange Agent with another agent, including itself or one of its Affiliates, for the purpose of exchanging Merger Consideration for Certificates.

1.4.6.2 Deposit of Merger Consideration with Exchange Agent. Parent or the Surviving Company shall make available to the Exchange Agent, as needed and at the time required by this Agreement, cash sufficient to fund the portion of the Merger Consideration to be paid by the Exchange Agent in respect of the Certificates pursuant to this Agreement.

1.4.6.3 Letter of Transmittal. At or prior to the Closing, JJI shall provide Parent with a list showing, for each Stockholder, the address of each such Stockholder, holdings of JJI Stock and Class B Common Stock Warrants by each such Stockholder, the percentage of the Merger Consideration applicable to each such Stockholder and such other information as Parent may reasonably request. As soon as reasonably practicable following the Closing, the Exchange Agent or Parent shall provide to each Stockholder (at the address provided by JJI pursuant to this Section 1.4.6.3) a letter of transmittal (in form attached hereto as Exhibit C (“Letter of Transmittal”)) and instructions for use in such exchange. If Parent desires to modify the Letter of Transmittal, then Parent may send Stockholders’ Agent written notice of Parent’s proposed modifications and Stockholders’ Agent shall have five (5) Business Days after such notice has been received by Stockholders’ Agent in which to object to the notice. If no such objection is received by Parent during such five (5) Business Days, Parent shall have the right to modify the Letter of Transmittal as indicated in the written notice Parent sent Stockholders’ Agent. Provided further, Parent shall, at any time, with or without complying with the immediately preceding two sentences, have the right to modify the Letter of Transmittal with the prior written consent of Stockholders’ Agent, which consent shall not be unreasonably withheld or delayed.

1.4.6.4 Surrender of Certificates. Subject to Sections 1.4.5 and 1.4.6.6, each holder of JJI Stock and Class B Common Stock Warrants that have been canceled in exchange for Merger Consideration Rights shall be entitled to receive, upon surrender to the Exchange Agent of a Certificate (negotiated as provided in the instructions from the Exchange Agent or Parent), together with the properly completed and duly executed (by the holder) Letter of Transmittal, payment(s) (determined in accordance with this Agreement) in respect of such holder’s Merger Consideration Rights in accordance with and subject to the provisions of this Agreement. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive any applicable Merger Consideration Rights pursuant and subject to the provisions of this Agreement upon proper presentment of the Certificate and the Letter of Transmittal. No interest shall be paid or accrue on any Merger Consideration except to the extent otherwise expressly provided in the Escrow Agreement. Notwithstanding anything in this Agreement to the contrary, no holder of Merger Consideration Rights shall be entitled to any payment(s) of the Merger Consideration (including post-closing payments, if any from the Escrow Fund Amount) with respect to any Merger Consideration Rights for which Certificate(s) and Letters of Transmittal have not been properly executed and presented in accordance with this Section 1.4.6.4 or for which the requirements of 1.4.6.10 have not been complied with relating to lost, stolen or destroyed Certificates.

1.4.6.5 Other than Registered Holder. If any Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that

1.4.6.5.1 either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and

1.4.6.5.2 the Person requesting such payment shall pay to the appropriate Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the appropriate Exchange Agent that such tax has been paid or is not payable.

1.4.6.6 No Registration After Effective Time. After the Effective Time, there shall be no further registration of transfers of JJI Stock or Class B Common Stock Warrants.

1.4.6.7 Payment of Merger Consideration. Payment of any portion of the Merger Consideration (and satisfaction of all Merger Consideration Rights) to each holder of Merger Consideration Rights shall be effected in the following manner: If any holder of record of JJI Stock or Class B Common Stock Warrants presents to the Exchange Agent(s) such holder’s Certificate(s) (negotiated as provided in the instructions from the Exchange Agent or Parent) therefor along with the Letter(s) of Transmittal duly completed and executed by such holder and effects the surrender of such Certificate(s) (all in compliance with Sections 1.4.6.3 and 1.4.6.4), then such holder shall be entitled to receive from the Parent or the Surviving Company through the Exchange Agent:

1.4.6.7.1 payment of a portion of the Net Merger Consideration determined in accordance with the “Net Merger Consideration Payable at the Effective Time” column of Exhibit B for the shares of JJI Stock or Class B Common Stock Warrants represented by such duly tendered Certificate(s) and Letter(s) of Transmittal, if presented at or prior to the Effective Time, in immediately available funds on the Effective Date (or such later time as may be acceptable to the Stockholders’ Agent) by wire transfer to an account designated by such holder in writing if the amount is in excess of $100,000, otherwise by check sent by U.S. mail to such holder, and, if presented after the Effective Time, within five (5) Business Days after such presentation either (i) in immediately available funds by wire transfer to an account designated by such holder if requested in writing and only if the amount is in excess of $100,000, or (ii) otherwise within five (5) Business Days after such presentation by check sent by U.S. Mail and

1.4.6.7.2 when payable, if at all, any payment from the Indemnity Escrow Amount to the extent required by and in accordance with Section 1.8 for such JJI Stock or Class B Common Stock Warrants represented by such duly tendered Certificate(s) and Letter(s) of Transmittal, and

1.4.6.7.3 when payable, if at all, any payment from the Working Capital Escrow Amount to the extent required by and in accordance with Section 1.9.4 for such JJI Stock and Class B Common Stock Warrants represented by such duly tendered Certificate(s) and Letter(s) of Transmittal.

1.4.6.8 Unclaimed Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 1.4.6 that remains unclaimed by the holders of Merger Consideration Rights thirty (30) days after the Effective Time shall be returned to the Surviving Company, upon demand by the Parent. Any such holder who has not exchanged his, her or its Merger Consideration Rights for his, her or its portion of the Merger Consideration in accordance with this Section 1.4.6 prior to such return of unclaimed Merger Consideration shall (i) be subject to the provisions of Sections 1.8.7 and 1.9.4.4 and the provisions of the immediately following sentence and (ii) thereafter look only to the Surviving Company (or other Exchange Agent identified by the Surviving Company at that time) for payment of his, her or its portion of the Merger Consideration he, she or it may be entitled to receive, if any, in respect of such Merger Consideration Rights (without any interest thereon and reduced for any amounts required to be withheld under the Code with respect to the making of such payment). Notwithstanding the foregoing or anything else in this Agreement to the contrary, neither Parent, nor any Affiliate of Parent, nor the Surviving Company nor any Exchange Agent shall be liable to any holder of Merger Consideration Rights for any amounts of the Merger Consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

1.4.6.9 Return of Merger Consideration Where Appraisal Rights. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 1.4.6 to pay for JJI Stock for which appraisal rights have been perfected shall be returned to Parent or the Surviving Company, upon demand by the Parent.

1.4.6.10 Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, then the holder of such lost, stolen or destroyed Certificate (the “Lost Certificate Holder”) shall receive his, her or its portion of the Merger Consideration then payable to such Lost Certificate Holder as provided in and subject to this Section 1.4 if the following steps are taken: the Lost Certificate Holder (i) provides Parent and JJI with an affidavit, in form and substance acceptable to Parent, certifying under oath before a notary public that such Certificate has been lost, stolen or destroyed and cannot be obtained by the Lost Certificate

Holder, (ii) furnishes a bond of indemnity reasonably satisfactory to Parent, JJI and the Exchange Agent as indemnity against any claim that may be made against Parent, JJI, and the Paying Agent, and (iii) properly executes and delivers the Letter of Transmittal in a manner reasonably acceptable to Parent.

1.4.6.11 Merger Consideration in Full Satisfaction. The portion of the Merger Consideration issued and paid in exchange for the Merger Consideration Rights in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of (i) all rights pertaining to such JJI Stock and Class B Common Stock Warrants to which the holder thereof is entitled as provided in this Section 1.4 and (ii) all Merger Consideration Rights and all other rights under this Agreement.

1.4.6.12 THIS SECTION INTENTIONALLY LEFT BLANK.

1.4.6.13 Investment of Exchange Fund. Each Exchange Agent that is not Parent, the Surviving Company or an Affiliate of Parent shall invest any cash delivered to it as part of the Merger Consideration (the “Exchange Fund”) as directed by Parent on a daily basis. Any interest and other income resulting from such investments will be paid to Parent. In the event there are any losses resulting from such investments or wrongful conduct on the part of such Exchange Agent such that the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by such Exchange Agent hereunder, Parent shall promptly cause cash to be deposited into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

1.5 Effects of the Merger. At the Effective Time:

1.5.1 Separate Existence of Merger Sub Ceases. The separate existence of Merger Sub will cease and Merger Sub will be merged with and into JJI and JJI will be the surviving company, pursuant to the terms of the Certificate of Merger.

1.5.2 Certificate of Incorporation and Bylaws of the Surviving Company. . The certificate of incorporation of JJI shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable law. The bylaws of Merger Sub shall be the bylaws of the Surviving Company until the same shall thereafter be changed or amended in accordance with applicable law, the certificate of incorporation of the Surviving Company or said bylaws.

1.5.3 Stock of Merger Sub. Each share of Merger Sub Stock outstanding immediately prior to the Effective Time will become Eleven Thousand (11,000) shares of common stock of the Surviving Company as provided in Section 1.4.1.

1.5.4 Board of Directors and Officers of the Surviving Company. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company and until their respective successors are duly elected or appointed and qualified.

1.5.5 JJI Stock and Class B Common Stock Warrants. At the Effective Time, (i) each share of JJI Stock and each Class B Common Stock Warrant outstanding immediately prior to the Effective Time will be cancelled in exchange for Merger Consideration Rights as provided in Section 1.4 or, with respect to JJI Stock, the right to receive consideration in connection with perfected appraisal rights as provided in Section 1.4.5 and (ii) no Person other than the shareholder(s) of the Merger Sub immediately prior to the Effective Time shall have any ownership of any capital stock, or any right thereafter to acquire any ownership of any capital stock of JJI.

1.5.6 Applicable Law. The Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

1.5.7 Treasury Shares. Without any action on the part of any Person, each share of capital stock of JJI then held in the treasury of JJI or owned by JJI shall be canceled and retired and shall cease to exist without payment of any consideration therefor.

1.6 Cooperation and Further Assurances. Each of the parties agrees to use its best efforts to insure that Parent and Merger Sub are able to receive and continue to have all of the benefits contemplated by this Agreement, including the satisfactory completion of the Merger such that, at the Effective Time, the stockholder of the Merger Sub immediately prior to the Merger becomes the sole stockholder of JJI and the sole Person entitled to acquire any equity interest in JJI. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either Merger Sub or JJI, the officers and directors of the Surviving Company are fully authorized in the name of Merger Sub, JJI or the Surviving Company or otherwise to take, and shall take, all such further action.

1.7 Merger Consideration.

1.7.1 Calculation. For purposes of this Agreement, the term “Merger Consideration” shall mean (i) One Hundred Thirty Million and No/Dollars ($130,000,000), (ii) less the sum of (A) the Pay Off Liabilities, (B) the Agreed Deductions and (C) the Price Reduction Liabilities, (iii) plus or minus any adjustments for Working Capital as set forth in Sections 1.7.1.4.4 and 1.9, (iv) plus adjustments, if any, to the Indemnity Escrow Amount pursuant to part (g) of Exhibit D, (v) plus adjustment, if any, to the Indemnity Escrow Amount pursuant to Section 4.18 and (vi) less amounts paid, if any, from the Indemnity Escrow Amount to Parent Indemnified Parties. Between three (3) and five (5) Business Days prior to the Closing Date (or such lesser time as may be acceptable to Parent), JJI shall (i) determine its good faith best estimate of the Agreed Deductions and the Price Reduction Liabilities as of the Effective

Time and (ii) submit such determination (with a detailed itemization of each of the Agreed Deductions and the Price Reduction Liabilities and the amount of each) in writing to Parent.

1.7.1.1 “Pay Off Liabilities” shall mean the aggregate amount required to pay off the following at the Effective Time:

1.7.1.1.1 Senior Debt Payments;

1.7.1.1.2 Subordinated Debt Payments;

1.7.1.1.3 Hoffmeister Debt Payments;

1.7.1.1.4 Hoffmeister Family Plan Expense;

1.7.1.1.5 Change of Control Obligations;

1.7.1.1.6 SERP Funding;

1.7.1.1.7 Defined Benefit Pension Plan Funding, net of anticipated U.S. federal, state and local income Taxes (based on an assumed effective U.S. tax rate of 37.5% with respect to the portion of the amount of such Defined Benefit Pension Plan Funding which is not related to the purchase of Class A Common Stock held by the Employees Pension Plan of JJI and its Subsidiaries pursuant to Section 4.16.3.1 and an assumed rate of 0% with respect to the portion of the amount of such Defined Benefit Pension Plan Funding which is related to such purchase of Class A Common Stock held by the Employees Pension Plan of JJI and its Subsidiaries);

1.7.1.1.8 Transaction Expenses; and

1.7.1.1.9 Contract Termination Expenses.

Parent agrees to cause JJI to send funds to pay off the Pay Off Liabilities described in Sections 1.7.1.1.1, 1.7.1.1.2, 1.7.1.1.3, 1.7.1.1.6 and 1.7.1.1.9 on the Effective Date or such later time as may be acceptable to the Stockholders’ Agent. Parent and Merger Sub acknowledge that the Pay Off Liabilities which are not paid off pursuant to the immediately preceding sentence or otherwise by Parent or Surviving Company after the Effective Time will continue to be Liabilities of the Surviving Company until paid.

    1.7.1.2 “Agreed Deductions” shall mean the aggregate of the following indicated amounts:

1.7.1.2.1 In connection with the Hoffmeister Lease Support, an amount equal to the remaining amount (calculated based on $1,000,000 per year, subject to pro ration on a daily basis from the Effective Time for the balance of 2006, plus $1,000,000 for

2007) for the balance of the existing lease ending December 31, 2007 with the Hoffmeister landlord;

1.7.1.2.2 $500,000 relating to the Hoffmeister Relocation Costs;

1.7.1.2.3  The amount set forth in row entitled “Total” in the table of Exhibit E relating to the Hoffmeister Personnel Severance Costs that corresponds to the month and year in which the Effective Time occurred;

1.7.1.2.4 $400,000 relating to the Omega Chemical Site Estimated Cost;

1.7.1.2.5 $163,534 relating to the Puente Valley Site Estimated Cost; provided, however, the amount shall be reduced to $133,534 if, prior to Closing, JJI has provided Parent with proof reasonably acceptable to Parent that (i) JJI has collected $30,000 (which will not be reflected in Working Capital) from the former owners of Troy Lighting, Inc. and (ii) the maximum liability of JJI and its Subsidiaries pursuant to a final consent decree cannot exceed $133,534;

1.7.1.2.6 $100,000 relating to the Other Agreed U.S. Environmental Issues Estimated Costs;

1.7.1.3 “Price Reduction Liabilities” shall mean, without duplication (and without duplication of amounts already deducted as a Pay Off Liability or Agreed Deduction), the aggregate (i) principal, accrued interest and other amounts due or which may become due from JJI and its Subsidiaries and (ii) other Liabilities of JJI and its Subsidiaries in connection with the following as of the Effective Time:

1.7.1.3.1 All outstanding notes, obligations for borrowed money and capital leases of JJI and its Subsidiaries as of the Effective Time;

1.7.1.3.2 All debt, subordinated debt and accrued interest;

1.7.1.3.3 All dividends JJI or any Subsidiary of JJI has an obligation to pay;

1.7.1.3.4 All customer deposits;

1.7.1.3.5 Any expense or cost (including any premium expense) incurred by Parent in connection with any Forward Contracts purchased by Parent pursuant to Section 4.15; and
1.7.1.3.6 All liabilities of JJI and its Subsidiaries determined in accordance with GAAP and all other amounts which have been or should be reserved or accrued in accordance with GAAP on a consolidated balance sheet of JJI and its Subsidiaries as of the Effective Time, except (without duplication) (i) reserves or accruals taken into account (A) in determining Working Capital, (B) in connection with dividends which are accrued but are not and will never be payable and (C) in connection with the Hoffmeister Employee Pension Liability and (ii) Trade Payables taken into account in determining Working Capital.
Any reference to “should be reserved or accrued” or “should be accrued” in this definition shall be deemed to be the amount which should be accrued or reserved under GAAP as of the Effective Time on audited GAAP based financial statements if, hypothetically, such financial statements were being prepared.

1.7.1.4 Initial Working Capital Adjustment. No later than the third day before Closing (or such shorter period as may be acceptable to Parent), JJI shall deliver or shall have delivered to Parent a certificate of the Chief Executive Officer and Chief Financial Officer of JJI certifying (i) JJI’s best estimate of the Working Capital which shall include the maximum fees and expenses that JJI and each of its Subsidiaries may owe Houlihan Lokey Howard & Zukin, (ii) such estimate of the Working Capital set forth in such certificate represents the best efforts and good faith estimation by JJI of Working Capital as of the Effective Time, (iii) the estimated Working Capital is in categories in the same form as Exhibits D-1 and D-2 (with adjustments as appropriate to reflect the provisions of parts (a) through (j) of Exhibit D, except no amount will be taken into account in connection with part (g) of Exhibit D in determining Estimated Working Capital and not more than $155,000 will be taken into account in connection with part (f) of Exhibit D in determining Estimated Working Capital ), and (iv) such other matters as Parent may reasonably request with respect to Working Capital (the amount of such estimate so certified is referred to as the “Estimated Working Capital”). The Estimated Working Capital shall be prepared and determined in accordance with the methodology for determining Working Capital as reflected on Exhibit D and shall not in any event exceed $32,000,000.

1.7.1.4.1 Access to Books and Records. At all times after the execution of this Agreement, JJI shall grant Parent (and its representatives) full access to all books and records, and all financial and accounting personnel, of JJI and its Subsidiaries.

1.7.1.4.2 Initial Working Capital Escrow Amount. The “Initial Working Capital Escrow Amount” shall be an amount equal to the greater of (i) $1,000,000 plus the difference between Estimated Working Capital and Target Working Capital (without regard to whether Estimated Working Capital is greater or lesser than Target Working Capital) and (ii) the amount that Parent in its good faith discretion deems appropriate to be placed into escrow for possible post Closing working capital adjustments.

1.7.1.4.3 THIS SECTION INTENTIONALLY LEFT BLANK.

1.7.1.4.4 Adjustment of Merger Consideration. At the Closing, the parties shall calculate an amount equal to (i) the Estimated Working Capital minus (ii) the Target Working Capital (the “Closing Working Capital Adjustment Amount”). If the Closing Working Capital Adjustment Amount is positive, then the Merger Consideration shall be increased by the Closing Working Capital Adjustment Amount. If the Closing Working Capital

Adjustment Amount is negative, then the Merger Consideration shall be decreased by the Closing Working Capital Adjustment Amount.

1.7.2 Payment of Merger Consideration at Closing. On the Effective Date or such later time as may be acceptable to the Stockholders’ Agent, Parent shall pay the Merger Consideration as follows:

1.7.2.1 Escrow Fund Amount. Parent shall (i) withhold from the Merger Consideration the Escrow Fund Amount and (ii) deliver the Escrow Fund Amount to Escrow Agent, by wire transfer, to one or two account(s) specified by the Escrow Agent.

1.7.2.2 Payment to Exchange Agent. Parent shall cause to be paid by wire transfer the portion of the Net Merger Consideration payable to Stockholders with respect to JJI Stock and Class B Common Stock Warrants to the Exchange Agent (that is not the Surviving Company) as provided in Section 1.4.6.7.1.

1.7.3 Escrow Agreement. The Escrow Agent shall hold the Escrow Fund Amount in accordance with the terms of this Agreement and an escrow agreement in substantially the form of Exhibit F attached hereto (the “Escrow Agreement”). The Escrow Fund Amount shall consist of (i) the Indemnity Escrow Amount and (ii) the Working Capital Escrow Amount.

1.8 Payment of the Indemnity Escrow Amount.

1.8.1 THIS SECTION INTENTIONALLY LEFT BLANK.

1.8.2 Indemnity Escrow Amount Following General Survival Period. In order to avoid holding unnecessary funds in escrow, the Parent and the Stockholders’ Agent have agreed that after the General Survival Period, the Indemnity Escrow Amount need not be greater than the lesser of (x) the Adjusted Indemnity Escrow Amount at the expiration of the General Survival Period and (y) the sum of (i) Five Hundred Thousand Dollars ($500,000) plus (ii) One Million One Hundred Ninety-Seven Thousand Dollars ($1,197,000) plus (iii) the Estimated Unresolved Claims Amount (as defined in Section 1.8.2.2 but determined in accordance with Sections 1.8.2.1, 1.8.2.2 or 1.8.2.3, as applicable) (collectively, the “Continuing Indemnity Escrow”).

1.8.2.1 Estimated Unresolved Claims Amount Equals Zero. If the Escrow Agent and Stockholders’ Agent have not been sent notice (as referenced in Section 7.1) of one or more Parent Claims prior to the termination of the General Survival Period or if a Parent Indemnified Party has provided one or more of such notices and such Parent Claims have been fully resolved and paid to the satisfaction of the applicable Parent Indemnified Party, then (i) the Estimated Unresolved Claims Amount shall be deemed to equal zero and (ii) the Continuing Indemnity Escrow shall be deemed to equal One Million Six Hundred Ninety-Seven Thousand Dollars ($1,697,000). If the Continuing Indemnity Escrow is less than the Adjusted Indemnity

Escrow Amount, then the Parent and the Stockholders’ Agent shall promptly provide joint written directions to the Escrow Agent to disburse (and the intended recipients shall be entitled to demand from the Escrow Agent and receive) such difference between the Continuing Indemnity Escrow and the Adjusted Indemnity Escrow Amount in accordance with the Agreed Escrow Distribution Methodology. If the Continuing Indemnity Escrow is more than the Adjusted Indemnity Escrow Amount, there shall be no disbursements from the Indemnity Escrow Amount at that time.

1.8.2.2 Determining Estimated Unresolved Claims Amount During Resolution Period. If the Estimated Unresolved Claims Amount has not been deemed to equal zero pursuant to Section 1.8.2.1, then the aggregate amount of the past, present and estimated future Adverse Consequences from each and every Parent Claim that has not been fully resolved and paid to the satisfaction of the applicable Parent Indemnified Party from the Indemnity Escrow Amount prior to the end of the General Survival Period (each a “Surviving Claim”) shall be aggregated (the “Estimated Unresolved Claims Amount”). The Parent and the Stockholders’ Agent shall use commercially reasonable efforts to resolve any Surviving Claims in a reasonable time period. The Stockholders’ Agent and Parent shall use their reasonable best efforts, for a period of up to thirty (30) days (or such longer period as to which they shall mutually agree) (the “Resolution Period”) following the termination of the General Survival Period, to agree on an amount for the Estimated Unresolved Claims Amount which shall be an amount sufficient to pay all past, present and estimated future Adverse Consequences relating to all Surviving Claims. If three (3) Business Days remain prior to the termination of the Resolution Period and the Parent and the Stockholders’ Agent have failed to agree on the amount of the Estimated Unresolved Claims Amount, then Parent or Parent Indemnified Party shall provide written notice of its Parent Demand Amount to Stockholders’ Agent on or before two (2) Business Days prior to the termination of the Resolution Period. If the Parent and the Stockholders’ Agent agree on the amount of the Estimated Unresolved Claims Amount during such Resolution Period, then the Parent and the Stockholders’ Agent shall calculate the amount of the Continuing Indemnity Escrow. Otherwise, the Parent and the Stockholders’ Agent shall follow the procedures set forth in Section 1.8.2.3. If the Continuing Indemnity Escrow is less than the Adjusted Indemnity Escrow Amount, then the Parent and the Stockholders’ Agent shall promptly provide joint written directions to the Escrow Agent to disburse (and the intended recipients shall be entitled to demand from the Escrow Agent and receive) such difference between the Continuing Indemnity Escrow and the Adjusted Indemnity Escrow Amount in accordance with the Agreed Escrow Distribution Methodology. If the Continuing Indemnity Escrow is more than the Adjusted Indemnity Escrow Amount, there shall be no disbursements from the Indemnity Escrow Amount at that time.

1.8.2.3 Accountant Determination of Estimated Unresolved Claims Amount. If the Parent and the Stockholders’ Agent fail to agree on the Estimated Unresolved Claims Amount prior to the termination of the Resolution Period, then the amount of the Continuing Indemnity Escrow shall be tentatively calculated based on an assumption that the Estimated Unresolved Claims Amount is equal to the Parent Demand Amount. If such tentatively calculated Continuing Indemnity Escrow is less than the Adjusted Indemnity Escrow

Amount, then the Parent and the Stockholders’ Agent shall promptly provide joint written directions to the Escrow Agent to disburse (and the intended recipients shall be entitled to demand from the Escrow Agent and receive) such difference between the tentatively calculated Continuing Indemnity Escrow and the Adjusted Indemnity Escrow Amount in accordance with the Agreed Escrow Distribution Methodology. If the Continuing Indemnity Escrow is more than the Adjusted Indemnity Escrow Amount, there shall be no disbursements from the Indemnity Escrow Amount at that time.

The Parent and the Stockholders’ Agent shall thereafter promptly submit the estimation of the Estimated Unresolved Claims Amount to the Accounting Firm for final resolution based on the Accounting Firm’s estimate of the amount which will be sufficient to pay all past and present and estimated future Adverse Consequences relating to all Surviving Claims. The fees and expenses of the Accounting Firm in connection with its duties under this Section 1.8 shall be paid one-half (1/2) by Parent and one-half (1/2) from the Estimated Unresolved Claims Amount and the amount to be paid from the Estimated Unresolved Claims Amount shall also be considered a Surviving Claim and referred to hereafter as the “Accountant Surviving Claim.” The amount for the Estimated Unresolved Claims Amount shall be increased by the Accountant Surviving Claim. Once the Accounting Firm has estimated the Estimated Unresolved Claims Amount, then the Parent and the Stockholders’ Agent shall calculate an amount equal to (i) the Parent Demand Amount minus (ii) the Accounting Firm’s estimate of the Estimated Unresolved Claims Amount (the “Adjustment Amount”). If the Adjustment Amount is positive, then the Parent and the Stockholders’ Agent shall promptly provide joint written directions to the Escrow Agent to disburse (and the intended recipients shall be entitled to demand from the Escrow Agent and receive) the Adjustment Amount in accordance with the Agreed Escrow Distribution Methodology. If the Adjustment Amount is negative, there shall be no additional disbursements from the Indemnity Escrow Amount at that time.

1.8.3 Stockholders Shall Not Contribute Additional Funds Following General Survival Period. The Stockholders shall not be obligated to contribute additional funds upon termination of the General Survival Period to increase the amount of the Indemnity Escrow Amount in the event the amount of the Continuing Indemnity Escrow is greater than the Adjusted Indemnity Escrow Amount; provided, however, while the Stockholders are not obligated to increase the Indemnity Escrow Amount, the provisions of this sentence shall not impair the right or access of any Parent Indemnified Party to any other remedy, including specific performance and damages, against any one or more Stockholders in connection with any Parent Limitation Exceptions.

1.8.4 Indemnity Escrow Amount Following Tax and German Environmental Issue Survival Period. In order to avoid holding unnecessary funds in escrow, the Parent and the Stockholders’ Agent have agreed that after the Tax and German Environmental Issue Survival Period, the Indemnity Escrow Amount need not be greater than the Final Continuing Indemnity Escrow (as defined in Section 1.8.4.2 but determined in accordance with Sections 1.8.4.1, 1.8.4.2 or 1.8.4.3, as appropriate).

1.8.4.1 Final Continuing Indemnity Escrow Equals Zero. If the Escrow Agent and Stockholders’ Agent have not been sent notice (as referenced in Section 7.1) of one or more Parent Claims from the Effective Time through the termination of the Tax and German Environmental Issue Survival Period, or if a Parent Indemnified Party has provided one or more of such notices and such Parent Claims have been fully resolved and paid to the satisfaction of the applicable Parent Indemnified Party, then the Final Continuing Indemnity Escrow shall be deemed to equal zero. The Parent and the Stockholders’ Agent shall promptly provide joint written directions to the Escrow Agent to disburse (and the intended recipients shall be entitled to demand from the Escrow Agent and receive) the remaining Adjusted Indemnity Escrow Amount in accordance with the Agreed Escrow Distribution Methodology.

1.8.4.2 Determining Final Continuing Indemnity Escrow During Resolution Period. If the Final Continuing Indemnity Escrow has not been deemed to equal zero pursuant to Section 1.8.4.1, then the aggregate amount of the past, present and estimated future Adverse Consequences from each and every timely asserted Parent Claim (including each and every unpaid Surviving Claim) that has not been fully resolved and paid to the satisfaction of the applicable Parent Indemnified Party from the Indemnity Escrow Amount prior to the end of the Tax and German Environmental Issue Survival Period (each a “Continuing Surviving Claim”) shall be aggregated (the “Final Continuing Indemnity Escrow”). The Parent and the Stockholders’ Agent shall use commercially reasonable efforts to resolve any Continuing Surviving Claims in a reasonable time period. The Stockholders’ Agent and Parent shall use their reasonable best efforts during the Resolution Period following the termination of the Tax and German Environmental Survival Period, to agree on an amount for the Final Continuing Indemnity Escrow which shall be an amount sufficient to pay all past, present and estimated future Adverse Consequences relating to all Continuing Surviving Claims. If three (3) Business Days remain prior to the termination of such Resolution Period and the Parent and the Stockholders’ Agent have failed to agree on the amount of the Final Continuing Indemnity Escrow, then Parent or Parent Indemnified Party shall provide written notice of its Parent Demand Amount to Stockholders’ Agent on or before two (2) Business Days prior to the termination of such Resolution Period. If the Parent and the Stockholders’ Agent fail to agree on the Final Continuing Indemnity Escrow during such Resolution Period, then the Parent and the Stockholders’ Agent shall follow the procedures set forth in Section 1.8.4.3. Otherwise, if the Final Continuing Indemnity Escrow is less than the Adjusted Indemnity Escrow Amount, the Parent and the Stockholders’ Agent shall promptly provide joint written directions to the Escrow Agent to disburse (and the intended recipients shall be entitled to demand from the Escrow Agent and receive) such difference between the Final Continuing Indemnity Escrow and the Adjusted Indemnity Escrow Amount in accordance with the Agreed Escrow Distribution Methodology. If the Final Continuing Indemnity Escrow is more than the Adjusted Indemnity Escrow Amount, there shall be no disbursements from the Indemnity Escrow Amount at that time.

1.8.4.3 Accountant Determination of Final Continuing Indemnity Escrow. If the Parent and the Stockholders’ Agent fail to agree on the Final Continuing Indemnity Escrow prior to the termination of the Resolution Period following the termination of the Tax and German Environmental Survival Period, then the Final Continuing Indemnity Escrow shall be tentatively assumed to be equal to the Parent Demand Amount. If such tentatively assumed Final Continuing Indemnity Escrow is less than the Adjusted Indemnity Escrow Amount, then the Parent and the Stockholders’ Agent shall promptly provide joint written directions to the Escrow Agent to disburse (and the intended recipients shall be entitled to demand from the Escrow Agent and receive) such difference between the tentatively assumed Final Continuing Indemnity Escrow and the Adjusted Indemnity Escrow Amount in accordance with the Agreed Escrow Distribution Methodology. If the tentatively assumed Final Continuing Indemnity Escrow is more than the Adjusted Indemnity Escrow Amount, there shall be no disbursements from the Indemnity Escrow Amount at that time.

The Parent and the Stockholders’ Agent shall thereafter promptly submit the estimation of the Final Continuing Indemnity Escrow to the Accounting Firm for final resolution based on the Accounting Firm’s estimate of the amount which will be sufficient to pay all past and present and estimated future Adverse Consequences relating to all Continuing Surviving Claims. The fees and expenses of the Accounting Firm in connection with its duties under this Section 1.8 shall be paid one-half (1/2) by Parent and one-half (1/2) from the Final Continuing Indemnity Escrow and the amount to be paid from the Final Continuing Indemnity Escrow shall also be considered a Continuing Surviving Claim and referred to hereafter as the “Accountant Continuing Surviving Claim.” Thus, the amount for the Final Continuing Indemnity Escrow shall be increased by the Accountant Continuing Surviving Claim. Once the Accounting Firm has estimated the Final Continuing Indemnity Escrow, then the Parent and the Stockholders’ Agent shall calculate an amount equal to (i) the Parent Demand Amount minus (ii) the Accounting Firm’s estimate of the Final Continuing Indemnity Escrow (the “Final Adjustment Amount”). If the Final Adjustment Amount is positive, then the Parent and the Stockholders’ Agent shall promptly provide joint written directions to the Escrow Agent to disburse (and the intended recipients shall be entitled to demand from the Escrow Agent and receive) the Final Adjustment Amount in accordance with the Agreed Escrow Distribution Methodology. If the Final Adjustment Amount is negative, there shall be no additional disbursements from the Indemnity Escrow Amount at that time.

1.8.5 Stockholders Shall Not Contribute Additional Funds Following Tax and German Environmental Survival Period. The Stockholders shall not be obligated to contribute additional funds upon termination of the Tax and German Environmental Survival Period to increase the amount of the Indemnity Escrow Amount in the event the amount of the Final Continuing Indemnity Escrow is greater than the Adjusted Indemnity Escrow Amount; provided, however, while the Stockholders are not obligated to increase the Indemnity Escrow Amount, the provisions of this sentence shall not impair the right or access of any Parent Indemnified Party to any other remedy, including specific performance and damages, against any one or more Stockholders in connection with any Parent Limitation Exceptions.

1.8.6 Final Release from Indemnity Escrow Amount. Following the resolution of all Continuing Surviving Claims and payments from the Indemnity Escrow Amount (in accordance with this Agreement and the Escrow Agreement) of Adverse Consequences suffered through the final resolution of all Continuing Surviving Claims by the applicable Parent Indemnified Party for which such Parent Indemnified Party is then entitled to indemnification, the Parent and the Stockholders’ Agent shall promptly provide joint written directions to the Escrow Agent to disburse (and the intended recipient shall be entitled to demand from the Escrow Agent and receive) the remaining Adjusted Indemnity Escrow Amount in accordance with the Agreed Escrow Distribution Methodology.

1.8.7 Payments to Non-Claiming Holders.

1.8.7.1 If a Non-Claiming Holder duly surrenders his, her or its duly negotiated Certificate(s) and duly tenders his, her or its duly executed Letter(s) of Transmittal (with such modifications, if any, made in accordance with Section 1.4.6.3) in accordance with Section 1.4.6 following the Parent’s receipt of any disbursements from the Indemnity Escrow Amount made in accordance with the Agreed Distribution Methodology, then the Surviving Company will cause to be paid to any such Non-Claiming Holder (subject to Sections 1.4.6.8 and 1.8.7.2) an amount equal to the amount (without interest and reduced for any amounts required to be withheld under the Code with respect to the making of such payment) such Non-Claiming Holder would have otherwise received but did not receive as a result of being a Non-Claiming Holder.

1.8.7.2 Notwithstanding the provisions of Section 1.8.7.1 or any other provision of this Agreement, neither Parent, nor any Affiliate of Parent, nor the Surviving Company shall be liable to any Non-Claiming Holder for any disbursements Parent received from the Indemnity Escrow Amount made in accordance with the Agreed Distribution Methodology and paid (or for any other amount paid) to a public official pursuant to applicable abandoned property, escheat or similar laws.

1.8.8 No Other Obligation to Pay Indemnity Escrow Amount. Neither Parent nor any Affiliate of Parent, nor the Surviving Company will have any obligations to pay any amounts to the Stockholders with respect to the Indemnity Escrow Amount beyond the amounts expressly provided for above in Section 1.8.

1.9 Post-Closing Adjustment to Working Capital.

1.9.1 Working Capital Adjustment. No later than one hundred twenty (120) days after the Effective Time, Parent shall cause to be prepared and delivered to Stockholders’ Agent a statement (the “Post-Closing Statement”) setting forth the calculation of JJI’s Working Capital as of the Effective Time.

1.9.2 Post-Closing Statement.

1.9.2.1 The Post-Closing Statement shall be prepared in good faith in a manner consistent with the methodology for calculating working capital as reflected on Exhibit D. The Stockholders’ Agent shall cooperate in all reasonable respects with Parent (and its representatives).

1.9.2.2 The Stockholders’ Agent shall have twenty (20) days after the receipt of the Post-Closing Statement (the “Review Period”) to review the information and calculations provided therein. During the Review Period and the period any dispute is pending pursuant to Section 1.9.3, Parent shall afford the Stockholders’ Agent (and its representatives) reasonable access to all books and records and all financial and accounting personnel used to prepare the Post-Closing Statement under control of or in the possession of Parent or the Surviving Company.

1.9.3 Disputes. The Stockholders’ Agent may dispute the calculation of the Working Capital contained in the Post-Closing Statement by providing written notice to Parent of such dispute within the Review Period, setting forth in detail the particulars of such dispute, including the Stockholders’ Agent’s calculation of Working Capital based on the methodology in Exhibit D (a “Dispute Notice”). In the event that the Stockholders’ Agent does not deliver a Dispute Notice within the Review Period, then the Working Capital set forth in the Post-Closing Statement shall be deemed final and binding on the parties. In the event a Dispute Notice is timely provided, Parent and the Stockholders’ Agent shall use their reasonable best efforts for a period not to exceed thirty (30) days (or such longer period as to which they shall mutually agree) to agree on the Working Capital. If, at the end of such period, the Stockholders’ Agent and Parent have not agreed on a final and binding Working Capital calculation, the determination of the Working Capital shall be made by the Accounting Firm. The Parent shall utilize commercially reasonable efforts to cause the Accounting Firm to make such determination within sixty (60) days of the end of such period. The Accounting Firm’s determination of Working Capital shall be based on the methodology set forth in Exhibit D. The Working Capital determination made by the Accounting Firm shall be final and binding upon the parties. All fees and disbursements of the Accounting Firm shall be paid one-half (1/2) by Parent and one-half (1/2) as a deduction from the Working Capital Escrow Amount. The determination of the Accounting Firm shall be reflected in a written report which shall be delivered promptly by the Accounting Firm to the Stockholders’ Agent and Parent. The Working Capital which is deemed final and binding on the parties, whether by expiration of the Review Period without a Dispute Notice, by mutual agreement of the parties, or by determination of the Accounting Firm, shall be called the “Final Working Capital”. The date on which the Final Working Capital is determined, whether by expiration of the Review Period without a Dispute Notice, by mutual agreement of the parties, or by determination of the Accounting Firm, shall be called the “Determination Date”.

1.9.4 Payment of Working Capital Adjustment.

1.9.4.1 Increase of Merger Consideration and Related Payment. If the Final Working Capital is greater than the Estimated Working Capital, the Merger Consideration shall be increased by an amount equal to such excess unless the amount of such excess exceeds the Initial Working Capital Escrow Amount in which case the Merger Consideration shall be increased only by an amount equal to the Initial Working Capital Escrow Amount (the amount of such increase is the “Working Capital Excess”). Parent shall cause the Working Capital Excess to be paid promptly to the Escrow Agent following the Determination Date for deposit into the escrow account designated for the Working Capital Escrow Amount. If there is a Working

Capital Excess, the Parent and the Stockholders’ Agent shall promptly direct the Escrow Agent to disburse (and the intended recipient shall be entitled to demand from the Escrow Agent and receive) the full amount of the Working Capital Escrow Amount (after any required deduction for fees and disbursements of the Accounting Firm in accordance with Section 1.9.3) in accordance with the Agreed Escrow Distribution Methodology.

The Working Capital Excess payable from the Working Capital Escrow Amount shall be the sole source of payment for holders of Merger Consideration Rights for any increase in Merger Consideration relating to the Final Working Capital.

1.9.4.2 Decrease of Merger Consideration and Related Payment. If the Final Working Capital is less than the Estimated Working Capital, the Merger Consideration shall be decreased by an amount equal to such shortfall unless such shortfall exceeds the Initial Working Capital Escrow Amount in which case the Merger Consideration shall be decreased only by an amount equal to the Initial Working Capital Escrow Amount (the amount of such decrease is the “Working Capital Shortfall”). If there is a Working Capital Shortfall, the Parent and the Stockholders’ Agent shall direct the Escrow Agent to disburse (and the intended recipient shall be entitled to demand from the Escrow Agent and receive) the Working Capital Escrow Amount (after any required deduction for fees and disbursements of the Accounting Firm in accordance with Section 1.9.3) as follows:

1.9.4.2.1 No Working Capital Payment to Stockholders. If the Working Capital Shortfall is equal to or greater than the Working Capital Escrow Amount (after any required deduction for fees and disbursements of the Accounting Firm in accordance with Section 1.9.3), then the holders of Merger Consideration Rights shall not receive any disbursement from the Working Capital Escrow Amount. The Parent shall be entitled to receive from the Escrow Agent, by wire transfer, the full amount of the Working Capital Escrow Amount. The Working Capital Escrow Amount shall be the sole source of payment for any Working Capital Shortfall.

1.9.4.2.2 Working Capital Payment to Stockholders. If the Working Capital Shortfall is less than the Working Capital Escrow Amount (after any required deduction for fees and disbursements of the Accounting Firm in accordance with Section 1.9.3) then Parent shall be entitled to receive from the Escrow Agent, by wire transfer, the Working Capital Shortfall. The Escrow Agent shall disburse the remaining balance of the Working Capital Escrow Amount (after any required deduction for fees and disbursements of the Accounting Firm in accordance with Section 1.9.3) in accordance with the Agreed Escrow Distribution Methodology.

1.9.4.3 No Change in Merger Consideration. If the Final Working Capital is equal to the Estimated Working Capital, the Merger Consideration shall not be adjusted. The Parent and the Stockholders’ Agent shall direct the Escrow Agent to disburse (and the intended recipient shall be entitled to demand from the Escrow Agent and receive) the full amount of the

Working Capital Escrow Amount in accordance with the Agreed Escrow Distribution Methodology.

1.9.4.4 Payments to Non-Claiming Holders.

1.9.4.4.1 If a Non-Claiming Holder surrenders his, her or its Certificate(s) and duly tenders his, her or its duly executed Letter(s) of Transmittal (with such modifications, if any, made in accordance with Section 1.4.6.3) in accordance with Section 1.4.6 following the Parent’s receipt of any disbursements from the Working Capital Escrow Amount made in accordance with the Agreed Distribution Methodology, then the Surviving Company will cause to be paid to any such Non-Claiming Holder (subject to Sections 1.4.6.8 and 1.8.7.2) an amount equal to the amount (without interest and reduced for any amounts required to be withheld under the Code with respect to the making of such payment) such Non-Claiming Holder would have otherwise received but did not receive as a result of being a Non-Claiming Holder.
1.9.4.4.2 Notwithstanding the provisions of Sections 1.9.4.4.1, neither Parent, nor any Affiliate of Parent, nor the Surviving Company shall be liable to any Non-Claiming Holder for any disbursements Parent received from the Working Capital Escrow Amount made in accordance with the Agreed Distribution Methodology and paid (or for any other amount paid) to a public official pursuant to applicable abandoned property, escheat or similar laws.

1.9.4.5 No Other Obligation to Pay Working Capital Escrow Amount. Neither Parent nor any Affiliate of Parent, nor the Surviving Company will have any obligations to pay any amounts to the Stockholders with respect to the Working Capital Escrow Amount beyond the amounts expressly provided for above in Section 1.9.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF JJI

JJI hereby represents and warrants to the Parent and Merger Sub, both as of the date of execution of this Agreement and as of the Effective Time (except when a different date or dates is expressly provided, in which event the representation or warranty will be as of that date or dates), as follows:

2.1 Organization, Powers, Good Standing and Capitalization.

2.1.1 Organization, Powers and Good Standing. JJI is duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to do business in all states where such qualification is required except where failure to be so qualified would not have a Material Adverse Effect or expose JJI to Adverse Consequences in excess of $50,000 in the aggregate. The jurisdiction of organization of JJI and each of its Subsidiaries and all jurisdictions in which JJI or any Subsidiary of JJI is qualified to do business are set forth on Schedule 2.1.1. JJI, the German Parent, Hoffmeister and each other Subsidiary of JJI has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, and in the case of JJI to enter into this Agreement and each Transaction Document to which it is a party. Each Subsidiary of JJI, including the German Parent and Hoffmeister, is a duly organized and validly existing corporation or legal entity in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of formation. JJI, the German Parent, Hoffmeister and each other Subsidiary of JJI is duly qualified and in good standing (with respect to jurisdictions that recognize such concept) as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which such qualification is required except where failure to be so qualified would not have a Material Adverse Effect or expose JJI and its Subsidiaries collectively to Adverse Consequences in excess of $50,000 in the aggregate. JJI and its Subsidiaries, including the German Parent and Hoffmeister, have heretofore made available to Parent’s Representatives accurate and complete copies of its Governing Documents, none of which have been modified or added to since November 1, 2005. All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of JJI’s Subsidiaries, including the German Parent and Hoffmeister, are beneficially owned, directly or indirectly, exclusively by JJI.

2.1.2 Capitalization.

2.1.2.1 As of the date of this Agreement, the Closing Date and immediately prior to the Effective Time:

2.1.2.1.1 the authorized JJI Stock and Class B Common Stock Warrants and the capitalization of each of its Subsidiaries is as set forth on Schedule 2.1.2;

2.1.2.1.2 all issued and outstanding JJI Stock and the capital stock of each of its Subsidiaries is duly authorized and validly issued, fully paid, nonassessable, and free and clear of all Liens except for Liens which will be terminated upon payment of the Senior Debt Payments in accordance with Section 1.7.1.1;

2.1.2.1.3 the identity of the holders of JJI Stock and Class B Common Stock Warrants and the percentage of their fully-diluted ownership of the JJI Stock is set forth on Schedule 2.1.2;

2.1.2.1.4 no JJI Stock, nor any capital stock of any of its Subsidiaries, other than as described above, is issued and outstanding;

2.1.2.1.5 except as provided in Schedule 2.1.2, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from JJI or any of its Subsidiaries of any capital stock or other equity interest; and

2.1.2.1.6 the accrued and unpaid dividends with respect to JJI Stock (none of which dividends have been declared or are or will be payable) are set forth on Schedule 2.1.2; and

2.1.2.1.7 there are no declared and unpaid dividends with respect to JJI Stock.

2.1.2.2 Assuming (i) the Surviving Company files the Certificate of Merger, (ii) the Merger and the Merger Agreement have been duly and validly authorized by Parent, Merger Sub and the parent of Merger Sub, (iii) that the parent of Merger Sub is an Affiliate of Parent and (iv) that the parent of Merger Sub is the sole shareholder of the Merger Sub immediately prior to the Effective Time, then at the Effective Time no Person other than the parent of Merger Sub shall have any right in or to any capital stock (or any other equity interest) of JJI. No Person other than JJI (or in the case of Hoffmeister, the German Parent which is a Subsidiary of JJI) has any right in or to any capital stock (or any other equity interest) of any of JJI’s Subsidiaries. There shall be no Options or Warrants outstanding immediately prior to the Effective Time.

2.2 Authorization; Binding Obligation.

2.2.1 The execution, delivery and performance of this Agreement by JJI and the consummation of the Transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement, except for the affirmative vote or written consent in favor of the Merger of the holders of a majority of the JJI Stock entitled to vote. This Agreement and the Transactions have been approved by JJI’s board of directors and by the holders of over 87% of the shares of JJI entitled to vote on such matters.

2.2.2 This Agreement is, and the other Transaction Documents when executed and delivered will be, the legally valid and binding obligations of JJI and Stockholder’s Agent, each enforceable against JJI and Stockholders’ Agent in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting creditors’ rights generally and the effects of general principles of equity.

2.2.3 Immediately prior to and at the Effective Time, this Agreement and each of the Transactions will have been duly and irrevocably authorized in such a manner that no additional authorization of the stockholders of JJI or any of the Stockholders is required for this Agreement and the Transactions to be fully effective.

2.3 No Material Adverse Effect. Except as set forth in Schedule 2.3, since December 31, 2005,

               2.3.1 Neither JJI or any of its Subsidiaries has conducted its business or engaged in any transaction other than in the ordinary course of its business and in substantially the same manner as previously conducted, and

2.3.2 Except for the matters set forth in the immediately following sentence, there have been no events or changes in the business, results of operations, assets, financial condition, facts or circumstances affecting JJI or any of its Subsidiaries which individually or in the aggregate have had or could reasonably be expected to have a Material Adverse Effect. None of the following, either alone or in combination, shall be taken into account in determining whether the representation in the immediately preceding sentence is accurate: (i) any failure by JJI to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; or (ii) any adverse change, effect, event, occurrence, state of facts or development attributable to, resulting from, or relating to (A) the announcement or pendency of the transactions contemplated by this Agreement; (B) conditions affecting the industry in which JJI participates, the U.S. economy as a whole or the capital markets in general or the markets in which JJI operates which do not disproportionately affect JJI; (C) compliance with the terms of, or the taking of any action required by, this Agreement; (D) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof; (E) actions required to be taken after the Closing under applicable laws, rules, regulations, contracts or agreements; or (F) acts of terrorism or military action or the threat thereof which do not disproportionately affect JJI.

2.4 No Conflict. Subject to any filings and approvals required under the Merger Filing Laws, the execution and delivery and performance of this Agreement by JJI and the consummation of the Transactions contemplated hereby do not and will not

2.4.1 violate or conflict with any Laws, or

2.4.2 violate, conflict with, result in a Breach of, or constitute a default (with due notice or lapse of time or both) under any Governing Documents of JJI or any of its Subsidiaries.

2.5 Financial Statements. The financial statements described in Sections 2.5.1 and 2.5.2 and to be delivered pursuant to Section 4.17 (the “Financial Statements”) concerning JJI and its Subsidiaries have been prepared in accordance with GAAP and sound business practices (including the maintenance of an adequate system of internal controls taking into account that JJI currently is not a public company subject to the Sarbanes-Oxley Act). The Financial Statements referenced in Section 2.5.1 fairly present the financial condition and the results of operations, changes in Stockholders’ equity and cash flows of JJI, on a consolidated basis, as of the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP. The Financial Statements described in Section 2.5.2 fairly present (and the Financial Statements delivered pursuant to Section 4.17 will fairly present) the financial condition and the results of operations, changes in Stockholders’ equity and cash flows of JJI, on a consolidated basis, as of the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP except as set forth in Schedule 2.5. The Financial

Statements referred to in this Section 2.5 and delivered pursuant to Section 4.17 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Statements. The Financial Statements include:

2.5.1 the consolidated balance sheets at December 31, 2005 and 2004 and the related statements of income and cash flow of JJI and its Subsidiaries, for the years then ended, audited by Deloitte & Touche LLP; and

2.5.2 the consolidated balance sheets at the end of March 31, 2006 and the related statements of income and cash flow of JJI and its Subsidiaries for the period then ended.

2.6 Investment Bankers. Except as set forth on Schedule 2.6, neither JJI nor its Subsidiaries have incurred any liability, contingent or otherwise, for any investment banking fee, commission or financial advisory fee in connection with the Transactions contemplated by this Agreement.

2.7 Compliance with Laws. Except for matters which would not have a Material Adverse Effect, (i) JJI represents and warrants that it is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable Laws and (ii) there is no basis for the assertion of any claim for any violation of applicable Law against JJI or any of its Subsidiaries. No representation or warranty is given under this Section 2.7 with respect to Environmental Laws, ERISA or Laws relating exclusively to Taxes.

2.8 Intellectual Property.

2.8.1 List of Material Contracts Relating to Intellectual Property and Certain Other Intellectual Property Matters. Schedule 2.8.1 contains a complete and accurate list of all licenses and material contracts to which JJI and each of its Subsidiaries is a party that relate to any of the Intellectual Property used by JJI or any Subsidiary of JJI in any business. To JJI’s Knowledge, there are no outstanding or threatened disputes with respect to any such license or contract. Except as otherwise noted on Schedules 2.8.1, 2.8.2, 2.8.3 and 2.8.4, JJI or its Subsidiaries is the owner of all right, title and interest in and to the Intellectual Property listed on such Schedules free and clear of all Liens, and has the right to use, without payment to a third party, all of such listed Intellectual Property. To JJI’s Knowledge, the Intellectual Property listed on Schedules 2.8.2, 2.8.3 and 2.8.4 and the Intellectual Property that is the subject of the contracts and licenses listed on Schedule 2.8.1 include all of the Intellectual Property necessary for or used in the operation of the businesses of JJI and its Subsidiaries as such businesses are currently operated or have been operated at any time on or after January 1, 2004.

2.8.2 Patents. Schedule 2.8.2 contains a complete and accurate list of all issued Patents which are still in effect and owned or now used by JJI or any of its Subsidiaries and all pending Patent applications (including petty patents and industrial design registrations) of JJI and its Subsidiaries.

2.8.2.1 Except as set forth on Schedule 2.8.2.1, all of the issued Patents listed on Schedule 2.8.2 are currently in compliance with all formal legal requirements (including, if applicable, payment of filing, examination and maintenance fees and proofs of working or use), are, to the Knowledge of JJI, valid and enforceable, list JJI or a Subsidiary of JJI as the sole current owner in the records of the Appropriate Governmental Authority and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Effective Time.

2.8.2.2 Except for matters which would not have a Material Adverse Effect, no Patent listed on Schedule 2.8.2 has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To JJI’s Knowledge, there is no potentially interfering patent or patent application of any third party.

2.8.2.3 To JJI’s Knowledge, except as set forth on Schedule 2.8.2, no Patent listed on Schedule 2.8.2 is infringed or has been challenged or threatened in any way, except where the infringement, challenge or threat would not have a Material Adverse Effect. None of the products manufactured or sold, nor any process used, by JJI or its Subsidiaries infringes or, to JJI’s Knowledge, is alleged to infringe any Patent or other proprietary right of any other Person.

2.8.3 Trademarks. Schedule 2.8.3 contains a complete and accurate list of all (i) registered Trademarks currently or at any time since January 1, 2003 owned or used by JJI or any of its Subsidiaries and each office or other location where each of such Trademarks has been registered and (ii) the five most significant unregistered Trademarks for each of the thirteen divisions of JJI and its Subsidiaries.

2.8.3.1 Except as set forth on Schedule 2.8.3.1, all Trademarks listed on Schedule 2.8.3 are owned exclusively by JJI or its Subsidiaries and are currently in compliance with all formal Laws (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and, except as set forth in Schedule 2.8.3, are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Effective Time.

2.8.3.2 Except for matters which would not have a Material Adverse Effect, no Trademark listed on Schedule 2.8.3 has been or is now involved in any opposition, invalidation or cancellation proceeding and, to JJI’s Knowledge, no such action is threatened with respect to any of such Trademarks.

2.8.3.3 To JJI’s Knowledge, except as set forth on Schedule 2.8.3.3, no Trademark listed on Schedule 2.8.3 is infringed or has been challenged or threatened in any way, except where the infringement, challenge or threat would not have a Material Adverse Effect. None of the Trademarks listed on Schedule 2.8.3, to JJI’s Knowledge, is alleged to infringe any trade name, trademark or service mark of any other Person.

2.8.4 Copyrights. Schedule 2.8.4 contains a complete and accurate list of all registered Copyrights owned or used by JJI or any of its Subsidiaries.

2.8.4.1 All of the registered Copyrights are currently in compliance with formal legal requirements, list JJI or a Subsidiary of JJI as the sole current owner in the records of the appropriate Governmental Authority, are valid and enforceable, and, except as set forth on Schedule 2.8.4.1, are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Effective Time.

2.8.4.2 To JJI’s Knowledge, no Copyright listed on Schedule 2.8.4.2 is infringed or has been challenged or threatened in any way, except where the infringement, challenge or threat would not result in a Material Adverse Effect. None of the subject matter of any of the Copyrights used in JJI’s or its Subsidiaries’ business infringes or, to JJI’s Knowledge, is alleged to infringe any Copyright of any third party or is a derivative work based upon the work of any other Person.

2.8.5 Trade Secrets. Except as set forth on Schedule 2.8.5, (i) no Trade Secret of JJI or any Subsidiary of JJI has been disclosed or authorized to be disclosed to any third party other than pursuant to written non-disclosure agreements for the benefit of JJI, and, to the Knowledge of JJI, no employee or third party is in Breach or default of any such agreement and (ii) JJI and each of its Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality and value of each of their Trade Secrets.

2.8.6 No Settlements, Restrictions or Third Party Use. Except as set forth on Schedule 2.8.6, there are no settlements, forbearances to sue, consents, judgments, orders or other obligations that do or may: (i) restrict any rights of JJI or any Subsidiary of JJI to use any Owned Intellectual Property or other JJI Intellectual Property, (ii) restrict the conduct of the business of JJI or any Subsidiary of JJI in order to accommodate a third party’s Intellectual Property, or (iii) permit any third party to use any Owned Intellectual Property.

   2.8.7 Employee Contracts. Except as set forth in Schedule 2.8.7, all former employees (who have been an employee of JJI or its Subsidiaries at any time on or after January 1, 2004) and all current employees of JJI and its Subsidiaries have executed written contracts with JJI or its Subsidiaries that assign to JJI or its Subsidiaries all rights to any inventions, improvements, discoveries or information relating to the business of JJI or its Subsidiaries. No employee of JJI or any of its Subsidiaries has entered into any Contractual Obligation that restricts or limits in any way the scope or type of work in which the employee may be engaged, requires the employee to transfer, assign, or disclose information concerning his work to anyone other than JJI or its Subsidiaries, or limits the ability of any such employee to assign to JJI, its Subsidiaries or any other Person any rights to any invention, improvement or discovery.

2.8.8 Impact of Agreement. The execution of this Agreement and the consummation of the Transaction will not result in the loss or impairment of any of JJI’s rights in or to any Owned Intellectual Property or any other JJI Intellectual Property.

2.9 Employee Matters.

2.9.1 Schedule 2.9.1:

2.9.1.1 contains a complete and accurate list of the following information for each employee, director, independent contractor and consultant of JJI and its Subsidiaries, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; current compensation paid or payable and any change of 5% or more in compensation since December 31, 2005; sick and vacation leave that is accrued but unused; 2005 MIC bonuses, estimated 2006 MIC bonuses and any other partially or fully accrued bonuses; health insurance options; and service credited for purposes of vesting and eligibility to participate under any Plan, or any other employee or director benefit plan;

2.9.1.2 contains a complete and accurate list of the following information for each retired employee or director of JJI and its Subsidiaries, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits;

2.9.1.3 states the number of employees terminated by JJI and its Subsidiaries since December 31, 2004, and contains a complete and accurate list of the following information for each such employee of JJI and its Subsidiaries who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by JJI and its Subsidiaries: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.

2.9.2 JJI and its Subsidiaries have not violated the Worker Adjustment and Retraining Notification Act or any similar foreign, state or local Law.

2.9.3 To the Knowledge of JJI, no former or current employee, officer, director, agent, consultant or contractor of JJI or any of its Subsidiaries is a party to, or is or has been otherwise bound by, any Contractual Obligation that in any way adversely affected, affects, or will affect the ability of JJI or its Subsidiaries or Parent to conduct the business as heretofore carried on by JJI and its Subsidiaries.

2.9.4 Except as set forth on Schedule 2.9.4,

2.9.4.1 neither JJI nor any Subsidiary of JJI nor any of the respective employees of any of them is subject to any collective bargaining agreement,

2.9.4.2 no petition for certification or union election is pending with respect to the employees of JJI or any of its Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of JJI or any of its Subsidiaries in the last five (5) years,

2.9.4.3 there are no strikes, slowdowns, work stoppages or material controversies pending or, to the Knowledge of JJI, threatened between JJI or any of its Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business,

2.9.4.4 hours worked by and payment made to employees of JJI comply with the Fair Labor Standards Act and each other federal, state, provincial, local or foreign Law applicable to such matters; and

2.9.4.5 neither JJI nor any Subsidiary of JJI is party to any employment contracts.

2.9.5 Upon payment of the amount established in connection with Section 1.7.1.1.9, neither the Surviving Company nor any Subsidiary of the Surviving Company (other than Hoffmeister) will have any obligation to pay severance benefits except the standard severance benefits provided by Parent’s Affiliates.

2.10 Litigation; Adverse Facts. Except as set forth on Schedule 2.10, there are no judgments, orders, writs, injunctions or decrees outstanding against JJI or any Subsidiary of JJI or affecting any property of JJI or any of its Subsidiaries as of the Effective Time, nor is there any Litigation pending, or to the Knowledge of JJI threatened, against JJI or any of its Subsidiaries or their respective officers, directors, or employees in their capacities as such. To JJI’s Knowledge, there are no facts that would reasonably be expected to give rise to Litigation that, individually or in the aggregate, has had or, if adversely determined, would reasonably be expected to result in any Material Adverse Effect, taken as a whole, or materially impair the ability of JJI to consummate the Merger or other Transactions contemplated hereby.

2.11 Ownership of Property and Assets; Liens.

2.11.1 The real estate (“Real Estate”) listed in Schedule 2.11 constitutes all of the real property owned, leased, subleased, or used by JJI or any of its Subsidiaries. Schedule 2.11 further describes any Real Estate with respect to which JJI or any of its Subsidiaries is a lessor or sublessor. A true and complete copy of each lease has heretofore been made available to Parent. Use of the Real Estate for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications.

2.11.2 All Improvements on the Owned Real Estate are (i) in compliance with all applicable Laws, including those pertaining to zoning, building and the disabled, (ii) in good repair and in good condition, ordinary wear and tear excepted, and (iii) free from latent and patent defects. No part of any Improvement on the Owned Real Estate encroaches on any real property not included in the Owned Real Estate, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the

Owned Real Estate. The land which is a part of the Owned Real Estate (i) abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such land and comprising a part of the Owned Real Estate, (ii) is supplied with public or quasi-public utilities and other services appropriate for the operations located thereon and (iii) is not located within any flood plain or area subject to wetlands regulation or any similar restriction. There is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Owned Real Estate or that would prevent or hinder the continued use of any Owned Real Estate as heretofore used in the conduct of the business of JJI and its Subsidiaries.

2.11.3 To JJI’s Knowledge, all Improvements on the Leased Real Estate are (i) in compliance with all applicable Laws, including those pertaining to zoning, building and the disabled, (ii) in good repair and in good condition, ordinary wear and tear excepted, and (iii) free from latent and patent defects. To JJI’s Knowledge, no part of any Improvement on the Leased Real Estate encroaches on any real property not included in the Leased Real Estate, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Leased Real Estate. To JJI’s Knowledge, the land which is a part of the Leased Real Estate (i) abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such land and comprising a part of the Leased Real Estate, (ii) is supplied with public or quasi-public utilities and other services appropriate for the operations located thereon and (iii) is not located within any flood plain or area subject to wetlands regulation or any similar restriction. To JJI’s Knowledge, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Leased Real Estate or that would prevent or hinder the continued use of any Leased Real Estate as heretofore used in the conduct of the business of JJI and its Subsidiaries.

2.11.4 Each of JJI or one of its Subsidiaries has, and at the Effective Time will have, good and valid fee simple title to all the Real Estate reflected on Schedule 2.11 except for Real Estate described as leased on Schedule 2.11 and with respect to the Real Estate described as leased on Schedule 2.11, JJI or one of its Subsidiaries has, and at the Effective Time will have, a good and valid leasehold interest in each parcel of such Real Estate.

2.11.5 Except as set forth on Schedule 2.11.5, each of JJI and its Subsidiaries has good title to, or valid leasehold interests in, all personal property (in each case, tangible and intangible) used by JJI or necessary to permit JJI and its Subsidiaries to conduct their businesses as currently conducted. The personal properties (in each case, tangible and intangible), owned or used by JJI and its Subsidiaries are in satisfactory condition and repair for their continued use as they have been used and adequate in all material respects for their current use, subject to reasonable wear and tear.

2.11.6 Except as set forth on Schedule 2.11.6, to the Knowledge of JJI, the buildings, plants and structures (collectively, the “Improvements”) and equipment of JJI and its

Subsidiaries, whether owned or leased by JJI or its Subsidiaries, are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Improvements or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. To the Knowledge of JJI, the Improvements and equipment of JJI and its Subsidiaries are sufficient for the continued use by JJI and its Subsidiaries after the Closing in substantially the same manner as used by JJI and its Subsidiaries prior to the Closing. No portion of JJI’s or any of its Subsidiaries’ Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied.

2.11.7 Except as set forth on Schedule 2.11.7, none of the Real Estate, Improvements, or personal property of JJI or any of its Subsidiaries is subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions that, to the Knowledge of JJI, are reasonably likely to result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances against the Real Estate or personal property of JJI or any of its Subsidiaries. Except as would not have a Material Adverse Effect, each of JJI and each of its Subsidiaries has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect JJI’s and each such Subsidiary’s right, title and interest in and to all such Real Estate and material personal property. Schedule 2.11 also describes any purchase options, rights of first refusal or other similar contractual rights or obligations pertaining to any Real Estate and material personal property. All material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

2.12 Environmental Matters.

2.12.1 Except as set forth in Schedule 2.12 with respect to Germany and except for matters related to the Other Agreed U.S. Environmental Issues, the Omega Chemical Site and the Puente Valley Site:

2.12.1.1 (i) neither JJI nor any Subsidiary has caused or permitted any Release of Hazardous Materials on, at, under, or from any of their Real Estate, and (ii) neither JJI nor any Subsidiary of JJI has any liability for the disposal or contamination of any Hazardous Materials on any third party property;

2.12.1.2 JJI, each of Subsidiary of JJI and the Real Estate are in compliance with all Environmental Laws;

2.12.1.3 JJI and each Subsidiary of JJI has obtained, and is in compliance with, all Environmental Permits required by Environmental Laws for the operation of the Real

Estate and their respective businesses as presently conducted, and all such Environmental Permits are in effect;

2.12.1.4 to the Knowledge of JJI there are no events, occurrences or conditions, including any Releases of Hazardous Materials, which would reasonably be expected to result in any Environmental Liabilities of JJI or any Subsidiary of JJI;

2.12.1.5 there is no Litigation arising under any Environmental Laws or Environmental Permits that (i) seeks damages, penalties, fines, costs or expenses, (ii) could result in injunctive relief against JJI or any of Subsidiary of JJI, or (iii) alleges criminal misconduct by JJI or any Subsidiary of JJI;

2.12.1.6 no written notice has been received by JJI or any Subsidiary of JJI identifying any of them as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and, to the Knowledge of JJI, there are no facts, circumstances or conditions that would reasonably be expected to result in any of JJI or its Subsidiaries being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and

2.12.1.7 JJI has provided to Parent copies of all existing environmental reports, reviews and audits and all material written information pertaining to actual or potential Environmental Liabilities, in each case in possession of JJI or any of its Subsidiaries and relating to any of JJI, any of its Subsidiaries or any of the Real Estate.

2.12.2 With respect to the Other Agreed U.S. Environmental Issues, the Omega Chemical Site and the Puente Valley Site:

2.12.2.1 To JJI’s Knowledge, JJI has provided to Parent copies of all existing environmental reports, reviews and audits and all material written information pertaining to actual or potential Environmental Liabilities, in each case in possession of JJI or any of its Subsidiaries and relating to any of JJI, any of its Subsidiaries or any of the Real Estate.

2.12.2.2 To JJI’s Knowledge, JJI has provided Parent with all such other material information and knowledge as JJI or any of its Subsidiaries may have or know regarding the potential Adverse Consequences to JJI and its Subsidiaries.

2.12.2.3 The amount set forth in Section 1.7.1.2.5 for the Puente Valley Site Estimated Costs is the collective amount that JJI and Yort, Inc. will be required to pay with respect to the Puente Valley Site.

2.13 ERISA.

2.13.1 Schedule 2.13.1 contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and all other employee benefit plans, contracts, agreements, practices, policies or arrangements, written or oral and whether or not subject to ERISA, which JJI or any of its Subsidiaries maintains, contributes to, is a party to or otherwise has or could have any obligation under, with respect to any current or former officer, director, employee and/or independent contractor of JJI or its Subsidiaries, as of the Effective Time (collectively, the “Plans”), including the following plans: all employment, severance, change-in-control and fringe benefit plans; all stock option, stock bonus and stock purchase programs; all retirement income, pension benefit or other retirement plan or benefit; all bonus, profit sharing, gain sharing, deferred compensation, retention bonus, or other similar plans.

2.13.2 Each Plan (and each related trust or insurance contract) complies in form and in operation in all material respects with the applicable requirements of ERISA and the Code. All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Plan. All required Tax filings with respect to each Plan have been made, and any Taxes due in connection with such filings have been paid. All contributions (including all employer contributions and employee salary reduction contributions), premiums and expenses which are due have been paid to or on behalf of each Plan and appropriate accruals have been made for amounts not yet due but accrued. Each Plan that is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) and is intended to be qualified under Section 401(a) of the Code (a “Pension Benefit Plan”), has timely applied for or received a determination letter from the IRS or the prototype sponsor with respect to any prototype plan has timely applied for or received an opinion letter from the IRS to the effect that it meets the requirements of Section 401(a) of the Code and, to JJI’s knowledge, no facts exist that would adversely affect the qualified status of any such Pension Benefit Plan other than the failure to make any required amendments, the time for the adoption of which has not expired. The trusts maintained under such Pension Benefit Plans are exempt from taxation under Section 501(a) of the Code. Neither JJI nor any of its Subsidiaries nor any trustee or any fiduciary of any of the Plans has engaged in any prohibited transaction within the meaning of Sections 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Plans that could result in the imposition of any material liability on such Plan or JJI or for which no exemption exists under Section 408 of ERISA or Section 4975(d) of the Code.

2.13.3 Except as set forth in Schedule 2.13.3, neither JJI nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA. To JJI’s Knowledge, no event or condition exists with respect to a Plan that could subject JJI to Tax under Section 4980B of the Code.

2.13.4 Except as set forth in Schedule 2.13.4, as of the last day of the most recent prior plan year, the market value of assets under each Pension Benefit Plan subject to Title IV of ERISA (a “Defined Benefit Pension Plan”), other than any Multiemployer Plan, equaled or exceeded the present value of benefit liabilities thereunder (determined in accordance with the actuarial valuation assumptions described on Schedule 2.13.4). No Defined Benefit Pension Plan (other than any Multiemployer Plan) has, in the past five years, been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any Defined Benefit Pension Plan (other than any Multiemployer Plan) has been instituted. In the past five years, neither JJI nor any Subsidiary has incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any Defined Benefit Pension Plan that JJI or any Subsidiary maintains or to which JJI or any Subsidiary contributes for the benefit of any current or former employee.

2.13.5 Except as provided in Schedule 2.13.5, (i) no transaction or event has occurred with respect to any Plan which would be reasonably likely to result in a liability which would, individually or in the aggregate, have a Material Adverse Effect; (ii) neither JJI nor its Subsidiaries has any commitment, intention or understanding to create, modify, terminate or adopt any Plan that would result in any additional liability to Parent or its Subsidiaries; and (iii) since the beginning of the current fiscal year of any Plan, no event has occurred and no condition or circumstance has existed which would be reasonably likely to result in a material increase in the benefits under or the expense of maintaining such Plan maintained by JJI and/or its Subsidiaries from the level of benefits or expenses incurred for the most recently completed fiscal year of such Plan.

2.13.6 At all times on and after the effective date of ERISA, neither JJI nor any of JJI’s Subsidiaries has maintained, contributed to or otherwise had any obligation with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) except as set forth on Schedule 2.13.6, and neither JJI nor any of its Subsidiaries has any withdrawal or other liability or exposure under any Multiemployer Plan except as set forth on Schedule 2.13.6.

2.13.7 Except as provided in Schedule 2.13.7, the execution and performance of the Transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Plan or agreement that will or may reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee or director or officer of JJI, or its Subsidiaries.

2.13.8 THIS SECTION INTENTIONALLY LEFT BLANK.

2.13.9 To the Knowledge of JJI, neither JJI nor its Subsidiaries maintained any Plan which is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980(b) of the Code, and JJI and its Subsidiaries are not subject to any liability, including, without limitation, additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation.

2.13.10 With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of JJI or any Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

2.13.11 No charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand with respect to the investment of the assets or the administration of any Plan that JJI or any Subsidiary maintains or to which JJI or any Subsidiary contributes or the benefit of any current or former employee of JJI or any Subsidiary (other than a routine claim for benefit) is pending.

2.13.12 Except as set forth on Schedule 2.13.12, neither JJI nor any entity considered under common control with JJI (within the meaning of Section 414(b), (c), (m) or (o) of the Code) has incurred any liability in connection with the termination of a Pension Benefit Plan subject to Title IV of ERISA, the complete or partial withdrawal from a Multiemployer Plan subject to Title IV of ERISA, or the failure to make contributions due under Section 412 of the Code or premiums due to the PBGC under Title IV of ERISA, which liability will not have been satisfied as of the Effective Time.

2.13.13 With respect to all operations of JJI and its Subsidiaries other than those operations in the United States, the Plans have at all times substantially complied with and been administered in accordance with applicable Laws, regulations and government taxation or funding requirements. In particular, but without limitation, JJI does not have Knowledge of any failure to comply with any applicable Law, regulation or requirement, or any other circumstance, which would or is likely to result in the loss of tax approval or other regulatory approval for any of the Plans which are intended to have such approval.

2.14 Agreements and Other Documents.

2.14.1 Except for the documents specifically identified in Schedule 2.14, neither JJI nor any of its Subsidiaries is a party to or bound by or subject to, in each case whether written or oral: (i) any Contractual Obligation relating to the incurrence of indebtedness from a third party (including sale and leaseback transactions, capitalized lease transactions, and other similar financing transactions), including any such contract that contains provisions that in any non-de-minimis manner restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted, (ii) any non-competition contract or any other Contractual Obligation or material obligation that purports to limit in any respect the manner or the localities in which the business of JJI or any of its Subsidiaries, or following consummation of the Merger, any business of Parent or any Subsidiary or Affiliate of Parent, is or would be conducted, (iii) any Contractual Obligation or other agreement that relates primarily to indemnification by JJI or any of its Subsidiaries of any Person, (iv) any joint venture or partnership Contractual Obligation, (v) any Contractual Obligation that grants any right of first refusal or right of first offer or similar right, or that limits or purports to limit the ability of JJI or any of its Subsidiaries to own, operate, sell, transfer, pledge, or otherwise dispose of any material amount of assets or business of JJI and its Subsidiaries, taken as a whole, (vi) any Contractual Obligation providing for any future payments that are conditioned, in whole or in part, on a change of control of JJI or any of its Subsidiaries or similar event, (vii) any Contractual Obligation that contains a “most favored nation” clause or requires any type of exclusive dealing or similar arrangement by JJI or any of its Subsidiaries, (viii) any agency, sales representative or similar Contractual Obligation which is not either (A) entirely in the form of one of JJI’s standard agreements provided to Parent and listed on Schedule 2.14.1 or (B) both substantially in the form of one of JJI’s standard agreements (so provided to Parent and listed on Schedule 2.14.1) and a copy of each specific agreement has been provided to Parent (except for any agreement entered into in the ordinary course of JJI’s business which is terminable by JJI without cause on 90 days or less notice and without any termination payment or penalty being required from JJI or any Subsidiary of JJI), (ix) any guarantee agreement or arrangement, (x) any “stop loss” agreement or arrangement, (xi) any Contractual Obligation with, or restriction imposed by, a Governmental Authority or other third party relating to the payment of dividends or maintenance of capital by JJI or any of its Subsidiaries, (xii) any Contractual Obligation to make any loan, advance, or capital contribution to, or investment in, any Person other than a direct or indirect wholly owned Subsidiary of JJI, (xiii) any lease of personal property where the annual payments exceed $25,000, any lease of Real Estate and any lease of personal property which is a capital lease, (xiv) any Contractual Obligation granting or obtaining any right to use or practice any rights in connection with any Intellectual Property (other than licenses for readily available commercial software having aggregate acquisition prices of less than $50,000), (xv) any material outsourcing Contractual Obligation, (xvi) any Contractual Obligation with any labor union or other employee representative of a group of employees relating to wages, hours or other conditions of employment, (xvii) any Contractual Obligation (however named) involving a sharing of profits, losses, costs or liabilities by JJI with any other Person, (xviii) any Contractual Obligation providing for payments to or by any Person based on sales (except for any standard sales representative agreement in a form referenced in Schedule 2.14.1 pursuant to which the sales representative is not entitled to any commission or other payment not provided for in such standard sales representative agreement), purchases or profits, other than direct payments for goods, (xix) any power of attorney of JJI or any of its Subsidiaries that is currently effective and outstanding, except for freight forwarding and U.S. Customs related powers of attorney entered into in the ordinary course of business and consistent with JJI’s past practices, (xx) any Contractual Obligation entered into other than in the ordinary course of business and consistent with JJI’s past practices that contains or provides for an express undertaking by JJI or any of its Subsidiaries to be responsible for consequential damages, (xxi) any Contractual Obligation for capital expenditures by JJI or any of its Subsidiaries (except for Contractual Obligations for capital expenditures less than $50,000 as long as the aggregate of any Contractual Obligations for capital expenditures by JJI or any Subsidiary of JJI not listed pursuant to the exception in this parenthetical clause does not exceed $300,000), (xxii) any other Contractual Obligation or Contractual Obligations of JJI not listed above that involve annual sales by or revenues of JJI or its Subsidiaries in excess of $1,000,000, (xxiii) any other Contractual Obligation of JJI not listed above that involve annual expenditures in excess of $50,000, (xxiv) any distributor or similar Contractual Obligation or (xxv) any other Contractual Obligation not listed above that is material to JJI and its Subsidiaries taken as a whole (the Contractual Obligations of a type covered by clauses (i) to (xxv), including all standard form agency agreements, sales representative agreements, distributor agreements and any other form Contractual Obligations used by JJI or any of its Subsidiaries, being referred to as the “Material Contracts”). JJI has listed in Schedule 2.14 or 2.14.1 and made available to Parent true, correct and complete copies of each such Material Contract. Schedule 2.14 also lists, respectively, all parties, other than JJI or any of its Subsidiaries, to JJI’s agency agreements, sales representative agreements and distributor agreements.

2.14.2 Each Material Contract is a legal, valid, and binding obligation of JJI or the applicable Subsidiary of JJI (as the case may be) and, to the Knowledge of JJI, of each other party thereto, enforceable against each party in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar Laws generally affecting the rights of creditors and subject to general equity principles.

2.14.3 Except as set forth in Schedule 2.14 or as would not reasonably be expected to have a Material Adverse Effect, (i) since January 1, 2004, no other party to a Material Contract has canceled or otherwise terminated any Material Contract or has provided written or oral notice to JJI or any of its Subsidiaries of its intent to do so and (ii) to the Knowledge of JJI, no third party to any Material Contract is unable to continue to perform its obligations thereunder.

2.14.4 Neither JJI nor any Subsidiary of JJI is in default under any Contractual Obligation, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default or give any party other than JJI or a Subsidiary of JJI the right to exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify such contract, agreement, commitment, arrangement, lease, insurance policy or other instrument. To the Knowledge of JJI, except as would not have a Material Adverse Effect, no party other than JJI or a Subsidiary of JJI is in default under any Contractual Obligation, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default or give JJI or any Subsidiary of JJI or any other party the right to exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify such contract, agreement, commitment, arrangement, lease, insurance policy or other instrument.

2.14.5 None of the Transactions will conflict with, result in a Breach of, or constitute a default (with due notice or lapse of time or both), under any Contractual Obligation binding on JJI or any of its Subsidiaries where such violations, conflicts, breaches or defaults will have (or a fully informed Person would reasonably expect then to have) in the aggregate, Adverse Consequences in excess of $50,000.

2.14.6 Except as set forth on Schedule 2.14.6 and matters which would not have a Material Adverse Effect, none of the Transactions will trigger a consent requirement under any Contractual Obligation binding on JJI or any of its Subsidiaries or result in the termination of any Contractual Obligation binding on JJI or any of its Subsidiaries.

2.14.7 Following the payment of the amount specified in each Pay Off Letter relating to a Terminated Contract at or within a reasonable time following the Effective Time (i) neither JJI nor any Subsidiary of JJI will have any obligation following the Effective Time in connection with any Terminated Contract except an obligation to provide employee benefits (including any applicable severance benefits) in accordance with Parent’s applicable policy at the relevant time, awarding credit for service of such employee with JJI and (ii) the obligations of the employee which existed under such Terminated Contract with respect to any period prior to the Effective Time shall continue to be fully enforceable by JJI and its Subsidiaries.

2.15 Insurance. Schedule 2.15 lists all insurance policies of any nature maintained, as of the Effective Time, for current occurrences by JJI, as well as a summary of the key business terms of each such policy such as deductibles, coverage limits and term of policy.

2.16 Taxes and Tax Returns. All Tax Returns required to be filed (taking into account all applicable extensions) by JJI and its Subsidiaries have been timely and properly filed. All Taxes that are due and payable (other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been provided for in accordance with GAAP) have been paid. All such Tax Returns and amendments thereto are true, complete and correct in all material respects. No Governmental Authority has asserted (either in the form of a communication directed specifically to JJI or any of its Subsidiaries or in connection with any audit, examination, investigation, administrative proceeding or court proceeding) in writing any claim or adjustment for Taxes, or to JJI’s Knowledge, threatened to assert any claim or adjustment for Taxes that was not fully satisfied prior to December 31, 2005. All Taxes required by Law to be withheld or collected and remitted (including, without limitation, income tax, unemployment insurance and workers’ compensation premiums) with respect to JJI and each of its Subsidiaries have been withheld or collected and paid to the appropriate Governmental Authorities (or are properly being held for such payment).

2.16.1 JJI and each of its Subsidiaries have made adequate provision as reflected on their Financial Statements for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, required by GAAP to be reflected on the balance sheets included in the Financial Statements or provided pursuant to Section 4.17. The unpaid Taxes of JJI and its Subsidiaries (i) did not, as of the most recent Financial Statements of JJI and its Subsidiaries, exceed to any material extent the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time since the date of such Financial Statements in accordance with the past custom and practice of JJI and its Subsidiaries in filing their Tax Returns.

2.16.2 Except as set forth on Schedule 2.16, no Federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending or threatened in writing with regard to any Taxes or Tax Returns filed by or on behalf of JJI or any of its Subsidiaries.

2.16.3 There are no liens for Taxes upon any property or assets of JJI or any of its Subsidiaries, except for liens for Taxes not yet due or for Taxes being contested in good faith for which adequate reserves have been made on the Financial Statements.

2.16.4 Neither JJI nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code or the regulations issued thereunder.

2.17 Inactive Subsidiary. Yort does not have assets having an aggregate value in excess of $50,000, and conducts no business and does not have any Liabilities or obligations other than Liabilities relating to the Omega Chemical Site or Puente Valley Site.

2.18 Stockholders’ Agent. Upon consummation of the Merger, the Stockholders’ Agent will serve as the representative of the Stockholders who have delivered Letters of Transmittal as contemplated by this Agreement and act on behalf of the Stockholders who have delivered Letters of Transmittal as contemplated by this Agreement with respect to matters expressly set forth in this Agreement to be or which may be performed by the Stockholders’ Agent. Parent and Merger Sub shall be entitled to rely upon any action taken by the Stockholders’ Agent as if it is the action of the Stockholders who have delivered Letters of Transmittal as contemplated by this Agreement.

2.19 Disclaimer of Other Representations and Warranties. Except as otherwise provided in this Agreement:

2.19.1 JJI HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO JJI OR THE BUSINESS OF JJI OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT.

2.19.2 Without limiting the generality of the foregoing, except for the representations and warranties set forth in this Agreement, (i) neither JJI nor any representative of JJI has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of JJI made available to Parent and Merger Sub, including due diligence materials, or in any presentation of the business of JJI by management of JJI or others in connection with the Transactions contemplated hereby, and (ii) no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent or Merger Sub in executing, delivery and performing this Agreement and the Transactions contemplated hereby. Except for the representations and warranties set forth in this Agreement, it is understood that (i) any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to any offering memorandum or similar materials made available by JJI and its representatives (“JJI’s Representatives”), are not and shall not be deemed to be or to include representations or warranties of JJI, and (ii) such matters are not and shall not be deemed relied upon by Parent or Merger Sub in executing, delivering and performing this Agreement and the Transactions contemplated hereby.

2.20 No Undisclosed Liabilities. Except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice or except as set forth on Schedule 2.20, since December 31, 2005, neither JJI nor any of its Subsidiaries has incurred any Liabilities of any nature, whether or not accrued, contingent or otherwise. As of the Closing Date and immediately prior to the Effective Time, JJI (on a consolidated basis with all of its Subsidiaries) does not and will not have any Liabilities other than Pay Off Liabilities, Price Reduction Liabilities, Working Capital Liabilities, Liabilities which are Agreed Deductions, or the Liabilities specified in part (i), (ii) or (iii) of Section 1.7.1.3.5, all of which Pay Off Liabilities, Price Reduction Liabilities and Liabilities which are Agreed Deductions shall be fully and accurately disclosed to Parent in certificates delivered at the Closing pursuant to Section 5.2.4. Neither JJI nor any Subsidiary of JJI will have any Liability in connection with the subject matter of any Pay Off Liability which is paid in accordance with the Pay Off Letter relating to that Pay Off Liability.

2.21 Inventory. Except as set forth in Schedule 2.21, all of the Inventory of JJI and each of its Subsidiaries consists of a quality and quantity usable and salable in the ordinary and usual course of business, except for items of obsolete materials and materials of below-standard quality, all of which items have been written off or written down on the applicable balance sheet to fair market value or for which adequate reserves have been provided therein. All Inventories not written off have been and will be valued in each of the Financial Statements and will be valued in calculating Working Capital at the lower of cost or market on a first in first out basis, all in accordance with GAAP. To the Knowledge of JJI, all of JJI’s finished goods inventory is free of any material defect or other deficiency.

2.22 Accounts Receivable. All Accounts Receivable of JJI and its Subsidiaries that are reflected on each balance sheet included in the Financial Statements represent or will represent as of the effective date of each such balance sheet valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as set forth in Schedule 2.22, there is no contest, claim, defense or right of set-off, other than routine returns in the ordinary course of business where the aggregate volume thereof is consistent with normal prior practice, under any Contractual Obligation with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable or otherwise with respect to any Accounts Receivable. The reserve for bad debts set forth in the balance sheets included in the Financial Statements has been (or in the case of the Financial Statement referenced in Section 4.17 will, when delivered pursuant to this Agreement, be) established in accordance with GAAP applied on a consistent basis.

2.23 Takeover Statutes Inapplicable. The Board of Directors of JJI has taken all necessary action so that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (each, a “Takeover Statute”) (including the interested stockholder provisions codified in Section 203 of the DGCL) or any anti-takeover provision in JJI’s certificate of incorporation or bylaws is applicable to this Agreement, the Merger or any of the Transactions contemplated by this Agreement. To JJI’s Knowledge, no other Takeover Statute or similar Law, applies or purports to apply to the Merger, this Agreement or any of the Transactions contemplated by this Agreement.

2.24 Related Party Transactions. Except as set forth in Schedule 2.24, there are no outstanding amounts payable to or receivable from, or advances by JJI, any of its Subsidiaries or any Related Person of JJI to, and neither JJI nor any of its Subsidiaries is otherwise a creditor or debtor to, or party to any Contractual Obligation with, any stockholder, director, officer, employee, Affiliate of JJI or any of its Subsidiaries or any Related Person of any of them, or any relative of any of the foregoing.

2.25 Required Vote of Company Stockholders. The only action of the stockholders of JJI required to adopt the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement and approve the Merger is the affirmative consent of the holders of a majority of the outstanding JJI Stock, consenting as a single class, as of the date of the consent. Immediately prior to the Effective Time such consent shall have been obtained from the holders of not less than 87% of the JJI Stock and no other vote, consent or action of the stockholders of JJI will be required by Law, the certificate of incorporation or bylaws of JJI as currently in effect and in effect immediately prior to the Effective Time or otherwise to adopt the agreement of merger (within the meaning of Section 251 of the DGCL) contained in this Agreement and approve the Merger.

2.26 Books and Records. The books and records of JJI and each of its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of JJI and each of its Subsidiaries. The minute books of JJI and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of JJI and each of its Subsidiaries, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

2.27 Product Liability and Warranties.

2.27.1 Except as set forth in Schedule 2.27.1, there are no presently pending or, to the Knowledge of JJI, threatened, and since December 31, 2004, there were at no time pending, any civil, criminal, or administrative actions, proceedings, suits, demands, claims, hearings, notices of violation, investigations, or demand letters, based on any legal or equitable theory of recovery whatsoever, relating to any alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged Breach of express or implied warranty, representation, or condition relating to any product designed or manufactured by or on behalf of JJI or any of its Subsidiaries; provided, however, JJI is not required to list in Schedule 2.27.1 any such matter that involves a claim or potential claim of less than $10,000 as long as the aggregate of the claims and potential claims for matters not listed pursuant to this proviso does not exceed $100,000.

2.27.2 Except as set forth in Schedule 2.27.2, there have not been any product recalls or post-sale warnings since or in effect any time after December 31, 2004 by JJI, any Subsidiary of JJI or any Affiliate of JJI relating to a product designed, manufactured or sold by or on behalf of JJI.

2.27.3 To the Knowledge of JJI, no circumstances exist affecting the safety of the products of JJI or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. In the five (5) years immediately prior to the date of this Agreement, neither JJI nor any of its Subsidiaries has received any notices or communications from any Governmental Authority relating to any product that any of them manufacture or sell or manufactured or sold, except as noted on Schedule 2.27.3.

2.27.4 Schedule 2.27.4 contains a complete and correct statement of all warranties, warranty policies, service agreements and maintenance agreements of JJI and any of its Subsidiaries in effect as of the date of this Agreement that provide for warranty coverage for a period in excess of 12 months. All products designed or manufactured by JJI or any of its Subsidiaries and any services rendered in the conduct of the business of JJI or any of its Subsidiaries have been in material conformity with all applicable standards, contractual commitments, and all express or implied warranties. To JJI’s Knowledge, JJI has provided to Parent (i) all existing reports and material written information regarding the High Mast Issue and (ii) all other material information and knowledge as JJI or any of its Subsidiaries may have or know regarding the High Mast Issue or Adverse Consequences which may result therefrom.

2.28 Absence of Certain Changes and Events. Except as set forth in Schedule 2.28, since the date of December 31, 2004, JJI and each of its Subsidiaries has conducted each of their businesses only in the ordinary course of business and there has not been any: (i) change in ownership of JJI or any of its Subsidiaries; (ii) amendment to the organizational documents of JJI or any of its Subsidiaries; (iii) payment or increase (or the adoption of a plan to make any payment or increase) by JJI or any of its Subsidiaries of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar Contractual Obligation with any director, officer, or employee; (iv) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other Plan for or with any employees of JJI or any of its Subsidiaries; (v) damage to or destruction or loss of any material asset or property of JJI or any of its Subsidiaries, whether or not covered by insurance; (vi) entry into, termination of, or receipt of notice of termination of any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement; (vii) sale (other than sales of Inventory in the ordinary course of business), lease, or other disposition of any asset or property of JJI or any of its Subsidiaries or mortgage, pledge, or imposition of any lien or other encumbrance, other than Permitted Encumbrances, on any material asset or property of JJI or any of its Subsidiaries, including the sale, lease, or other disposition of any of the Intellectual Property; (viii) cancellation or waiver of any claims or rights with a value to JJI or any of its Subsidiaries in excess of $100,000 in the aggregate; (ix) material change in the accounting methods used by JJI or any of its Subsidiaries; (x) issue or sale of any of its capital stock (except for the issuance of shares of JJI Common Stock in connection with the exercise in accordance with the terms of any Option or Warrant outstanding on the date of this Agreement and identified in Schedule 2.1.2), (xi) issue, sale or grant of any securities or rights convertible into, or options with respect to, warrants to purchase or rights to subscribe for, any of its capital stock, (xii) any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization, or (xiii) agreement, whether oral or written, by JJI or any of its Subsidiaries to do any of the foregoing. Except as set forth in Schedule 2.28, since the date of December 31, 2005, there has not been any entry into, termination of, or receipt of notice of termination of any Contractual Obligation or transaction involving a total remaining commitment by or to JJI or its Subsidiaries of at least $100,000.

2.29 THIS SECTION INTENTIONALLY LEFT BLANK.

2.30 Relationships with Related Persons. No Related Person of JJI or any Subsidiary of JJI (other than JJI or any Subsidiary of JJI) has, or since December 31, 2004 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of JJI or any Subsidiary of JJI. Neither JJI, any Subsidiary of JJI nor any Related Person of JJI owns, or since December 31, 2004 has owned (of record or as a beneficial owner), an equity interest or any other financial or profit interest in a Person that has (i) had business dealings or a material financial interest in any transaction with JJI or any Subsidiary of JJI or the business of JJI or any Subsidiary of JJI, or (ii) engaged in competition with JJI or any Subsidiary of JJI or the business of JJI or any Subsidiary of JJI with respect to any line of the products or services of JJI or any Subsidiary of JJI in any market presently served by JJI or any Subsidiary of JJI. Except as set forth in Schedule 2.30, neither JJI, any Subsidiary of JJI nor any Related Person of JJI or any Subsidiary of JJI is a party to any contract with, or has any claim or right against, JJI or any Subsidiary of JJI, except for expense advancements made in the ordinary course.

2.31 Customers. Schedule 2.31 lists customers with aggregate sales for each listed customer for the three (3) year period 2002-2005 the (“Period”) for each division and Subsidiary of JJI to (i) Governmental Authorities (ii) customers that purchase directly from JJI or its Subsidiaries with sales for the Period in excess of $1,300,000, and (ii) to the seven lighting distributors in the United States with the highest amount of sales during the Period. No buying groups are included.

2.32 Foreign Corrupt Practices Act and Export Control and Antiboycott Laws

2.32.1 JJI, its Subsidiaries and their authorized representatives have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of one hundred dollars ($100) in the aggregate to any one individual in any year) or any commission payment in any amount payable, to:

(i)	any person who is an official, officer, agent, employee or representative of any Governmental Authority;
(ii)  any political party or official thereof;
(iii)  any candidate for political or political party office; or
(iv)
any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official or candidate.

2.32.2 JJI, its Subsidiaries and their authorized representatives have made all payments to third parties by check mailed to such third parties’ principal place of business or by wire transfer to a bank located in the same jurisdiction as such party’s principal place of business.

2.32.3 Each transaction is properly and accurately recorded on the books and records of JJI and each of its Subsidiaries, and each document upon which entries in JJI’s and each of its Subsidiaries’ books and records are based is complete and accurate in all respects. JJI and each of its Subsidiaries maintain a system of internal accounting controls adequate to insure that JJI and each of its Subsidiaries maintain no off-the-books accounts and that JJI’s and each of its Subsidiaries’ assets are used only in accordance with JJI’s and each of its Subsidiaries’ management directives.

2.32.4 JJI and each of its Subsidiaries has at all times been in compliance with all Laws, regulations and rules relating to export control and trade embargoes. No product sold or service provided by JJI or any Subsidiary of JJI during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea.

2.32.5 Neither JJI nor any Subsidiary of JJI has violated the antiboycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under § 999 of the Code. During the last five (5) years, except as set forth on Schedule 2.32.5, neither JJI nor any Subsidiary of JJI has been a party to, is a beneficiary under or has performed any service or sold any product under any Contractual Obligation under which a product has been sold to customers in Bahrain, Kuwait, Lebanon, Libya, Oman, Quatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen. Schedule 2.32.5 describes all transactions (including gross sales amounts, type of products sold and other details including the detailed description of each involved Contractual Obligation) and relationships in which either JJI or any Subsidiary of JJI has been a party to, beneficiary under or performed any service or sold any product under any Contractual Obligation under which a product has been sold to any customer in Bahrain, Kuwait, Lebanon, Libya, Oman, Quatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

2.33 Certain Miscellaneous Matters.

2.33.1 JJI owns a life insurance policy on the life of Robert N. Haidinger and has entered into the Deferred Compensation Agreement. The net cash value (reduced by outstanding policy loans) of such life insurance policy exceeds the amount of the obligations under the Deferred Compensation Agreement.

2.34 Consents. Subject to any filings and approvals required under the Merger Filing Laws, and except as set forth on Schedule 2.34, no material consent, approval, permit or license from or filing with any Governmental Authority or other Person is required to be obtained or made by JJI or any of its Subsidiaries in connection with the execution, delivery and performance by JJI or any of its Subsidiaries of this Agreement or the consummation of any of the transactions contemplated hereby.

2.35 Pay Off Liabilities. Attached hereto as Schedule 2.35 (“Pay Off Liabilities Schedule”) is a true, accurate and complete schedule of the Pay Off Liabilities as of the date of this Agreement. JJI shall deliver a schedule (“Effective Date Pay Off Liabilities Schedule”) of the Pay Off Liabilities as of the Effective Time to Parent at least forty-eight (48) hours prior to the Effective Time. The aggregate amount of such Pay Off Liabilities as of the Effective Time shall not exceed the amounts set forth in the Effective Date Pay Off Liabilities Schedule. Schedule 2.35 sets forth the amount of principal and unpaid interest outstanding under each instrument evidencing indebtedness of JJI or any of its Subsidiaries which will accelerate or become due or result in a right of redemption or repurchase on the part of the holder of such indebtedness (with or without due notice or lapse of time) as a result of this Agreement, the Merger or the other Transactions contemplated hereby or thereby.

2.36 Agreed Deductions Subject Matter. To JJI’s Knowledge, JJI has provided Parent with all material information and knowledge JJI or any of its Subsidiaries may have or know regarding the Agreed Deductions Subject Matter and the High Mast Issue. The parties agree that no representations are made in this Article II regarding the Agreed Deductions Subject Matter or the High Mast Issue other than as set forth in Sections 2.12.2, 2.27.4 and this 2.36.

2.37 Disclosure. The representations and warranties contained in this Agreement, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Agreement not misleading.

2.38 Foreign Stockholders. Except as set forth in Schedule 2.38, all of the Stockholders are citizens of the United States of America with U.S. taxpayer identifying numbers.

       2.39 Section 306 Stock. None of the JJI Stock is “Section 306 stock” within the meaning of Section 306(c) of the Code.

2.40 Real Property Holding Company. Neither JJI nor any of its Subsidiaries is or, during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, has been a U.S. real property holding company within the meaning of Code Section 897.

2.41 Withholding. The Merger Consideration is not subject to withholding (i) under any section of the Code, including sections 1441, 1442, 1445 or 3406, or regulations thereunder or (ii) otherwise as a result of or with respect to the Transactions.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally hereby represent and warrant to JJI, both as of the date of execution of this Agreement and as of the Effective Time, as follows:

3.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified would not either prohibit consummation of the Transactions by the Parent or Merger Sub as contemplated by this Agreement or have a material adverse effect on the Persons who are the Stockholders immediately prior to the Effective Time. Each of Parent and Merger Sub has all requisite organizational power and authority to own and operate its properties, to carry on their business as now conducted and proposed to be conducted, and to enter into this Agreement and each Transaction Document to which it is a party.

3.2	Authorization; Binding Obligation.

3.2.1 The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement.

3.2.2 This Agreement is, and the other Transaction Documents when executed and delivered will be, the legally valid and binding obligations of Parent and Merger Sub, each enforceable against Parent and Merger Sub in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting, creditors’ rights generally and the effects of general principles of equity.

3.3 No Conflict. Subject to any filings and approvals required under the Merger Filing Laws, the execution and delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions contemplated hereby do not and will not

3.3.1 violate or conflict with any laws, rules, regulations or orders of any Governmental Authority or

3.3.2 violate, conflict with, result in a Breach of, or constitute a default (with due notice or lapse of time or both) under any (i) Contractual Obligation or (ii) Governing Documents of Parent or Merger Sub,

except, in the case of clause 3.3.2(i) as would not reasonably be expected to either prohibit consummation of the Transactions by the Parent or Merger Sub as contemplated by this Agreement or have a material adverse effect on the Persons who are the Stockholders immediately prior to the Effective Time.

3.4 Consents. Subject to any filings and approvals required under the Merger Filing Laws, no material consent, approval, permit or license from or filing with any Governmental Authority or other Person pursuant to any material contract to which Parent or Merger Sub is a party is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent or Merger Sub of this Agreement or the consummation of any of the transactions contemplated hereby.

3.5 Litigation. There are no claims, demands, causes of action, actions, suits or proceedings or, to the Knowledge of Parent or Merger Sub, investigations pending or threatened against Parent or Merger Sub at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency, domestic or foreign, which would either prohibit consummation of the Transactions by the Parent or Merger Sub as contemplated by this Agreement or have a material adverse effect on the Persons who are the Stockholders immediately prior to the Effective Time.

3.6 Disclosure. Each of Parent and Merger Sub has had an opportunity to ask questions of and receive answers from JJI concerning the terms and conditions of this Agreement and to obtain any additional information relating to the JJI Stock and Class B Common Stock Warrants.

3.7 Investment Bankers. Except for fees payable to Sagent Advisors Inc. neither Parent nor Merger Sub has incurred any liability, contingent or otherwise, for any investment banking fee, commission or financial advisory fee in connection with the transactions contemplated by this Agreement.

3.8 Investigation. Each of Parent and Merger Sub has conducted such investigation of JJI as it has deemed necessary in order to make an informed decision concerning the

Transactions contemplated hereby. Each of Parent and Merger Sub has received the documents, records, reports and other materials identified in the Schedules. Neither Parent nor Merger Sub has relied upon any oral information or statement. Neither Parent nor Merger Sub has any outstanding questions remaining or other pending requests relating to its due diligence investigation of JJI.

3.9 Merger Sub. Merger Sub is an Affiliate of Parent formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

ARTICLE IV
COVENANTS OF THE PARTIES

4.1 Conduct of the Business.

4.1.1 From the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VI, JJI shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary and usual course of business and consistent with past practice, and JJI will use, and will cause each of its Subsidiaries to use, commercially reasonable efforts to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with JJI or any of its Subsidiaries, unless Parent shall have consented in writing, which consent will not be unreasonably withheld or delayed.

4.1.2 From the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VI, except as consented to in writing by Parent, which consent will not be unreasonably withheld or delayed, neither JJI nor any Subsidiary of JJI will:

4.1.2.1 issue, sell or grant any of its capital stock (except for the issuance of shares of JJI Common Stock in connection with the exercise in accordance with the terms of any Option or Warrant outstanding on the date of this Agreement and expressly identified in Schedule 2.1.2, which issuance and exercise will not adversely affect Parent or Merger Sub);

4.1.2.2 issue, sell or grant any securities convertible into, or options with respect to, warrants to purchase or rights to subscribe for, any of its capital stock;

4.1.2.3 effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization;

4.1.2.4 amend its Governing Documents except with respect to the certificate of incorporation of JJI as set forth in the Certificate of Merger;

4.1.2.5 make or offer to make any acquisition, by means of a purchase, merger or otherwise, of any business, assets or securities or any sale, lease, encumbrance or other disposition of assets or securities, except for purchases or sales of supplies, equipment and Inventory made in the ordinary course of business and consistent with past practice or (ii) enter into a Material Contract or amend any Material Contract (including any amendments to extend any Material Contract) or grant any release or relinquishment of any rights under any Material Contract except, in each case, in the ordinary course of business and consistent with past practice or (iii) make any payments of cash, pay off any Liabilities or incur any obligation either outside the ordinary and usual course of business or in a manner which is not consistent with past practice;

4.1.2.6 permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;

4.1.2.7 incur or assume any debt except for short-term debt incurred in the ordinary course of business consistent with past practice;

4.1.2.8 assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business and consistent with past practice;

4.1.2.9 (i) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly-owned Subsidiaries of JJI or in the ordinary course of JJI’s business in a manner consistent with prior practice) or (ii) make any loans to any of its officers, directors, employees, agents or consultants or make any changes in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether contingent on the Merger or otherwise;

4.1.2.10 (i) grant any increase in the compensation payable or to become payable by JJI or any of its Subsidiaries to any of its officers, directors, employees, agents or consultants or (ii) enter into any, or amend any existing, employment or severance agreement with or, except in accordance with the existing written policies of JJI and its Subsidiaries previously delivered to Parent, grant any severance or termination pay to any officer, director or employee of JJI or any of its Subsidiaries;

4.1.2.11 change any of the accounting methods, principles or practices used by it except as required by Law or GAAP;

4.1.2.12 except as set forth on Schedule 4.1.2.12, (i) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under any Plan, except as required by Law or the terms of the Plans currently in effect or (ii) adopt or enter into any new plan, policy, agreement or arrangement that would constitute a Plan, or amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing Plan;

4.1.2.13 except as required by applicable Law or pursuant to any collective bargaining or other labor agreement currently in effect, enter into, amend, or extend any collective bargaining or other labor agreement;

4.1.2.14 except as set forth on Schedule 4.1.2.14, settle or agree to settle any suit, action, claim, proceeding or investigation that is material to JJI or any of its Subsidiaries (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge or satisfaction of liabilities (i) to the extent reflected or reserved against in the financial statements as at December 31, 2005, (ii) payable with insurance or incurred in the ordinary course of business subsequent to December 31, 2005 or (iii) which are legally required to be paid, discharged or satisfied (provided, however, that if such claims, liabilities or obligations referred to in this clause are legally required to be paid and are also not otherwise payable in accordance with (i) and (ii) above, JJI will notify Parent in writing if such claims, liabilities or obligations exceed, individually or in the aggregate, $100,000 in value, reasonably in advance of their payment);

4.1.2.15 adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of JJI or any of its Subsidiaries or any agreement relating to a Takeover Statute (other than the Merger);

4.1.2.16 take any action that would result or is reasonably likely to result in any of the conditions to the Merger set forth in Article V not being satisfied or that would make any representation or warranty of JJI or any of its Subsidiaries contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time;

4.1.2.17 make or offer to make any donation or gift to any Person which is not in the ordinary course of business and consistent with JJI’s past practice if the aggregate amount of all such donations or gifts exceeds $5,000; or

4.1.2.18 agree in writing or otherwise to take any of the foregoing actions, or authorize, recommend, propose or announce an intention to do any of the foregoing.

4.1.3 From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VI, except with the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed, neither JJI nor any Subsidiary of JJI will make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement (as described in Section 7121 of the Code), settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, except as consented to in writing by Parent, which consent will not be unreasonably withheld or delayed.

4.2 Completion of Transactions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, to satisfy the conditions set forth in, and to consummate and make effective the transactions contemplated by, this Agreement.

4.3 Notification.

4.3.1 From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VI, JJI shall disclose to Parent in writing (in the form of updated Schedules provided in accordance with the notice provisions of Section 9.1) any variances from the representations and warranties contained in Article II, the covenants contained in Article IV or the conditions contained in Article V promptly upon discovery thereof; provided, however, that such disclosures shall not be deemed to amend the appropriate Schedule delivered on the date hereof or to cure any Breach of a representation or warranty. Notwithstanding any provision in this Agreement to the contrary, unless Parent provides JJI with a termination notice within five (5) Business Days after delivery by JJI of an updated Schedule pursuant to this Section 4.3, Parent shall be deemed to have waived its rights to terminate this Agreement or prevent the consummation of the Transactions contemplated by this Agreement pursuant to Article VI hereof as a result of any matter clearly disclosed therein.

4.3.2 From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VI, Parent shall disclose to JJI in writing any variances from Parent and Merger Sub’s representations and warranties contained in Article III, the covenants contained in Article IV or the conditions contained in Article V promptly upon discovery thereof; provided, however, that such disclosures shall not be deemed to amend or supplement any disclosure schedule or cure any Breach of any representation and warranty. Notwithstanding any provision in this Agreement to the contrary, unless JJI provides Parent with a termination notice within five (5) Business Days after delivery by Parent of such a written disclosure pursuant to this Section 4.3.2, JJI shall be deemed to have waived its right to terminate this Agreement or prevent consummation of the Transactions contemplated by this Agreement pursuant to Article VI hereof as the result of any matter clearly disclosed therein.

4.4 Access to Information; Confidentiality.

4.4.1 Access to Information. From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VI, each of JJI and JJI’s Representatives shall provide, and will cause JJI and its Subsidiaries to provide, Parent and its authorized representatives (“Parent’s Representatives”) with full access at all reasonable times and upon reasonable notice to the offices, properties, personnel and, subject to applicable Law, books, contracts, commitments, reports, correspondence, documents and records of JJI and its Subsidiaries in order for Parent to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of JJI and its Subsidiaries; provided, however, that such access shall not include any sampling of the air, soil, ground water or building materials of any of the properties, and provided further, however, that the activities of Parent and Parent’s Representatives shall be conducted in a manner as not to interfere unreasonably with the operation of the business of JJI.

4.4.2 Confidentiality. Between the date of this Agreement and the Closing Date, the parties to this Agreement each agree to maintain in confidence, and will cause its respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Transactions, unless (i) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transactions, (iii) the disclosure relates to a press release, public announcement or other disclosure of matters relating to this Agreement or the Transactions of a type which is addressed in Section 4.9 (and such disclosures permitted only by this part (iii) shall be subject to the limitations in Section 4.9), or (iv) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings or to comply with any Law.

4.5 Regulatory Filings.

4.5.1 Parent, Merger Sub and JJI shall cooperate with one another (i) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other Laws or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to JJI’s or any of its Subsidiaries’ business in connection with the consummation of the transactions contemplated by this Agreement and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

4.5.2 Notwithstanding Section 4.5.1, the parties shall promptly make any required submissions under the Merger Filing Laws and any other Laws which Parent reasonably determines should be made, in each case, with respect to this Agreement, the Merger and the Transactions contemplated hereby. Parent and JJI shall take or undertake all such further reasonable action as may be necessary to resolve such objections, if any, as the U.S. Federal Trade Commission, the Antitrust Division of the Department of Justice, the German Federal Cartel Office (Bundeskartellamt), state antitrust enforcement authorities or competition authorities of any other nation or jurisdiction (each, a “Government Antitrust Entity”) may assert under relevant antitrust or competition Laws or Merger Filing Laws with respect to the Transactions contemplated hereby.

4.5.3 Notwithstanding this Section 4.5 or any other provision of this Agreement, neither Parent nor Merger Sub shall be required, whether before or after the Effective Time, to hold separate (including by trust or otherwise) or divest any of its business or assets or any of the businesses or assets of JJI, or enter into any consent decree or other agreement that would restrict Parent or JJI in the conduct of its respective businesses as heretofore conducted, or oppose any motion or action for a temporary, preliminary or permanent injunction against the Transaction or any of the parties. Each of JJI and Parent shall keep the other informed of any material communication and provide to the other copies of all correspondence, between it (or its advisors) and any Government Antitrust Entity relating to this Agreement or any of the matters described in this Section 4.5, and each of JJI and Parent shall permit the other to review any material communication to be given by it to, and shall consult with each other in advance of any telephonic calls, meetings or conferences with, any Government Antitrust Entity and, to the extent permitted, give the other party the opportunity to attend and participate in such telephonic calls, meetings or conferences with, any Government Antitrust Entity and, to the extent permitted, give the other party the opportunity to attend and participate in such telephonic calls, meetings and conferences. Notwithstanding any of the foregoing, no failure to obtain termination of the waiting period under the HSR Act, if applicable, shall be deemed to be a Breach hereunder by any party to this Agreement. Subject to the foregoing, Parent shall be principally responsible for and in control of the process of dealing with any Government Antitrust Entity relating to its obligations under this Section 4.5.3.

4.6 Consents and Approvals; Cooperation. The parties hereto each will cooperate with one another and will use all reasonable commercial efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and governmental, quasi-governmental and regulatory bodies necessary to consummate the Transactions contemplated herein. Each party hereto will keep the other parties hereto apprised of the status of any inquiries made of such party by any governmental, quasi-governmental and regulatory agency or authority or members of their respective staffs before the Closing with respect to this Agreement or the Transactions contemplated hereby. Provided, further, each of the parties agrees to reasonably cooperate and to take the actions contemplated by Section 1.6 and Article VII to enable the other parties to receive the benefits contemplated by this Agreement.

4.7 Access to Books and Records and the Surviving Company Personnel. From and after the Closing, Parent shall, and shall cause the Surviving Company to, provide the Stockholders’ Agent and its authorized representatives (subject to the foregoing executing reasonable confidentiality agreements) with:

4.7.1 reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Surviving Company with respect to periods prior to and including the Effective Time; and

4.7.2 reasonable access, during normal business hours, to the Surviving Company’s senior management in connection with any matter relating to or arising out of this Agreement or the Transactions contemplated hereby. Unless otherwise consented to in writing by the Stockholders’ Agent, Parent shall not permit the Surviving Company, for a period of seven (7) years following the Effective Time, to destroy, alter or otherwise dispose of any books and records of the Surviving Company, or any portions thereof, relating to periods prior to and including the Effective Time without first giving reasonable prior written notice to the Stockholders’ Agent and offering to surrender to the Stockholders’ Agent such books and records or such portions thereof.

4.8 Director and Officer Liability and Indemnification. For a period of six (6) years after the Closing, Parent shall not, and shall not permit the Surviving Company to, amend, repeal or modify any provision in JJI’s organizational documents to provide less exculpation coverage or indemnification of any officers and/or directors (unless required by law), it being the intent of the parties that the officers and/or directors of JJI shall continue to be entitled to such exculpation and indemnification to the full extent of JJI’s organizational documents.

4.9 Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Transactions will be issued, if at all, at such time and in such manner as Parent determines. Except with the prior consent of Parent or as permitted by this Agreement, neither JJI, any of its Subsidiaries, the Stockholders or their respective representatives shall disclose to any Person (i) the fact that any confidential information of JJI, any of its Subsidiaries or Stockholders has been disclosed to Parent or Parent’s Representatives, that Parent or Parent’s Representatives have inspected any portion of the confidential information of JJI, any of its Subsidiaries, the Stockholders or their respective representatives, or that JJI, any of its Subsidiaries, Stockholders or their respective representatives have inspected any portion of the confidential information of Parent or Parent’s Affiliates or (ii) any information about the Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Transactions or the related documents (including this Agreement). Parent and JJI will consult with each other concerning the means by which JJI’s or its Subsidiaries’ employees, customers, suppliers and others having dealings with JJI or any of its Subsidiaries will be informed of the Transactions during the period prior to Closing, and Parent will have the right to be present for any such communication. Notwithstanding the above, nothing in this Section 4.9 will preclude any party from making any disclosures if such party in good faith determines that (i) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transactions, or (ii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings or to comply with any Law or otherwise necessary and proper in conjunction with the filing of any Tax Return or other document required to be filed with any Governmental Authority.

4.10 Stockholders Approval.

          4.10.1 Stockholders’ Agent’s Representation and Agreement. The Stockholders’ Agent hereby represents and warrants to the Parent and Merger Sub, both as of the date of execution of this Agreement and as of the Effective Time, that (i) it owns Seventy-nine and 85/100 percent (79.85%) of the JJI Stock, (ii) it has duly and validly approved and been authorized to enter into this Agreement and the Transaction and (iii) it agrees to cause the Transaction to be duly and validly authorized and approved by JJI.

4.10.2 JJI’s Efforts. JJI shall take all action necessary under its certificate of incorporation and bylaws and the DGCL to, as soon as reasonably practicable after the date of this Agreement, call, give notice of, convene and duly hold a meeting of the holders of JJI Stock or otherwise take action by consent to duly and properly consider, act upon and vote upon the approval of this Agreement and the Merger.

4.11 No Solicitations. Immediately after the execution of this Agreement, JJI will terminate and cease any discussions or negotiations with any parties relating to an Acquisition Transaction, and thereafter until the earlier of the Effective Time or the termination of this Agreement, JJI shall not, directly or indirectly, initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Transaction, or negotiate with any person in furtherance of such inquiries or to obtain an Acquisition Transaction, or agree to or endorse any Acquisition Transaction, or authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by JJI to take any such action, and JJI shall promptly notify Parent orally and in writing of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters.

4.12 Tax Matters.

4.12.1 Cooperation. Parent and the Stockholders’ Agent shall cooperate to the extent reasonably requested by the other party in connection with any audit, litigation, refund claim or other proceeding with respect to Taxes of JJI and withholding tax. Such cooperation shall include the retention and, upon the other party’s request, the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding. Parent shall use commercially reasonable efforts to provide to Stockholders’ Agent for comment, at least one week before the intended filing date, a draft of any U.S. federal income Tax Return of JJI which JJI expects to file to the extent such Tax Return relates exclusively to tax periods ending before the Effective Time.

4.12.2 Audits. Parent shall notify the Stockholders’ Agent in writing within a reasonable time of receipt by Parent or any Affiliate of Parent (including the Surviving Company) of notice of any pending or threatened Tax audits or assessments that may affect the Tax liabilities of JJI for which the Stockholders would be liable under this Agreement. The Stockholders’ Agent shall be kept reasonably informed of the status of any such audit or assessment. Neither Parent nor the Surviving Company may compromise or settle any such Tax audits or assessments without the Stockholders’ Agent’s consent (which consent shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (ii) the sole relief provided is monetary damages that are paid in full by the Parent or Parent’s Affiliate (including the Surviving Company); and (iii) the Stockholders shall have no liability with respect to any compromise or settlement of such Tax audit or assessment.

4.12.3 Amended Returns. Parent shall not file or cause to be filed any amended Tax Returns of JJI with respect to a taxable period or portion thereof ending on or before the Effective Time without the consent of the Stockholders’ Agent (which consent shall not be unreasonably withheld or delayed).

4.12.4 Transfer Taxes. Any real estate or other transfer Taxes arising from the Merger shall be borne one-half (1/2) by Parent and one-half (1/2) by the Stockholders.

4.12.5 No Tax Withholding. Based on information provided by JJI, the parties do not believe that under current Law the payment of the Merger Consideration is subject to withholding Tax except for any payments of any Merger Consideration which is compensatory in nature. All payments of Merger Consideration under this Agreement to the Stockholders will be made without any deduction or withholding for or on account of any Taxes, except for any such deduction or withholding that is required (and any payment of the Merger Consideration shall be net of any payment required) (i) as a result of a change in Law or change in the interpretation of Law by any court or other Governmental Authority after the date of this Agreement or (ii) in connection with any payments of any Merger Consideration which is compensatory in nature.

4.12.6 Tax Treatment. For tax purposes, each of the parties shall treat the Transaction as a taxable purchase of the JJI Stock and Class B Common Stock Warrants and shall not take any inconsistent position on any Tax Return or in any audit or administrative or judicial proceeding.

4.13 Anti-Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of Parent and JJI shall take such commercially reasonable actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated hereby and to the extent commercially reasonable otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.

4.14 Stockholder Litigation. The parties to this Agreement shall cooperate and consult with one another in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective commercially reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by the Agreement. Notwithstanding the foregoing, JJI agrees that it will not compromise or settle any litigation commenced against it or its directors and officers relating to this Agreement or the Transactions contemplated hereby (including the Merger) without Parent’s prior written consent, not to be unreasonably withheld or delayed.

4.15 Forward Contracts. If on or before three (3) Business Days prior to the Closing Date, JJI or the Stockholders’ Agent requests Parent to purchase forward contract(s) that will establish the Pay Off Liability in U.S. dollars for any one or more of the Hoffmeister Debt Payments, Hoffmeister Family Expense or any Change of Control Obligations payable in Euros, then Parent agrees to use reasonable efforts to obtain such forward contract(s) that sell U.S. dollars to exchange for Euros on a specified date, which specified date shall be the Closing Date or such later date as agreed to by the parties (the “Forward Contracts”).

4.16 Termination of Stock Option Plans, SERP and Employee’s Pension Plan of JJI and Its Subsidiaries.

4.16.1 Stock Option Plans. JJI shall terminate any and all stock option plans, including the Stock Incentive Plans, of JJI and its Subsidiaries, effective not later than the day immediately preceding the Closing Date, unless Parent, in its sole discretion, elects to maintain such plan in which event Parent shall provide JJI with written notice of such election at least three (3) days prior to the Closing Date. Unless Parent provides such notice to JJI, Parent shall receive from JJI evidence that JJI’s stock option plans have been terminated pursuant to resolution of JJI’s Board of Directors (the form and substance of such resolution shall be subject to review and approval by Parent), not later than the day immediately preceding the Closing Date.

4.16.2 SERP. JJI shall terminate the SERP, effective not later than the day immediately preceding the Closing Date, unless Parent, in its sole discretion, elects to maintain such plan in which event Parent shall provide JJI with written notice of such election at least three (3) days prior to the Closing Date (or such lesser time as may be acceptable to Parent). Unless Parent provides such notice to JJI, Parent shall receive from JJI evidence that the SERP has been terminated pursuant to resolution of JJI’s Board of Directors (the form and substance of such resolution shall be subject to review and approval by Parent), not later than the day immediately preceding the Closing Date.

4.16.3 Employees Pension Plan of JJI and Its Subsidiaries.

4.16.3.1 Redemption of Class A Common Stock. JJI shall acquire all of the Class A Common Stock held by the Employees Pension Plan of JJI and its Subsidiaries for $4.00 per share before the earlier of (i) the termination of the Employees Pension Plan of JJI and its Subsidiaries and (ii) two (2) Business Days prior to the Closing Date.

4.16.3.2 Termination. JJI shall terminate the Employees Pension Plan of JJI and its Subsidiaries, effective not later than the day immediately preceding the Closing Date, unless Parent, in its sole discretion, elects to maintain such plan in which event Parent shall provide JJI with written notice of such election at least three (3) days prior to the Closing Date. Unless Parent provides such notice to JJI, Parent shall receive from JJI evidence that the

Employees Pension Plan of JJI and its Subsidiaries has been terminated pursuant to resolution of JJI’s Board of Directors (the form and substance of such resolution shall be subject to review and approval by Parent), not later than the day immediately preceding the Closing Date.

4.17 Financial Statements. As soon as reasonably practicable but no later than five (5) days before the Closing Date (or such lesser time as may be acceptable to Parent), JJI shall provide Parent with consolidated balance sheets and related statements of income and cash flow as of the end of each month beginning with the month of January, 2006 and for each month ending more than ten (10) Business Days before the Closing Date. Such monthly financial statements shall be prepared in accordance with GAAP and shall consistently apply the same methodologies and principles in all respects as the methodologies and principles used or applied in connection with the December 31, 2005 Financial Statements.

4.18 Tax Refund. To the extent JJI irrevocably receives any refunds of Taxes after the Effective Time as a result of U.S. federal, state and local income Taxes paid by JJI prior to the Effective Time and losses included on a JJI income Tax return for a period ending prior to the Effective Time (other than losses relating to or resulting from the subject matter of the Defined Benefit Pension Plan Funding or any payment or accrual relating thereto) which exceed the credit provided in Final Working Capital pursuant to part (f) of Exhibit D, then JJI will, subject to the limitations referenced below, pay to the Escrow Agent an amount equal to such excess; provided, however, for purposes of calculating such excess (i) any refunds will be disregarded to the extent such refunds result from or relate to the Defined Benefit Pension Plan Funding, the subject matter of the Defined Benefit Pension Plan or any payment or accrual relating to the Defined Benefit Pension Plan, and (ii) the sum of payments pursuant to this Section 4.18, the Final Working Capital plus any amount which increased the Indemnity Escrow Amount pursuant to part (g) of Exhibit D shall not in any event be more than $32,000,000. Within a reasonable time of any payment being made to the Escrow Agent pursuant to the immediately preceding sentence the Stockholders’ Agent and Parent will direct the Escrow Agent to distribute such payment according to the Agreed Escrow Distribution Methodology.

ARTICLE V
CONDITIONS TO THE MERGER

5.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

5.1.1 No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, and no litigation by any Governmental Authority seeking any of the foregoing shall have been commenced. There shall not be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Merger that makes the consummation of the Merger illegal.

5.1.2 Approvals. All authorizations of Governmental Authorities required to consummate the Transactions contemplated by this Agreement, including the Merger, shall have been obtained, all such authorizations shall remain in full force and effect, no appeal shall have been filed challenging any such authorizations, all statutory waiting periods in respect thereof shall have expired or been terminated or waived.

5.1.3 Certificate of Merger. The Certificate of Merger shall have been duly executed by JJI and filed with the Delaware Secretary of State.

5.1.4 Maximum Merger Consideration. The parties are satisfied that the Merger Consideration will in any event be less than Fifty Million Dollars ($50,000,000), taking into account all possible adjustments pursuant to this Agreement (including those contemplated by Section 1.7.1).

5.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions (any or all of which conditions may be waived by Parent at or prior to the Closing):

5.2.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of JJI contained in this Agreement shall be true and correct in all material respects on and as of the date hereof, the Closing Date and the Effective Time as if made on and as of each such date or time (except for those representations and warranties made as of a particular date, which shall have been true and correct as of such date), except that, Parent and Merger Sub shall not be obligated to effect the Merger, if Parent determines, in its sole discretion, that any one or more of the changes in the representations and warranties of JJI that occurs after the date of the execution of this Agreement is adverse to JJI or its Subsidiaries and material. JJI and the Stockholders shall have performed or complied (or cured any noncompliance) in all material respects with all covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

5.2.2 Consents Obtained. All consents, waivers, clearances, approvals and authorizations from third parties under the contracts of JJI listed in Schedule 2.14 as being required to be obtained prior to the Effective Time shall have been obtained.

5.2.3 Secretary’s Certificate. Parent and Merger Sub shall have received a certificate signed by the Secretary of each of JJI and Stockholders’ Agent which shall: (i) certify the names of the officers of each of JJI and Stockholders’ Agent authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by each of JJI and Stockholders’ Agent or any of its officers, together with the true signatures of such officers; (ii) attach a copy of the certificate of incorporation of JJI, as amended, certified by the Secretary of State of Delaware; (iii) attach a copy of the current bylaws of JJI, certified by the Secretary to be correct and complete; (iv) attach a certified copy of the resolutions of the Board of Directors and the Stockholders of JJI evidencing the adoption of the approval of this Agreement and the other matters contemplated hereby; (v) attach recent good standing certificates for JJI from the States of Delaware, California, Connecticut, Illinois, Missouri, New York, North Carolina and the Commonwealth of Pennsylvania; and (vi) certify the Transactions have been duly authorized by the Board of Directors of each of JJI and Stockholders’ Agent and by the shareholders of JJI.

5.2.4 Closing Deliveries by JJI.

5.2.4.1 Resignation Letters. JJI shall have delivered to Parent resignations of all directors and officers of JJI.

5.2.4.2 Liabilities Certificate. JJI shall have delivered to Parent a certificate of the Chief Executive Officer and Chief Financial Officer of JJI certifying (i) the amount of each of the Pay Off Liabilities and each of the Price Reduction Liabilities, (ii) the amount of each category of Agreed Deductions in a manner consistent with Section 1.7.1.2, (iii) a best good faith estimate of the amount of the Working Capital Liabilities, itemized by category in a manner reasonably acceptable to Parent, (iv) that neither JJI nor any of its Subsidiaries has any Liabilities other than Working Capital Liabilities, the Pay Off Liabilities, the Price Reduction Liabilities, Liabilities which are Agreed Deductions and the Liabilities specified in part (i), (ii) or (iii) of Section 1.7.1.3.5, and (v) such other matters as Parent may reasonably request with respect to Liabilities.

5.2.4.3 Payoff Letters. For each of the Pay Off Liabilities, all notes and other indebtedness for borrowed money, all capital leases, and all payments due prior to the Effective Time, all Taxes (including any Taxes related to the Transactions), and each other Liability for which Parent reasonably requests a payoff letter before the Closing Date, JJI shall have delivered to Parent a Pay Off Letter from all applicable creditors or lenders.

5.2.4.4 Representations and Warranties Certificate. JJI shall have delivered to Parent a certificate of the Chief Executive Officer and Chief Financial Officer of JJI certifying that all representations and warranties by JJI contained in this Agreement are accurate as of the Effective Time except as expressly otherwise set forth in such certificate.

5.2.4.5 Compliance Certificate. JJI shall have delivered to Parent a certificate of the Chief Executive Officer and Chief Financial Officer of JJI certifying that the conditions set forth in this Article V with respect to JJI and its Subsidiaries have been fully satisfied.

5.2.4.6 Escrow Agreement. JJI, the Stockholders’ Agent and the Escrow Agent shall have executed and delivered the Escrow Agreement to Parent.

5.2.4.7 Indemnification Agreement. Stockholders’ Agent shall have executed and delivered to Parent an indemnification agreement from Stockholders’ Agent and the parent entity of Stockholders’ Agent, which indemnification agreement shall be in form and substance acceptable to Parent.

5.2.4.8 Evidence of Termination of Options and Warrants and Terminated Contracts. JJI shall have delivered to Parent a certificate of the Chief Executive Officer and Chief Financial Officer of JJI certifying that (i) all the Options and Warrants have been terminated (and JJI released with respect thereto) prior to the Effective Time, (ii) all the Terminated Contracts have been terminated (and JJI released) prior to the Effective Time and the Surviving Company and its Subsidiaries will not suffer any Adverse Consequences relating to the Terminated Contracts after the Effective Time in excess of the amount which reduced the Merger Consideration pursuant to Section 1.7.1.1.9 and (iii) there will not be any amounts due at or after the Effective Time in connection with Change of Control Obligations in excess of the amount which reduced the Merger Consideration pursuant to Section 1.7.1.1.8. JJI shall have delivered to Parent such other documentation as Parent may reasonably request relative to the termination of the Options and Warrants, the termination of the Terminated Contracts and the Change of Control Obligations.

5.2.5 Stockholder Approval. This Agreement and the Transactions contemplated hereby shall have been approved by the Stockholders in accordance with the DGCL.

5.2.6 No Material Adverse Affect. Since December 31, 2005, JJI and its Subsidiaries shall not have suffered any Material Adverse Effect.

5.2.7 FIRPTA Certificate. Parent shall have received a certificate establishing that neither JJI nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

5.2.8 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Parent, or against any Affiliate of Parent, any proceeding (i) involving a challenge to, or seeking damages or other relief in connection with, any of the Transactions, or (ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions.

5.2.9 Right in JJI Capital Stock. As long as the assumptions set forth in the first sentence of Section 2.1.2.2 are true, the Parent must be reasonably satisfied that no Person other than Parent, an Affiliate of Parent or Persons who acquired rights from Parent or an Affiliate of Parent will have any right in or to any capital stock (or any other equity interest) of JJI or any right to acquire any capital stock (or other equity interest) of JJI and no Person other than the Surviving Company, will have any right in or to or right to acquire any capital stock (or other equity interest) of any of its Subsidiaries.

5.2.10  Stock Plans. JJI shall have taken (or cause to be taken) all actions necessary to cancel and terminate as of the Effective Time any stock option plan, the Stock Incentive Plans and any other plan or agreement relating to the JJI Stock, Options and Warrants or other equity of JJI (other than this Agreement).

5.2.11 Opinion of Counsel. JJI shall have received and provided to Parent an opinion of counsel from counsel reasonably acceptable to Parent, which opinion shall state that the actions of each of JJI and its majority stockholder in connection with the Merger and Transaction have been duly authorized, that this Agreement has been duly authorized, executed and delivered, that all necessary actions have been taken by JJI and its Stockholders and their respective directors to make the Merger effective, that the Merger will be effective at the Effective Time and such other matters as reasonably requested by the Parent.

5.2.12 Other Documents and Certificates. Parent and JJI shall have received such other documents, certificates and approvals as may have been reasonably requested by Parent and Parent shall have reasonably determined Stockholders’ Agent, the Stockholders and JJI have taken all actions required by Law in connection with the Transactions.

5.2.13 Delivery of Exhibit B and Certificate. JJI has delivered Schedule 5.2.13 to Parent to describe the methodology JJI is to use in completing Exhibit B.  All of the dollar amounts in Schedule 5.2.13 are subject to the other provisions of this Agreement and are subject to change and none of such dollar amounts are binding on any party in connection with establishing Merger Consideration except to the extent binding as a result of a provision of this Agreement other than Schedule 5.2.13.  In the event of a conflict between Schedule 5.2.13 and any other provision of this Agreement the other provision will govern.  Parent is not agreeing to be bound by any provision of Schedule 5.2.13. Parent and JJI shall have received Exhibit B prepared in accordance with the methodology set forth in Schedule 5.2.13 to allocate the Merger Consideration to the holders of JJI Stock and Class B Common Stock Warrants. Exhibit B shall clearly identify (i) each Stockholder by name and the amount of Merger Consideration such Stockholder will receive, (ii) the Net Merger Consideration that shall be paid at the Effective Time in U.S. dollars to each Stockholder (which shall be in a total amount equal to the Net Merger Consideration) and (iii) the percentage that will be applied to each Escrow Fund distribution for each Stockholder entitled to receive a portion of such distribution (to the extent there are distributions to Stockholders) in order to calculate the amount of such Escrow Fund distribution to be paid to each Stockholder (and the total of all such percentages shall equal 100%). JJI shall have delivered to Parent a certificate of the Chief Executive Officer, Chief Financial Officer and Secretary of JJI certifying that the Exhibit B delivered at Closing sets forth the name of each Stockholder or other Person entitled to Merger Consideration Rights pursuant to this Agreement and conforms in all respects with the foregoing provisions of this Section 5.2.13. Notwithstanding anything in this Agreement to the contrary, the references in Articles I, VII and VIII to Exhibit B means the Exhibit B delivered pursuant to this Section 5.2.13 at Closing. Exhibit B shall also be in the form contemplated in the document attached hereto as “Form of Exhibit B”.

5.2.14 Purchase of Class A Common Stock held by Employees Pension Plan of JJI and its Subsidiaries. The Employees Pension Plan of JJI and its Subsidiaries shall not own any Class A Common Stock immediately prior to the Effective Time and such Class A Common Stock that it held after the date of this Agreement shall have been purchased in accordance with Section 4.16.3.1 and be treasury stock at the Effective Time.

5.2.15 Notices to Stockholders Pursuant to Delaware Law. JJI shall have (i) sent all of the notices required by or contemplated by DGCL to the Stockholders in connection with Transactions, which notices shall include those required by Sections 228(e) and 262(d)(2) of the DGCL and (ii) delivered to Parent a certificate of the Secretary of JJI certifying that all of the notices required by DGCL in connection with the Transactions have been sent prior to Closing, which certificate shall include copies of such notices.

5.3 Additional Conditions to Obligations of JJI. The obligation of JJI to effect the Merger is also subject to the following conditions (any or all of which conditions may be waived by JJI at or prior to the Closing):

5.3.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the date hereof, the Closing Date and the Effective Time as if made as of each such date or time (except for those representations and warranties made as of a particular date, which shall have been true and correct as of such date), except that, JJI shall not be obligated to effect the Merger, if JJI determines, in its sole discretion, that any one or more of the changes in the representations and warranties of Parent and Merger Sub or of JJI that occurs after the date of the execution of this Agreement is material to the Stockholders or materially increases the exposure of the Indemnity Escrow Amount to Parent Claims. Parent and Merger Sub shall have performed or complied (or cured any noncompliance) in all material respects with all covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

5.3.2 Consents Obtained. All material consents required to be obtained or made by Merger Sub for the authorization, execution, and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Merger Sub and shall be in full force and effect.

5.3.3 Secretary’s Certificate. JJI shall have received a certificate signed by the Secretary of each of Parent and Merger Sub which shall: (i) certify the names of the officers of each of Parent and Merger Sub authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by each of Parent and Merger Sub or any of its officers, together with the true signatures of such officers and (ii) certify the Transactions have been duly authorized by the Board of Directors of each of Parent and Merger Sub.

ARTICLE VI
TERMINATION

6.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

6.1.1 the mutual written consent of Parent and JJI;

6.1.2 Parent, if there has been a violation or Breach by JJI of any covenant, representation or warranty contained in this Agreement which has a Material Adverse Effect, which violation or Breach has not been waived by Parent or cured by JJI within thirty (30) days after written notice by Parent or which Breach cannot by its nature reasonably be cured prior to the Expiration Date;

6.1.3 JJI, if there has been a violation or Breach by Parent of any covenant, representation or warranty contained in this Agreement which has a Material Adverse Effect which violation or Breach has not been waived by JJI or cured by Parent within thirty (30) days after written notice by JJI (provided that the failure of Parent to deliver the Merger Consideration as required hereunder shall not be subject to cure hereunder) or which Breach cannot by its nature reasonably be cured prior to the Expiration Date; or

6.1.4 either Parent or JJI if the Transactions contemplated hereby have not been consummated by June 30, 2006 (the “Expiration Date”); provided that neither Parent nor JJI shall be entitled to terminate this Agreement pursuant to this Section 6.1 if such Person’s Breach of this Agreement has prevented the consummation of the Transactions contemplated hereby; or

6.1.5 either JJI or Parent, by written notice to the other, if a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in any case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable; or

6.1.6 if either JJI or Parent is entitled not to close under Section 5.2.1 or 5.3.1 and notifies the other in writing of its election not to close pursuant to Section 5.2.1 or 5.3.1, as applicable.

In the event JJI has a right to terminate this Agreement under any of the foregoing provisions, this Agreement may be terminated by the board of directors of JJI as provided above at any time prior to the Certificate of Merger becoming effective in accordance with Section 103 of the DGCL, notwithstanding approval of this Agreement by the holders of JJI Stock.

6.2 Effect of Termination. In the event of termination of this Agreement by either Parent or JJI as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 6.2, Section 4.4.2 (Confidentiality), Section 4.9 (Public Announcements), Section 9.7 (Governing Law) and Section 9.9 (Fees and Expenses), which shall each survive the termination of this Agreement) except as provided in the immediately following sentence. Notwithstanding the foregoing, either party may seek specific performance with respect to the obligations of any other party pursuant to this Agreement including any obligation to complete the Transactions, but any party exercising its rights to terminate this Agreement pursuant to this Article VI may not bring a claim for monetary damages against any other party based on such other party’s failure to comply with an obligation to complete the Closing.

ARTICLE VII
INDEMNIFICATION

7.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and agreements contained in this Agreement, and in any certificate or schedule shall be deemed to have been relied upon by the parties hereto, and shall survive the Closing; provided that any such representations, warranties, covenants, and agreements shall be fully effective and enforceable after the Closing for a period of twenty-one (21) months after the Effective Time for all matters, including claims relating to Environmental Liabilities, Taxes and all other matters (the “General Survival Period”) and for an additional period of twenty-one (21) months after the General Survival Period for Parent Claims relating to Taxes and German Environmental Issues (the “Tax and German Environmental Issue Survival Period”), and shall thereafter be of no further force or effect except as provided in this Agreement. Following the end of the General Survival Period and of the Tax and German Environmental Issue Survival Period and notwithstanding anything in this Agreement to the contrary, the indemnification obligations set forth in this Article VII shall continue to survive with respect to (i) any Surviving Claim or Stockholder Claim which was not fully resolved at the end of the General Survival Period and (ii) any Continuing Surviving Claim which was not fully resolved at the end of the Tax and German Environmental Issue Survival Period, until finally resolved as provided in this Article VII and the Escrow Agreement. By way of example, if notice of a Parent Claim is sent within the applicable survival period, then subject to the terms of this Agreement and the Escrow Agreement the Parent Indemnified Party or Parent, as applicable, shall be entitled to be reimbursed from the Indemnity Escrow Amount until all Adverse Consequences (whether arising before or after the end of the applicable survival period) relating to such timely asserted Parent Claim have been fully resolved and Parent or the Parent Indemnified Party, as applicable, has been indemnified therefor. The right to indemnification, payment of Adverse Consequences or other remedy based on the representations, warranties, covenants, and obligations of the parties hereto or in any schedule, certificate or other document delivered in connection herewith will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Effective Time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Adverse Consequences, or other remedy based on such representations, warranties, covenants, and obligations. Provided, however, the limitations contained in this Section shall not limit (i) the ability of any party to obtain specific performance with respect to any obligation of the other party or parties and each party to this Agreement shall be entitled to specifically enforce the obligations of each other party in this Agreement to the maximum extent permitted by Law, (ii) any Parent Indemnified Party in being paid for indemnifiable Adverse Consequences for claims for which notice was sent in the applicable time period or (iii) any party from enforcing its right to obtain or require distributions in accordance with Section 1.8.

7.2 Indemnification of Parent. Subject to the limitations of Sections 7.4 and 7.6, each Stockholder, severally with respect to such Stockholder’s portion of the Merger Consideration, shall be deemed to have agreed, by virtue of the approval of this Agreement and the Merger by JJI’s Board of Directors and the approval of this Agreement by the Stockholders under JJI’s Governing Documents and the DGCL to indemnify, defend, and save Parent and the Surviving Company, and their directors, officers, employees, owners, agents, Affiliates, and their respective successors and assigns (each a “Parent Indemnified Party”) harmless on an after-tax basis from and against, and to promptly pay to a Parent Indemnified Party or reimburse a Parent Indemnified Party for any and all Adverse Consequences arising from or in connection with:

7.2.1 any violation or Breach of any representation or warranty made by JJI in (i) this Agreement, (ii) the Schedules hereto (without giving effect to any supplement to the Schedules hereto), (iii) the documents and certificates delivered pursuant to Section 5.2, or (iv) any other certificate, document, writing or instrument delivered by JJI pursuant to this Agreement; provided, however, for purposes of determining the indemnity obligations pursuant to this Section 7.2, any representation or warranty which is qualified or otherwise limited by a term such as “Material Adverse Effect”, “materiality”, “material” or any other similar term shall be interpreted as if such qualification or limitation were not included (thus, a Breach will be deemed to exist based on a reading as though such qualification or limitation did not exist), each Stockholder will be obligated to indemnify Parent Indemnified Parties as though that qualification or limitation did not exist and indemnifiable Adverse Consequences will be determined as if such qualification or limitation were not included;

7.2.2 any failure of JJI to perform, fulfill or satisfy any covenant or agreement contained herein or in any certificate or schedule delivered by JJI pursuant to this Agreement;

7.2.3 any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with JJI (or any other Person acting on their behalf) in connection with the Transactions contemplated hereby;

7.2.4 any matter disclosed on, referenced in or resulting from or in connection with the subject matter of (i) numerical paragraphs 1, 3, 4 or 5 of Schedule 2.10 or (ii) the audit referenced in numerical paragraph (1) of Schedule 2.13.1.

7.2.5 any German Environmental Issues;

7.2.6 any failure by JJI or any Subsidiary of JJI to comply with any Law at any time prior to the Effective Time;

7.2.7 any Contract Termination Expense or Change of Control Obligation;

7.2.8 any Terminated Contract;

7.2.9 the amount required to resolve the Austrian Director Issue exceeding $50,800;

7.2.10   (i) the anticipated Tax refunds credited to Final Working Capital pursuant to part (f) of Exhibit D being more than those claimed by JJI (but only to the extent of such refunds claimed by JJI which relate only to the subject matter of the refunds credited to Final Working Capital pursuant to part (f) of Exhibit D and exclusive of any claimed refunds relating to the Defined Benefit Pension Plan Funding, the subject matter of the Defined Benefit Pension Plan or any benefit relating to the Defined Benefit Pension Plan) on its U.S. federal, state and local income Tax returns filed after the Effective Time for periods ending prior to the Effective Time or (ii) the amount of any disallowance or recovery by the Internal Revenue Service of any such refunds so credited to Final Working Capital as reasonably determined by Parent; and

7.2.11 the purchase of shares of JJI pursuant to Section 4.16.3.1 to the extent not deducted from the Merger Consideration pursuant to Section 1.7.1.1.7.

Notwithstanding the fact that the obligations or the duties of the Stockholders under this Section 7.2 are several rather than joint and several, the fact that all Stockholders may not have entered into Transmittal Letters or expressly appointed the Stockholders’ Agent as their agent or any other limitation contained in this Agreement, the Parent Indemnified Parties shall be entitled to receive from the Indemnity Escrow Amount the full amount of Adverse Consequences for the matters set forth in Section 7.2.1 through Section 7.2.11 subject only to the limitations of Sections 7.4 and 7.6. Accordingly, notwithstanding any other provision of this Agreement, it is understood and agreed that the total consideration which each Stockholder (other than a Dissenting Stockholder) is entitled to receive pursuant to the Merger as a result of the conversion of the Stockholder's shares into the right to receive cash shall be such Stockholder's respective portions (determined as set forth on Exhibit B) of the Merger Consideration Rights. Rights to payments from the Working Capital Escrow Amount or the Indemnity Escrow Amount  (whether to Stockholders, Stockholders' Agent or a Parent Indemnified Party) pursuant to this Agreement or the Escrow Agreement are, thus, (i) part of the methodology for determining the Stockholders' rights to consideration in connection with the Merger and (ii) binding on all the Stockholders (except those who become Dissenting Stockholders) at the Effective Time.

7.3 Indemnification of Stockholders. Parent agrees to indemnify, defend, and save the Stockholders and, as applicable, their directors, managers, officers, employees, owners, agents, trustees, Affiliates, and their respective successors and assigns or heirs and personal representatives, as the case may be (each, a “Stockholder Indemnified Party”), harmless on an after-tax basis from and against, and to promptly pay to such Stockholder Indemnified Party or reimburse such Stockholder Indemnified Party for, any and all Adverse Consequences arising from or in connection with:

7.3.1 any violation or Breach of any representation or warranty made by Parent or Merger Sub in (i) this Agreement, (ii) the Schedules hereto (without giving effect to any supplement to the Schedules hereto), (iii) the documents and certificates delivered pursuant to Section 5.3, or (iv) any other certificate, document, writing or instrument delivered by Parent or Merger Sub pursuant to this Agreement;

7.3.2 any failure of Parent or Merger Sub to perform, fulfill or satisfy any covenant or agreement contained herein or in any certificate delivered by Parent or Merger Sub pursuant to this Agreement;

7.3.3 any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Parent or Merger Sub (or any other Person acting on their behalf) in connection with the Transactions contemplated hereby; and

7.3.4 any election by Parent under Section 338 of the Code with respect to its acquisition of the capital stock of JJI in connection with the Merger.

The Stockholder Indemnified Parties are not entitled to receive any payment from the Indemnity Escrow Amount for any Adverse Consequences suffered by one or more Stockholder Indemnified Parties. Provided, however, this provision is not intended to limit the rights of Stockholder Indemnified Parties to receive payments from the Indemnity Escrow Amount to the extent expressly provided in Section 1.8.

7.4 Basket; Limitation on Indemnification

7.4.1 Parent’s Basket. Notwithstanding anything else herein to the contrary, subject only to the provisions of this Section 7.4.1, the Parent Indemnified Parties shall only be entitled to indemnification pursuant to Section 7.2 to the extent that the aggregate amount of the Parent Indemnified Parties Adverse Consequences exceeds Five Hundred Thousand Dollars ($500,000) (the “Parent Basket”). In the event the aggregate Adverse Consequences under Section 7.2 exceed the Parent Basket, then each Stockholder, severally in accordance with such Stockholders’ portion of the Merger Consideration, shall indemnify, defend, and save harmless the Parent Indemnified Parties for all Adverse Consequences exceeding the Parent Basket up to the amount of the Cap (if applicable). Notwithstanding the foregoing, the Parent Basket and Cap do not apply to (i) adjustments relating to Working Capital, which adjustments, if any, are provided solely out of the Working Capital Escrow Amount or (ii) Adverse Consequences relating to any Parent Limitation Exception.

7.4.2 THIS SECTION INTENTIONALLY LEFT BLANK.

7.4.3 Cap. Except as otherwise provided in this Section 7.4.3, the maximum liability of the Stockholders on the one hand and Parent and Merger Sub on the other hand, for all Adverse Consequences suffered by an Indemnified Party with respect to the subject matter of this Agreement and the Transactions contemplated hereby is, and shall be limited to, an amount equal to the Indemnity Escrow Amount (the “Cap”); provided, however, the Cap shall not apply to or take into account (i) Adverse Consequences related to adjustments relating to Working Capital, (ii) Adverse Consequences suffered by a Stockholder Indemnified Party relating to any Stockholders Limitation Exception or (iii) Adverse Consequences suffered by a Parent Indemnified Party relating to any Parent Limitation Exception.

7.4.4 Agreed Deductions. No claim may be made by the Parent or Merger Sub for Adverse Consequences suffered as a result of (i) the Adverse Consequences associated with the Agreed Deductions Subject Matter exceeding the amount taken into account for Agreed Deductions pursuant to Section 1.7.1 except to the extent such claim is based on a misrepresentation or inaccurate statement contained in Section 2.12.2, Schedule 2.12 or Section 2.36 or Section 7.2.9 or (ii) the Adverse Consequences associated with the High Mast Issue exceeding the amount taken into account in calculating Final Working Capital except to the extent such claim is based on a misrepresentation or inaccurate statement contained in Section 2.27.4, Schedule 2.27.4 (including the attachment) or Section 2.36.

7.5 Indemnification Procedure for Third Party Claims Against Indemnified Parties.

7.5.1 Notice.

7.5.1.1 Duty to Notify. In the event that subsequent to the Closing any Parent Indemnified Party or Stockholder Indemnified Party (each, an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action or proceeding by any entity who is not a party to this Agreement (including, but not limited to, any Governmental Authority) (a “Third Party Claim”) against such Indemnified Party, with respect to which Parent or the Stockholders (“Indemnifying Party”) are required to provide indemnification under this Agreement, the Indemnified Party shall promptly give written notice together with a statement of any reasonably available information regarding such claim to the Indemnifying Party within ten (10) Business Days after learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim); provided, that no failure of the Indemnified Party to provide such notice shall relieve the Indemnifying Party of its obligation to indemnify and defend the Indemnified Party, except to the extent that the Indemnifying Party is prejudiced thereby. If a Third Party Claim is being made against a Parent Indemnified Party, the Stockholders’ Agent shall be given reasonable access to all books and records in the possession or under the control of Parent which the Stockholders’ Agent reasonably determines to be related to such claim.

7.5.2 Defense by Indemnifying Party. Subject to Section 7.5.3.2, if an Indemnified Party gives notice to the Indemnifying Party pursuant to Section 7.5.1 of the assertion of a Third-Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Party is also a Person against whom the Third-Party Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim, other than reasonable costs incurred to provide any support requested by the Indemnifying Party. The Indemnifying Party shall have ninety (90) days after notice is given pursuant to Section 7.5.3.1 of the Indemnifying Party’s election to assume defense of the Third Party Claim to change its decision (and return the defense of the Third Party Claim to the Indemnified Party) regarding the defense of the Third Party Claim if and only if the Indemnifying Party has not done anything to prejudice the Indemnified Party’s position or prevent the Indemnified Party from taking over the defense of the Third Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim, and provided the Indemnifying Party has not returned the defense of a Third Party Claim to the Indemnified Party in accordance with the terms of the immediately preceding sentence, then (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Party without the Indemnified Party’s Consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (none of which monetary damages shall be paid or reimbursed from the Indemnity Escrow Amount without Parent’s consent, which consent shall not be unreasonably withheld or delayed); and (C) the Indemnified Party shall have no liability (including any continuing obligation or restriction) with respect to any compromise or settlement of such Third-Party Claims effected without its prior written consent. Further, any fees of counsel or other out of pocket expenses (other than amounts paid to third parties, with Parent’s prior written consent) incurred by any Stockholders or the Stockholders’ Agent (either as the Indemnifying Party or as the Indemnified Party) may not be reimbursed from the Indemnity Escrow Amount except to the limited extent expressly provided in Sections 1.8.

7.5.3 Defense by Indemnified Party.

7.5.3.1 If an Indemnified Party gives notice to the Indemnifying Party pursuant to Section 7.5.1 of the assertion of a Third-Party Claim, and the Indemnifying Party does not, within twenty (20) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third-Party Claim or if the

Indemnifying Party changes its decision regarding the defense of the Third Party Claim within the ninety (90) day period provided in Section 7.5.2, then in any such event the Indemnified Party shall have the right to conduct such defense in good faith at the expense of the Indemnifying Party and the Indemnifying Party will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Party with the prior written consent of Stockholders’ Agent, which consent shall not be unreasonably withheld or delayed.

7.5.3.2 Notwithstanding the foregoing Section 7.5.2, if an Indemnified Party determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or any of its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Party will not be bound by any compromise or settlement of any Third-Party Claim effected without its prior written consent (which may not be unreasonably withheld or delayed).

7.5.4 Duty to Keep Other Party Informed. With respect to any Third-Party Claim subject to indemnification under this Article VII: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person reasonably informed of the status of such Third-Party Claim and any related Litigation at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree, at the expense of the party defending the claim, to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

7.5.5 Confidentiality. With respect to any Third-Party Claim subject to indemnification under this Article VII, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

7.5.6 Reimbursement Payments for Third-Party Claims. Any Adverse Consequences that Parent or a Parent Indemnified Party suffers that are subject to indemnification pursuant to this Article VII shall be paid. The parties shall cooperate reasonably and in good faith to cause the Parent or Parent Indemnified Party to be paid, without unreasonable delay, from the Indemnity Escrow Amount (which is held pursuant to the Escrow Agreement) with respect to any amounts the Parent or Parent Indemnified Party is entitled to be paid in accordance with the immediately preceding sentence. Any Adverse Consequences that a

Stockholder Indemnified Party suffers that is subject to indemnification pursuant to this Article VII shall be paid as provided in Section 7.8.

7.6 Limitation of Remedies.

7.6.1 Limits on Indemnity Escrow Amount. All Adverse Consequences sustained by a Parent Indemnified Party shall be payable solely from the Indemnity Escrow Amount except for claims or other matters relating to (i) payments due under Section 1.9.4 for Working Capital (which payments shall come only from the Working Capital Escrow Amount) or (ii) any Parent Limitation Exception. Further, notwithstanding anything to the contrary in this Agreement, no Person other than Parent or Parent Indemnified Parties shall be entitled to any or all of the Indemnity Escrow Amount except as expressly provided in Section 1.8. The parties to this Agreement shall cooperate in every reasonable way to enable Parent Indemnified Parties to timely recover from the Indemnity Escrow Amount all amounts for which a Parent Indemnified Party is entitled to indemnification under this Article VII or is otherwise entitled or to which the Stockholders are bound pursuant to this Article VII.

7.6.2 Application of Insurance Proceeds. The parties shall use commercially reasonable efforts to collect the proceeds of any insurance which would have the effect of reducing any Adverse Consequences. To the extent any Adverse Consequence of an Indemnified Party is reduced by receipt of payment (i) under insurance policies which are not subject to retroactive adjustment or other reimbursement to the insurer in respect of such payment, or (ii) from third parties not affiliated with the Indemnified Party, such payments (net of the expenses of the recovery thereof) shall be credited against any such Adverse Consequences, and, if indemnification payments shall have been received prior to the collection of such proceeds, the Indemnified Party shall remit to the Indemnifying Party the amount of such proceeds (net of the cost of collection thereof) to the extent the indemnification payments received in respect of such Adverse Consequences would otherwise result in a duplicative recovery to the Indemnified Party.

7.6.3 Limitations on Remedy. Except for claims or other matters relating to Working Capital, any Stockholders Limitation Exception, any Parent Limitation Exception or the Escrow Agreement or Escrow Fund Amount (including asserting rights thereto), the remedies provided for in this Article VII (and as limited by this Article VII) shall be the sole basis for making a claim for damages against any party to this Agreement with respect to matters for which indemnification is available under Section 7.2 or Section 7.3. However, neither this limitation nor any other provision of this Article VII is intended to or will be construed to limit any party’s ability to obtain specific performance with respect to any obligation of the other party or parties and each party to this Agreement shall be entitled to specifically enforce the obligations of each other party in this Agreement to the maximum extent permitted by Law.

7.6.4 Duty to Mitigate. The Parent shall take all commercially reasonable steps to mitigate all Adverse Consequences sustained or incurred by the Parent Indemnified Parties, and the Stockholders’ Agent and the Stockholders shall take all commercially reasonable steps to mitigate all Adverse Consequences sustained or incurred by the Stockholder Indemnified Parties, upon and after becoming aware of any event which would reasonably be expected to give rise to Adverse Consequences.

7.7 THIS SECTION INTENTIONALLY LEFT BLANK.

7.8 Payments to Stockholder Indemnified Party. If a Stockholder Indemnified Party has notified Parent in writing of one or more claims or potential claims (within the General Survival Period) for which the indemnification provisions of Section 7.3 are applicable (each a “Stockholder Claim” and collectively, the “Stockholder Claims”), then the aggregate amount of Adverse Consequences (whether arising before or after the notice referenced in this sentence) suffered by the Stockholder Indemnified Party for which the indemnification provisions of Section 7.3 are applicable (so the Stockholder Indemnified Party is entitled to indemnification from Parent thereunder) shall be paid by Parent without unreasonable delay to the applicable Stockholder Indemnified Party, in accordance with this Agreement (but subject to any applicable express limitations in this Article VII). None of the Adverse Consequences suffered by any Stockholder Indemnified Party or Stockholders’ Agent shall be paid from the Indemnity Escrow Amount.

7.9 Payments from the Indemnity Escrow Amount. If a Parent Indemnified Party has notified the Escrow Agent and Stockholders’ Agent in writing of one or more claims or potential claims (within the applicable time period permitted by Section 7.1) for which the indemnification provisions of Section 7.2 are applicable (each a “Parent Claim” and collectively, the “Parent Claims”), then the aggregate amount of Adverse Consequences (whether arising before or after the notice referenced in this sentence) for which the Parent Indemnified Party is or becomes entitled to indemnification under Section 7.2 shall be paid to the Parent or Parent Indemnified Party, as applicable, from the Indemnity Escrow Amount upon demand by the Parent Indemnified Party or Parent, as applicable, in accordance with this Agreement (but subject to any applicable express limitations in this Article VII). The parties shall direct the Escrow Agent to pay the Parent or Parent Indemnified Party, without unreasonable delay, from the Indemnity Escrow Amount held pursuant to the Escrow Agreement with respect to any amounts the Parent or Parent Indemnified Party is entitled to be paid in accordance with the immediately preceding sentence. Such payments from the Indemnity Escrow Amount to Parent Indemnified Party or Parent shall be permanently retained by the Parent Indemnified Party or Parent, as applicable, and the Indemnity Escrow Amount shall be deemed to be reduced accordingly.

7.10 Treatment of Payments. Amounts paid to or on behalf of a Stockholder Indemnified Party or a Parent Indemnified Party as indemnification shall be treated as adjustments to the Merger Consideration unless otherwise required by a change in Law or a final unappealable determination.

7.11 Cooperation Relating to German Environmental Issue. In the event there is any claim by any Governmental Authority against Parent, JJI, any Subsidiary of JJI or any Affiliate of Parent relating to the German Environmental Issue, the Surviving Company and the

Stockholders’ Agent shall use commercially reasonable efforts to cooperate with each other to (i) minimize the Adverse Consequences relating to the German Environmental Issue and (ii) cause the Escrow Agent to timely pay the Adverse Consequences relating to the German Environmental Issue which are indemnifiable under this Agreement from the Indemnity Escrow Amount.

7.12 INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE. THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE VII SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

ARTICLE VIII
DEFINITIONS

For the purposes of this Agreement, the term:

“Accountant Continuing Surviving Claim” has the meaning set forth in the second grammatical paragraph of Section 1.8.4.3.

“Accountant Surviving Claim” has the meaning set forth in the second grammatical paragraph of Section 1.8.2.3.

“Accounting Firm” means Crowe Chizek and Company LLC, but if such accounting firm is unable to accept engagement pursuant to the terms of this Agreement, then the Parent and Stockholders’ Agent shall select another accounting firm chosen by mutual agreement of the Parent and Stockholders’ Agent acting in good faith and, in such event, such other accounting firm so selected shall be the “Accounting Firm.”

“Accounts Receivable” means (i) all rights of payment from customers of JJI and its Subsidiaries arising from the sale by JJI and its Subsidiaries of Inventory or services to such customers in the ordinary course of business, (ii) all other accounts or notes receivable of JJI and its Subsidiaries and the full benefit of all security for such accounts or notes and (iii) any claim, remedy or other right related to any of the foregoing.

“Acquisition Transaction” means any (i) merger, consolidation or similar transaction involving JJI, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of JJI representing 15% or more of the assets of JJI, (iii) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes of the outstanding JJI Stock, (iv) tender offer or exchange offer in which any person or “group” (as such term is defined under the Securities Exchange Act of 1934, as amended (“Exchange Act”) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 15% or more of the outstanding JJI Stock, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to JJI, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Transaction” shall not include the Merger or the other transactions contemplated by this Agreement.

“Adjustment Amount” has the meaning set forth in the second grammatical paragraph of Section 1.8.2.3.

“Adjusted Indemnity Escrow Amount” means at the time such term is being used in this Agreement, the amount of funds in the Indemnity Escrow Amount as it has been adjusted as provided in this Agreement and in the Escrow Agreement.

“Adverse Consequences” means (whether or not involving a third-party claim) each and every loss, damage, cost, expense (including court costs, reasonable costs of investigation, reasonable attorneys’ fees or costs, or other expenses, including those arising out of the enforcement of this Agreement), suit, action, demand, claim, cause of action, assessment, deficiency, liability, judgment, award, fine, penalty, sanction, obligation, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys; provided, however, notwithstanding any other provision of this Agreement, (i) no party shall be entitled to recover from any other party (and “Adverse Consequences” shall not include) either (A) punitive damages other than punitive damages asserted by the way of indemnification for punitive damages paid or required to be paid to a third party in connection with a Third Party Claim or (B) incidental or consequential damages for Genlyte Specific Losses other than incidental or consequential damages for Genlyte Specific Losses asserted by the way of indemnification for Genlyte Specific Losses paid or required to be paid to a third party in connection with a Third Party Claim and (ii) “Adverse Consequences” shall include (A) all incidental, consequential and punitive damages, asserted by the way of indemnification for incidental, consequential or punitive damages paid or required to be paid to a third party in connection with a Third Party Claim and (B) all incidental and consequential damages which are not Genlyte Specific Losses.

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

“Agreed Deductions” has the meaning set forth in Section 1.7.1.2.

“Agreed Deductions Subject Matter” means (i) the rental costs the Surviving Company may incur related to the Hoffmeister Lease that exceeds the rental costs necessary and appropriate for Hoffmeister’s reasonable business needs (the “Hoffmeister Lease Support”), (ii) any costs and business interruption the Surviving Company may incur in relocating tangible personal property from the Hoffmeister Facility upon termination of the Hoffmeister Lease

(“Hoffmeister Relocation Costs”), (iii) any severance costs (other than severance costs relating to any representation in Article II not being accurate immediately prior to the Effective Time) the Surviving Company may incur after the Effective Time resulting from the termination by JJI or any of its Subsidiaries of the 14 specific employees identified on Schedule 8.1 in 2004 and 2005 (“Hoffmeister Personnel Severance Costs”), (iv) any Environmental Liability of JJI and its Subsidiaries arising directly from the Omega Chemical Site or any Regional Response Work arising directly from the occurrences at the Omega Chemical Site (“Omega Chemical Site Estimated Costs”), (v) any Environmental Liability of JJI and its Subsidiaries arising directly from the Puente Valley Site (“Puente Valley Site Estimated Costs”) and (vi) any Environmental Liability of JJI and its Subsidiaries arising directly from the Other Agreed U.S. Environmental Issues (“Other Agreed U.S. Environmental Issues Estimated Costs”); provided, however, the Agreed Deductions Subject Matter shall not include the subject matter of any of the Pay Off Liabilities, any of the Price Reduction Liabilities, or any of the Working Capital Liabilities.

“Agreed Escrow Distribution Methodology” means the Escrow Agent’s distribution of differing amounts of the subject distribution calculated and paid in the manner set forth in Paragraphs A, B and C below.

A.
Payments to Parent. Parent shall be entitled to receive from the Escrow Agent, by wire transfer, (i) an amount equal to the portion determined in accordance with this Agreement and as set forth in the “Escrow Fund Amount Percentage” column of Exhibit B that would have been allocated to Dissenting Shares from the subject distribution but for the exercise of appraisal or dissenters rights and (ii) an amount equal to the portion determined in accordance with this Agreement and as set forth in the “Escrow Fund Amount Percentage” column of Exhibit B that would be allocated from the subject distribution to Non-Claiming Holders.

B.
Payment to Stockholders’ Agent. Following the payment to Parent provided for in Paragraph A above, the Stockholders’ Agent shall be entitled to receive from the Escrow Agent the Stockholders’ Agent’s Costs, if any.

C.
Payments to Holders of Merger Consideration Rights. Following the payments, if any, to Parent and Stockholders’ Agent provided for in Paragraphs A and B above, the holders of Merger Consideration Rights that have surrendered their Certificates and Letters of Transmittal in accordance with Section 1.4.6 (except Appraisal Rights Stockholders and Non-Claiming Holders) shall be entitled to receive from the Escrow Agent any remaining portion of the subject distribution allocated in accordance with this Agreement and as set forth in the “Escrow Fund Amount Percentage” column of Exhibit B.

“Agreement” has the meaning set forth in the introduction and the term “Agreement” includes the text of this document, the Schedules and the Exhibits.

“Appraisal Right Stockholders’ Consideration” means a portion (determined as set forth on the “Net Merger Consideration Payable at the Effective Time” column or the “Escrow Fund Amount Percentage” column, as appropriate, of Exhibit B) of the Merger Consideration that would have been paid to Appraisal Rights Stockholders had such Appraisal Rights Stockholders not become Appraisal Rights Stockholders.

“Appraisal Rights Stockholders” has the meaning set forth in Section 1.4.5.

“Austrian Director Issue” means the claims made by Mr. Feischl, the former general manager of Hoffmeister-Leuchten Gesellschaft m.b.H. against JJI or any of its Subsidiaries.

“Breach” means any breach of, or any inaccuracy in, any representation, statement or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other contract or agreement.

“Business Day” means any day other than a Saturday, a Sunday, or a U.S. federal holiday;

“Cap” has the meaning set forth in Section 7.4.3.

“Certificate of Merger” has the meaning set forth in the Recitals.

“Certificates” has the meaning provided in Section 1.4.6.1.

“Change of Control Obligations” means amounts paid or agreed or required to be paid (either before, at or after the Effective Time) based on or in connection with any promise, assurance or commitment, oral or written, made, assumed by or otherwise binding on JJI or any Affiliate of JJI prior to the Effective Time, including those (i) under any bonus, severance, incentive payment or other payment to or agreement with management or employees, because of this Agreement, the Merger or the Transactions or (ii) relating to any future change of control, severance, termination of employment or other event similar to any of the foregoing. The “Change of Control Obligations” include (i) all oral and written commitments for success or similar payments and (ii) all Taxes, employer’s share of FICA and other amounts which are or may become payable to any Governmental Authority, costs of or related to any Plans and any other costs and expenses in connection with any payment relating to any “Change of Control Obligations”.

“Class A Common Stock” means the Class A Common Stock, par value $.01 per share of JJI.

“Class A Common Stock Warrants” means warrants granted by JJI to purchase shares of Class A Common Stock of JJI.

“Class B Common Stock” means the Class B Convertible Non-Voting Common Stock, par value $.01 per share of JJI.

“Class B Common Stock Warrants” means warrants granted by JJI to purchase shares of Class B Common Stock of JJI.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Working Capital Adjustment Amount” has the meaning set forth in Section 1.7.1.4.4.

“Code” has the meaning set forth in the recitals of this Agreement.

“Continuing Indemnity Escrow” has the meaning set forth in Section 1.8.2.

“Continuing Surviving Claim” has the meaning set forth in Section 1.8.4.2.

“Contract Termination Expenses” means all amounts required to be paid to terminate all duties, obligations and Liabilities of JJI and its Subsidiaries which now exist or may hereafter arise under or in connection with the Terminated Contracts. The “Contract Termination Expenses” include all Taxes, employer’s share of FICA and other amounts which are or may become payable to any Governmental Authority, costs of or related to any Plans and any other costs and expenses in connection with any payment relating to any “Terminated Contracts”.

“Contractual Obligations” means, as applied to any Person, any indenture, mortgage, deed of trust, contract, lease, undertaking, agreement or instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Transaction Documents.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement, or otherwise.

“Copyright License” means any and all rights now owned or hereafter acquired by JJI under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyrights” means all of the following: (i) all copyrights and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (ii) all reissues, extensions or renewals thereof.

“Deferred Compensation Agreement” means the Supplemental Deferred Compensation Agreement dated February 1, 1983 with Robert N. Haidinger.

“Defined Benefit Pension Plan” has the meaning set forth in Section 2.13.4.

“Defined Benefit Pension Plan Funding” means all costs and other Adverse Consequences (including the amount to be paid for the Class A Common Stock held by the Employees Pension Plan of JJI Lighting Group, Inc. and its Subsidiaries pursuant to Section 4.16.3.1 and costs of termination and fully funding) which will be incurred by JJI and its Subsidiaries in connection with the termination of all Defined Benefit Pension Plans (which Defined Benefit Pension Plans include the Employees Pension Plan of JJI Lighting Group, Inc. and its Subsidiaries).

“Determination Date” has the meaning set forth in Section 1.9.3.

“DGCL” has the meaning set forth in the Recitals.

“Dispute Notice” has the meaning set forth in Section 1.9.3.

“Dissenting Shares” has the meaning set forth in Section 1.4.5.

“Dissenting Stockholder” has the meaning set forth in Section 1.4.5.

“Dollars” or “$” means lawful currency of the United States of America.

“Effective Date” means the day which includes the Effective Time.

“Effective Date Pay Off Liabilities Schedule” has the meaning set forth in Section 2.35.

“Effective Time” has the meaning set forth in Section 1.3.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules and regulations, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment relating to the pollution or protection of human health (to the extent relating to Hazardous Materials including exposure to Hazardous Materials), the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7

U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder.

“Environmental Liabilities” means, with respect to any Person, all liabilities, costs, losses, damages, and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines and penalties, incurred as a result of any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, strict liability, criminal or civil statute arising under any Environmental Laws or Environmental Permits.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means National City Bank.

“Escrow Agreement” has the meaning set forth in Section 1.7.3.

“Escrow Fund Amount” means the sum of (i) the Indemnity Escrow Amount, plus (ii) the Working Capital Escrow Amount.

“Estimated Unresolved Claims Amount” has the meaning set forth in Section 1.8.2.2.

“Estimated Working Capital” has the meaning set forth in Section 1.7.1.4.

“Exchange Agent” has the meaning set forth in Section 1.4.6.1.

“Exchange Fund” has the meaning set forth in Section 1.4.6.13.

“Exhibits” means Exhibits to this Agreement identified on the signature page to this Agreement.

“Expiration Date” has the meaning set forth in Section 6.1.4.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“Final Adjustment Amount” has the meaning set forth in the second grammatical paragraph of Section 1.8.4.3.

“Final Continuing Indemnity Escrow” has the meaning set forth in Section 1.8.4.2.

“Final Working Capital” has the meaning set forth in Section 1.9.3.

“Financial Statements” has the meaning set forth in Section 2.5.

“Forward Contract” has the meaning in Section 4.15.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“General Survival Period” has the meaning set forth in Section 7.1.

“Genlyte Specific Losses” means, subject to the proviso contained in this sentence, losses to Parent and Parent’s Affiliates other than losses to the Surviving Company or any Subsidiary of the Surviving Company; provided, however, if the value of JJI or any of its Subsidiaries is less than it would have been as of the Effective Time had the representations in this Agreement been accurate then Adverse Consequences relating to such diminution in value and Breach shall not be considered “Genlyte Specific Losses”.

“German Environmental Issue” means any past, present or future issue or claim that JJI or any of its Subsidiaries has any Liability, Environmental Liability or duty in connection with the condition of or prior actions relating to or involving the environment at the Hoffmeister Facility at the Effective Time.

“German Parent” means JJI Lighting Group GmbH Europe, a German corporation wholly-owned by JJI.

“Governing Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

“Government Antitrust Entity” has the meaning set forth in Section 4.5.2.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability under, any Environmental Laws, including any material or substance that is (i) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste” or “toxic substance” under any Environmental Laws, or (ii) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“High Mast Issue” means the issues and problems with the high mast fixture as described in the attachment to Schedule 2.27.4.

“Hoffmeister” means Hoffmeister Leuchten GmbH, a German corporation wholly-owned by the German Parent.

“Hoffmeister Debt Payments” means the principal, accrued but unpaid interest and other obligations with respect to the debt due to banks or other lenders by Hoffmeister or any of its subsidiaries.

“Hoffmeister Employee Pension Liability” means pensions payable to employees of Hoffmeister as identified in the Actuarial Report (Item 6a of Schedule 2.13.1) but does not include any Hoffmeister Family Plan Expense.

“Hoffmeister Facility” means the premises leased from Bunte & Remmler GmbH & Co. KG located at Am Neuen Haus 4-10 and In der Donne 8, Ludenscheid Germany by lease dated December 11, 1997, as amended April 5, 2001 and by Court Order dated August 13, 2004.

“Hoffmeister Family Plan Expense” means the pension obligations due to Mr. Klaus Hoffmeister and Dr. Markus Hoffmeister set forth in their respective Service Agreements dated December 12, 1997, and in the Service Agreement of Mr. Hansmartin Hoffmeister dated July 1, 1992.

“Hoffmeister Lease” means the lease of the Hoffmeister Facility, a true and complete copy of which has been provided to Parent by JJI.

“Hoffmeister Lease Support” has the meaning set forth in the definition of “Agreed Deductions Subject Matter.”

“Hoffmeister Personnel Severance Costs” has the meaning set forth in the definition of “Agreed Deductions Subject Matter.”

“Hoffmeister Relocation Costs” has the meaning set forth in the definition of “Agreed Deductions Subject Matter.”

“IMC” means International Mezzanine Capital B.V.

“Improvements” has the meaning set forth in Section 2.11.6.

“Indebtedness” shall mean indebtedness for borrowed money including principal, accrued interest and other amounts due or accrued.

“Indemnified Party” has the meaning set forth in Section 7.5.1.1.

“Indemnifying Party” has the meaning set forth in Section 7.5.1.1.

“Indemnity Escrow Amount” shall mean Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000). Provided, however, the “Indemnity Escrow Amount” may possibly be increased as provided in part (g) of Exhibit D.

“Initial Working Capital Escrow Amount” has the meaning set forth in Section 1.7.1.4.2.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, the goodwill associated with such Trademarks, and Trade Secrets.

“Inventory” means all inventories of JJI and its Subsidiaries, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by JJI and its Subsidiaries in the production of finished goods.

“IRS” means the Internal Revenue Service of the United States.

“JJI” has the meaning set forth in the introduction and Section 1.1.

“JJI Common Stock” means the Class A Common Stock and the Class B Common Stock.

“JJI Preferred Stock” means the Series A Preferred Stock and the Series B Preferred Stock.

“JJI’s Representatives” has the meaning set forth in Section 2.19.2.

“JJI Stock” means the JJI Common Stock and the JJI Preferred Stock.

“Knowledge”. An individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is aware of such fact or other matter or would have been aware of such fact or other matter if such individual had conducted a reasonable inquiry. JJI will be deemed to have “Knowledge” of a particular fact or other matter if any individual that is an officer or director of JJI or any Subsidiary or Affiliate of JJI has or is deemed to have Knowledge of such fact or other matter. Parent and Merger Sub will be deemed to have “Knowledge” of a particular fact or other matter if any officer or director of Parent or Merger Sub has Knowledge of such fact or other matter.

“Law Against Restraints on Competition” means the German law known as the Act Against Restraints on Competition (Gesetz gegen Wettbewerbsbeschr’nkungen, GWB).

“Laws” means, collectively, any law (including common law), ordinance, writ, directive, judgment, order, decree, injunction, statute, treaty, rule, regulation, regulatory requirement, or determination of (or an agreement with) a Governmental Authority.

“Leased Real Estate” means the Real Estate leased by JJI or its Subsidiaries as listed on Schedule 2.11.

“Letter of Transmittal” has the meaning set forth in Section 1.4.6.3.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by JJI.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction).

“Litigation” means the institution of any action, charge, claim, demand, suit, proceeding, petition, investigation, or arbitration.

“Material Adverse Effect” means a material adverse effect or impact upon the assets, financial condition, results of operations, or business of JJI and its Subsidiaries taken as a whole, or on the ability of JJI or the Stockholders, as a group, to consummate the Merger contemplated hereby; provided, however, an effect or impact will be considered material for purposes of the definition of “Material Adverse Effect” if and only if the effect or impact could result in JJI and its Subsidiaries taken as a whole being liable, being required to pay, suffering Adverse Consequences or otherwise being adversely impacted by (i) $100,000 or more related to any single claim or event or (ii) $500,000 or more in the aggregate. A Material Adverse Effect as it relates to Parent and Merger Sub shall mean the same as set forth above, substituting Parent and Merger Sub for JJI in all cases.

“Material Contracts” has the meaning set forth in Section 2.14.1.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.7.1.

“Merger Consideration Rights” has the meaning set forth in Section 1.4.3.

“Merger Filing Laws” means the Hart-Scott-Rodino Antitrust Improvements Act and Law Against Restraints on Competition.

“Merger Sub” has the meaning set forth in the introduction.

“Multiemployer Plan” has the meaning set forth in Section 2.13.6.

“Net Merger Consideration” has the meaning set forth in Section 1.4.4.

“Non-Claiming Holders” means the holders of Merger Consideration Rights who have not surrendered their Certificates in accordance with Section 1.4.6 hereof.

“Omega Chemical Site” means the Omega Chemical Corporation Superfund Site listed on the National Priorities List on January 19, 1999 in 64 Fed. Reg. 2950.

“Omega Chemical Site Estimated Costs” has the meaning set forth in the definition of “Agreed Deductions Subject Matter”.

“Options” means the options or rights issued by JJI pursuant to its 1997 and 2002 Stock Incentive Plans to purchase shares of JJI Class A Common Stock, the 1987 Stock Incentive Plan, as amended and restated in 1991, to purchase shares of JJI Class A Common Stock and any other right to acquire any ownership of any capital stock of JJI or other equity interest in JJI.

“Other Agreed U.S. Environmental Issues” means only the specific environmental issues expressly described on Exhibit G.

“Other Agreed U.S. Environmental Issues Estimated Costs” has the meaning set forth in the definition of “Agreed Deductions Subject Matter”.

“Owned Intellectual Property” means all Intellectual Property that is purported to be owned by JJI or any Subsidiary of JJI, including all Intellectual Property referenced on Schedules 2.8.2, 2.83, 2.84 and 2.85.

“Owned Real Estate” means real estate which is indicated on Schedule 2.11 as being owned.

“Parent” has the meaning set forth in the introduction.

“Parent Basket” has the meaning set forth in Section 7.4.1.

“Parent Claim” or “Parent Claims” has the meaning set forth in Section 7.9.

“Parent Demand Amount” means the Parent or Parent Indemnified Party’s good faith estimate of the Estimated Unresolved Claims Amount.

“Parent Indemnified Party” has the meaning set forth in Section 7.2.

“Parent Limitation Exception” means each of the following:

(i) fraud;

(ii) intentional Breaches;

(iii) failure of the Merger to become or remain effective unless the cause of such failure is the sole fault of Parent;

(iv) failure of the stockholder(s) of the Merger Sub immediately prior to the Effective Time to become the sole shareholder of JJI at the Effective Time or within three (3) days of the Closing unless such failure is the sole fault of Parent;

(v) inaccuracy in any representation in Section 2.1 (other than the specific representations relative to an entity being qualified to do business in jurisdictions other than the jurisdiction in which such entity was organized) or 2.2 at the time of signing of this Agreement or the Effective Time;

(vi) any claim by any Person of an interest, Option, Warrant or other right in JJI or its equity as of the Effective Time other than the claims pursuant to this Agreement of the holders of JJI Stock and Class B Common Stock Warrants that are listed on the attachment to Schedule 2.1.2;

(vii) Adverse Consequences relating to (A) Change of Control Obligations exceeding the amount reflected in Section 1.7.1.1.5 or Contract Termination Expenses exceeding the amount reflected in Section 1.7.1.1.9;

(viii)	the matter referenced in Section 7.2.9; and

(ix)	the matter referenced in Section 7.2.10.

Provided, however, with respect to any of the representations in Article II, Breaches of any such specific representations (other than those referenced in part (v) above) shall not be considered “Parent Limitation Exceptions” under part (ii) above unless JJI has or is deemed to have

Knowledge that such representations are incorrect or incomplete at either the time of signing this Agreement or the Effective Time.

“Parent’s Representatives” has the meaning set forth in Section 4.4.1.

“Patent License” means rights under any written agreement now owned or hereafter acquired by JJI granting any right with respect to any invention on which a Patent is in existence.

“Patents” means all of the following: (i) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, (ii) all reissues, continuations, continuations-in-part, divisionals or extensions thereof, and (iii) inventions and discoveries that may be patentable.

“Pay Off Letter” means either (i) a binding written commitment from each obligee of a Pay Off Liability in form and substance reasonably acceptable to Parent which accurately reflects the amount which will be required to satisfy such Pay Off Liability at the Effective Time and for a reasonable period thereafter or (ii) such other documentation of such amount which is acceptable to Parent in its sole discretion.

“Pay Off Liabilities” has the meaning set forth in Section 1.7.1.1.

“Pay Off Liabilities Schedule” has the meaning set forth in Section 2.35.

“PBGC” means Pension Benefit Guaranty Corporation.

“Pension Benefit Plan” has the meaning set forth in Section 2.13.2.

“Period” has the meaning set forth in Section 2.31.

“Permitted Encumbrances” means the following encumbrances but only to the extent that each encumbrance is fully and appropriately accrued for or reserved under GAAP and reflected as a Liability that is deducted from the Merger Consideration in accordance with Section 1.7:

1. With respect to the assets other than the Real Estate,

(i)
inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent, and Liens for taxes, assessments or governmental charges or levies which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection

(ii)

with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien,
(iii)
mortgages or security interests shown on the Balance Sheet included in the Financial Statements as securing any specified liabilities or obligations fully reflected, with respect to which no default (or event that, with notice or lapse of time or both, would constitute default) exists,

(iv)
mortgages or security interests incurred in connection with the purchase of property at or assets after December 31, 2005 (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and

(v)	which are disclosed on Schedule 8.3-Permitted Encumbrances.

2. With respect to the Real Estate,

(i)
inchoate liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien,

(ii)
mortgages or security interests shown on the Balance Sheet included in the Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute default) exists,

(iii)
mortgages or security interests incurred in connection with the purchase of property at or assets after December 31, 2005 (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and

(iv)	which are disclosed on Schedule 2.11-Permitted Encumbrances.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” has the meaning set forth in Section 2.13.1.

“Post-Closing Statement” has the meaning set forth in Section 1.9.1.

“Price Reduction Liabilities” has the meaning set forth in Section 1.7.1.3.

“Puente Valley Site” means the Puente Valley Operable Unit of the San Gabriel Valley Superfund Site, Area 4, Los Angeles, CA designated on the National Priorities List (see 49 Fed. Reg. 19480 (1984)).

“Puente Valley Site Estimated Costs” has the meaning set forth in the definition of “Agreed Deductions Subject Matter”.

“Real Estate” has the meaning set forth in Section 2.11.1.

“Regional Response Work” shall mean work that the Governmental Authorities require the Parties, or any of them, to perform, or which they perform at the request or demand of the Governmental Authorities or any of them, regarding regional groundwater contamination alleged to be attributed to the Omega Chemical Site.

“Related Person”. With respect to a particular individual:

(i) each other member of such individual’s Family;

(ii) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(iii) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(iv) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(i) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(ii) any Person that holds a Material Interest in such specified Person;

(iii) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(iv) any Person in which such specified Person holds a Material Interest; and

(v) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (i) the “Family” of an individual includes (A) the individual, (B) the individual’s spouse, (C) any other natural person who is related to the individual or the individual’s spouse within the second degree and (D) any other natural person who resides with such individual; and (ii) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Resolution Period” has the meaning set forth in Section 1.8.2.2.

“Review Period” has the meaning set forth in Section 1.9.2.2.

“Schedules” means the Schedules to this Agreement prepared by JJI and identified in Exhibit H.

“Senior Debt” means the obligations owing to the Lenders pursuant to the Credit Agreement, dated as of December 29, 2004 by and among JJI and the other persons party thereto that are designated as Credit Parties and General Electric Capital Corporation as Administrative Agent, Agent, L/C Issuer and a Lender, The Governor and Company of the Bank of Ireland as Documentation Agent and the other financial institutions party thereto and GECC Capital Markets Group, Inc. As Sole Lead Arranger and Sole Bookrunner.

“Senior Debt Payments” means all principal, accrued but unpaid interest and other obligations with respect to the Senior Debt.

“Series A Preferred Stock” means the Convertible Voting Preferred Stock, Series A, par value $.01 per share, of JJI.

“Series B Preferred Stock” means the Redeemable Preferred Stock, Series B, par value $.01 per share, of JJI.

“SERP” means the Supplemental Executive Retirement Plan of JJI and its Subsidiaries adopted effective as of January 1, 1994, as amended by resolutions of the board of directors of JJI adopted on October 7, 2002.

“SERP Funding” means all the costs and Adverse Consequences associated with terminating the SERP.

“Stock Incentive Plans” means JJI’s 1987, 1997 and 2002 Stock Incentive Plans to purchase shares of JJI Class A Common Stock.

“Stockholder Claim” and “Stockholder Claims” has the meaning set forth in Section 7.8.

“Stockholder Indemnified Party” has the meaning set forth in Section 7.3.

“Stockholder(s)” means those Persons who own JJI Stock or Class B Common Stock Warrants.

“Stockholders’ Agent” has the meaning set forth in the introduction.

“Stockholders Limitation Exception” means each of the following:

(i) fraud;

(ii) intentional Breaches;

(iii) failure of the Merger to become or remain effective unless the cause of such failure is the sole fault of JJI, any Stockholder or the Stockholders’ Agent; and

(iv) inaccuracy in any representation in Section 3.1 (other than the specific representations relative to an entity being qualified to do business in jurisdictions other than the jurisdiction in which such entity was organized) or 3.2 at the time of signing of this Agreement or the Effective Time.

Provided, however, with respect to any of the representations in Article III, Breaches of any such specific representations (other than those referenced in part (iv) above) shall not be considered “Stockholders Limitation Exceptions” under part (ii) above unless Parent or Merger Sub has or is deemed to have Knowledge that such representations are incorrect or incomplete at either the time of signing this Agreement or the Effective Time.

“Subordinated Debt” means the Indebtedness of JJI owed to International Mezzanine Capital B.V., a corporation organized under the laws of the Netherlands pursuant to the Subordinated Note Agreement and any other Indebtedness of JJI subordinated to the Senior Debt as to right and time of payment and as to any other rights and remedies thereunder.

“Subordinated Debt Payments” means all principal, accrued but unpaid interest and other obligations with respect to the Subordinated Debt.

“Subordinated Note Agreement” means that certain Amended and Restated Subordinated Note Agreement, dated as of January 31, 2005 among JJI and International Mezzanine Capital B.V., as Agent.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), (ii) any partnership (A) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof), and (iii) any corporation, association or other business entity which is included or consolidated in such Person’s financial statements.

“Surviving Claim” has the meaning set forth in Section 1.8.2.2.

“Surviving Company” has the meaning set forth in Section 1.1.

“Takeover Statute” has the meaning set forth in Section 2.23.

“Target Working Capital” means Twenty-Six Million Eight Hundred Eighty-Two Thousand and No/100 Dollars ($26,882,000).

“Tax” or “Taxes” means any United States or foreign, state or local income, gross receipts, sales, licenses, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, use, transfer, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Returns” means all material reports, returns, information returns, claims for refund, elections, estimated Tax filings or payments, requests for extension, documents, statements, declarations and certifications and other information required to be filed with respect to Taxes, including attachments thereto and amendments thereof.

“Tax and German Environmental Issue Survival Period” has the meaning set forth in Section 7.1.

“Terminated Contract” means any Contractual Obligation in connection with which JJI or any of Subsidiary of JJI may have any duty to any current or former employee, officer, director or agent, including the agreements with James F. Haworth, Charles J. Florio, John L. Wolf, Greg Carpenter, Jim Fowler, Gedra Mereckis, Joe Penta, John Palembas and Dave Holladay; provided, however, Terminated Contracts do not include the Contractual Obligations of Hoffmeister to its employees in Germany to the extent disclosed to Parent and identified on Schedule 2.9.4.

“Third Party Claim” has the meaning set forth in Section 7.5.1.1.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by JJI granting any right to use any Trademark.

“Trademarks” means all of the following: (i) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, internet domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (ii) all reissues, extensions or renewals thereof; and (iii) all goodwill associated with or symbolized by any of the foregoing.

“Trade Payables” means amounts due (including amounts not yet invoiced for goods sold or services provided prior to the Effective Time) from JJI and its Subsidiaries in the ordinary course of their businesses to merchants for the sale of goods or services to JJI and its Subsidiaries in the ordinary course of their businesses prior to the Effective Time; provided, however, the following shall not be considered Trade Payables and shall be included in Liabilities (i) any liabilities or obligations resulting from, arising out of, relating to, in the nature of, or caused by any Breach of contract, Breach of warranty, tort, infringement, or violation of law, (ii) any amounts with respect to any purchase or lease of any capital asset or any real property and (iii) reasonable accruals for services to be performed in the future relating to and at all times prior to the Effective Time.

“Trade Secrets” means all categories of trade secrets as defined in the Uniform Trade Secrets Act.

“Transaction” means the Merger and any other transaction contemplated by the Merger or this Agreement.

“Transaction Documents” means this Agreement, the Certificate of Merger, the Escrow Agreement and all other documents and agreements or instruments executed in connection with the Merger.

“Transaction Expenses” means the aggregate of all of the following:

1.
All investment banking fees (other than those incurred or contracted for by Parent and those incurred or contracted for by JJI with Houlihan Lokey Howard & Zukin to the extent included in Working Capital),

2.	All legal fees (other than those incurred or contracted for by Parent) in connection with this Agreement, the Merger and the Transactions contemplated hereby,

3.
An amount sufficient to pay (i) all fees and costs of the accountants of JJI and its Subsidiaries in connection with the Financial Statements, the Transactions, other work done prior to the Effective Time and other work to be performed pursuant to any Contractual Obligation with JJI or any of its Subsidiaries reduced by (ii) $150,000 which is to be an accrued expense included in Working Capital,

4.
One-half of any HSR filing fee, Law Against Restraints on Competition filing fee, any other Government Antitrust Entity fee or any similar fees paid by Parent or any Affiliate of Parent or paid by JJI or any Subsidiary of JJI and any HSR filing fee, any other Government Antitrust Entity fee or any similar fees which will be required to be paid by Parent or any Affiliate of Parent or by JJI or any of its Subsidiaries in connection with the Transaction or otherwise, and

5.	One-half of all fees, expenses and taxes payable to Delaware Governmental Authorities in connection with the filing of the Certificate of Merger.

  “Warrants” means the Class A Common Stock Warrants of JJI and any other right to acquire any ownership of any capital stock of JJI or other equity interest in JJI; provided, however,“Warrants” does not include the Class B Common Stock Warrants which are being extinguished pursuant to this Agreement.

“Working Capital” has the meaning set forth in Exhibit D.

“Working Capital Escrow Amount” means (i) the Initial Working Capital Escrow Amount plus (ii) the Working Capital Excess, if any.

“Working Capital Excess” has the meaning set forth in Section 1.9.4.1.

“Working Capital Liabilities” means all Liabilities which are to be included in Working Capital.

“Working Capital Shortfall” has the meaning set forth in Section 1.9.4.2.

“Yort” means Yort, Inc., a California corporation and wholly-owned Subsidiary JJI.

Unless otherwise specified, references in the Agreement or any of the Exhibits or Schedules to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Definitions of agreements and instruments in Article VIII shall mean and refer to such agreements and instruments as amended, modified, supplemented, restated, substituted or replaced from time to time in accordance with their respective terms and the terms of this Agreement and the other Transaction Documents.

ARTICLE IX
GENERAL PROVISIONS

9.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made on the earlier to occur of delivery thereof, if by hand; upon receipt, if sent by mail (registered or certified mail, postage prepaid, return receipt requested); on the second Business Day following deposit, if sent by a recognized overnight delivery service; or upon transmission, if sent by telecopy or facsimile transmission (in each case with receipt verified) as follows:

If to Parent or Merger Sub:      The Genlyte Group Incorporated
Attn: General Counsel
10350 Ormsby Park Place, Suite 601  Louisville, Kentucky 40223
Facsimile No.: 502-420-9540

With a copy to:          Stoll Keenon Ogden PLLC
300 West Vine Street, Suite 2100
Lexington, KY 40507
Attention: R. David Lester, Esq.
Facsimile: (859) 253-1093

If to JJI:  JJI Lighting Group, Inc.
67 Holly Hill Lane
Greenwich, CT 06830
Attention: Chief Financial Officer
Facsimile: 203-869-9537

With a copy to:  Donald A. Herner, Esq.
    Herner & Gilbert, LLP
    4 Landmark Square
    Suite 218
    Stamford, CT 06901
    Facsimile: 203 975-8815

If to the Stockholders’ Agent:
        International Mezzanine Capital B.V.
c/o Mezzanine-Management, LLC
Stamford Harbor Park
333 Ludlow Street
Second Floor-North Tower
Stamford, CT 06902
Attention: Robert Davies
Facsimile: 203-323-9119

With a copy to:
        Cahill Gordon & Reindel
80 Pine Street
New York, NY 10005
Attention: Ciro Gamboni, Esq.
Fax: 212-269-5420

provided that each party hereto shall promptly notify the other parties hereto of any change in its contact information, which revised contact information shall thereafter be used for the purposes of this Section 9.1 until further revised.

9.2 Entire Agreement; Amendment; Waiver. Other than the Schedules and the Exhibits, which are hereby incorporated herein and made a part hereof and the agreement referenced in Section 5.2.4.7, certificates, financial statements and other documents referenced in or contemplated by this Agreement, this Agreement constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements (including any confidentiality agreements), or representations by or between the parties, written or oral, that may have related in any way to the subject matter hereof. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent, Merger Sub, JJI, and Stockholders’ Agent. The board of directors of JJI may agree, on behalf of JJI, to any such amendment at any time prior to the Certificate of Merger becoming effective in accordance with Section 103 of the DGCL, provided that an amendment made subsequent to the adoption of this Agreement by the holders of JJI Stock shall not (1) alter or change the amount of cash to be received in exchange for or on conversion of all or any of the JJI Stock or Class B Warrants, (2) alter or change any term of the certificate of incorporation of the Surviving Company to be effected by the Merger or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holder of the JJI Stock or Class B Warrants. No waiver by any party hereto of any default, misrepresentation or Breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or Breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence of such kind.

9.3 Headings, Terminology. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context of this Agreement otherwise requires, the terms “Article” and “Section” refer, respectively, to the specified Article or Section of this Agreement.

9.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9.5 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may assign all or any of their rights hereunder to any Affiliate, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and the Stockholders, and, except for the provisions of Article VII, nothing contained in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

9.7 Governing Law. Except to the extent that the DGCL is mandatorily applicable to the Merger, this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

9.8 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.9 Fees and Expenses. Except as expressly provided herein to the contrary, all fees and expenses incurred by the parties in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

[signatures on the next page]

IN WITNESS WHEREOF, Parent, Merger Sub and JJI have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT: The Genlyte Group Incorporated /s/ Larry K. Powers ___________________________ By: Larry K. Powers President
MERGER SUB: Ignite Merger Sub Inc. /s/ Larry K. Powers ___________________________ By: Larry K. Powers President
JJI: JJI Lighting Group, Inc. /s/ James F. Haworth __________________________ By: James F. Haworth President & CEO
STOCKHOLDERS’ AGENT: International Mezzanine Capital B.V. Jacobus Schouten ___________________________ By: Jacobus Schouten Director

Exhibits
Exhibit A - Certificate of Merger
Exhibit B - Allocation of Merger Consideration
Exhibit C - Letter of Transmittal
Exhibit D - Working Capital Definition
Exhibit D-1 - Exhibit 1 to Exhibit D
Exhibit D-2 - Exhibit 2 to Exhibit D
Exhibit E - Hoffmeister Personnel Severance Costs
Exhibit F - Escrow Agreement
Exhibit G - Other Agreed U.S. Environmental Issues
Exhibit H - List of Schedules prepared by JJI

Exhibit D

“Working Capital” shall mean an amount determined by subtracting the current liabilities of JJI and its wholly owned Subsidiaries from the current assets of JJI and its wholly owned Subsidiaries as of the Effective Time, with such current liabilities and current assets to be determined in accordance with GAAP and the manner in which “WORKING CAPITAL BUYER” was determined in connection with Exhibits D-1 and D-2 hereto, subject to the following adjustments and overriding principles:

(a) GAAP. No current assets will in any event be valued at a greater amount than would be permitted by GAAP applied on a basis consistent with the Financial Statements referenced in Section 2.5.1 and 2.5.2 and no current liabilities will be valued at a lesser amount than would be permitted by GAAP applied on a basis consistent with the Financial Statements referenced in Section 2.5.1 and 2.5.2. All Inventories not written off shall be valued at the lower of cost or market on a first in first out basis all in accordance with GAAP.

(b) Liabilities. Current liabilities shall not include the Pay Off Liabilities, Price Reduction Liabilities or Agreed Deductions to the extent actually taken into account in reducing the Merger Consideration in Section 1.7.1. Subject to the immediately preceding sentence, the reduction to Working Capital for current liabilities will be not less than the amount of current liabilities determined in accordance with GAAP.

(c) Cap. The Working Capital shall not in any event exceed $32,000,000.

(d) Exception. The Working Capital will not include any amount for which credit is given in Section 1.7.1.2.5.

(e) Accounts Receivable. The net amount of Accounts Receivable and other amounts of anticipated future payments, if any, included in the Working Capital shall (i) not include any amounts which are not due and owing (without any defense or right of set off) at the Effective Time or (ii) any amounts which should not reasonably be expected to be collected.

(f) Exclusion of Tax Refunds. Working Capital shall not include any amount for any anticipated refund or benefit relating to Taxes except that if JJI believes a refund of U.S. federal, state and local income Taxes will actually be received by JJI after the Effective Time as a result of U.S. federal, state and local income Taxes paid by JJI prior to the Effective Time and losses included on a JJI income Tax return for a period ending prior to the Effective Time (other than losses relating to or resulting from the subject matter of the Defined Benefit Pension Plan Funding or any payment or accrual relating thereto) the amount of such refund JJI reasonably believes (at the time of delivery by Parent of the Post-Closing Statement) it will receive after the Effective Time will, without duplication of any other benefit to the Stockholders and subject to the limitations referenced below, be included in Working Capital; provided, however, any refund or potential refund will be disregarded to the extent (i) it results from or relates to the Defined Benefit Pension Plan Funding, the subject matter of the Defined Benefit Pension Plan or any payment or accrual relating to the Defined Benefit Pension Plan, (ii) the sum of such refund which can be used to increase the Working Capital and the amount otherwise included in Working Capital would exceed the amount stated in part (c) above or (iii) it exceeds $850,000.

1

(g) Hoffmeister Family Plan Expenses. In the event the Stockholders’ Agent is able to resolve all of the Liabilities of JJI and its Subsidiaries in connection with the subject matter of the Hoffmeister Family Plan Expenses before the earlier of the end of the General Survival Period or the date the Hoffmeister Family Plan Expenses are paid by JJI or a Subsidiary of JJI and the effect of such resolution is that JJI and its Subsidiaries are able to eliminate all Liabilities relating to the subject matter of the Hoffmeister Family Plan Expenses for an amount less than the amount included in Pay Off Liabilities pursuant to Section 1.7.1.1.4 then the amount of the net savings to JJI as a result of such resolution (as reasonably determined by the Surviving Company) will, without duplication of any other benefit to the Stockholders and subject to the limitations referenced below, (i) be included in Working Capital to the extent such Liabilities are eliminated before delivery by Parent of the Post-Closing Statement or (ii) be paid by JJI or a Subsidiary of JJI to the Escrow Agent (and such amount shall become part of the Indemnity Escrow Amount); provided, however, the sum of (A) such savings which can be used to increase the Working Capital or the Indemnity Escrow Amount, (B) the amount otherwise included in Working Capital and (C) any amount which may be payable under Section 4.18 will not in any event exceed the amount stated in part (c) above.

(h) Insurance. Working Capital shall not take into account any value or net value relating to the life insurance policy on the life of Robert N. Haidinger or any other insurance policy.

(i) High Mast Fixture. Working Capital shall be reduced by an amount equal to the aggregate amount of the past, present and estimated future Adverse Consequences relating to High Mast Issue at and after the Effective Time based on information known at the time the Final Working Capital is determined.

(j) Houlihan Lokey Howard & Zukin. Working Capital shall be reduced by an amount equal to the aggregate amount of the fees and expenses that JJI or any of its Subsidiaries have incurred or may be obligated to pay to Houlihan Lokey Howard & Zukin with respect to service contracted for or provided prior to the Effective Time, except to the extent, if any, such fees or expenses were deducted from the Merger Consideration paid at the Effective Time pursuant to Section 1.7.1.1.8.

2

Exhibit D-1

JJI LIGHTING GROUP
WORKING CAPITAL
U.S. - HOFFMEISTER - CONS
2006
		31-Jan			28-Feb			31-Mar
	U.S.	HOFF	CONS	U.S.	HOFF	CONS	U.S.	HOFF	CONS

ACCTS REC	11,798	2,859	14,657	11,840	2,695	14,535	13,046	2,940	15,986
OTHER REC	204	10	214	267	0	267	265	0	265
INVENTORY	20,679	8,134	28,813	21,282	8,030	29,312	20,948	8,121	29,069
PREPAID EXP	1,057	364	1,421	1,212	338	1,550	1,292	415	1,707
ACCTS PAYABLE	7,446	6,081	13,527	7,227	5,269	12,496	7,729	5,593	13,322
ACCRUED EXP- BUYER	3,853	1,425	5,278	3,638	1,601	5,239	3,708	1,332	5,040
ACCRUED EXP- SELLER	2,127	1,852	3,979	2,551	1,654	4,205	2,708	1,498	4,206
TOTAL ACCRUED EXP	5,980	3,277	9,257	6,189	3,255	9,444	6,416	2,830	9,246
TAXES PAYABLE	584	0	584	504	0	504	541	0	541
NET W.C.	19,728	2,009	21,737	20,681	2,539	23,220	20,865	3,053	23,918

ACCRUED EXP - SELLER	2,127	1,852	3,979	2,551	1,654	4,205	2,708	1,498	4,206
WORKING CAPITAL BUYER	21,855	3,861	25,716	23,232	4,193	27,425	23,573	4,551	28,124

		30-Apr			31-May			30-Jun
	U.S.	HOFF	CONS	U.S.	HOFF	CONS	U.S.	HOFF	CONS

ACCTS REC	13,508	2,702	16,210
OTHER REC & TAX	327	0	327
INVENTORY	21,267	8,149	29,416
PREPAID EXP	1,256	521	1,777
ACCTS PAY	8,027	5,428	13,455
ACCRUED EXP BUYER	3,833	1,162	4,995
ACCRUED EXP SELLER	2,555	1,372	3,927
TOTAL ACCRUED EXP	6,388	2,534	8,922	0	0	0	0	0	0
TAXES PAYABLE	410	0	410
NET W.C.	21,533	3,410	24,943	0	0	0	0	0	0

ACCRUED EXP SELLER	2,555	1,372	3,927
WORKING CAPITAL BUYER	24,088	4,782	28,870

1

		31-Jul			31-Aug			30-Sep
	U.S.	HOFF	CONS	U.S.	HOFF	CONS	U.S.	HOFF	CONS

ACCTS REC
OTHER REC
INVENTORY
PREPAID EXP
ACCTS PAYABLE
ACCRUED EXP BUYER
ACCRUED EXP SELLER
TOTAL ACCRUED EXP	0	0	0	0	0	0	0	0	0
TAXES PAYABLE
NET W.C.	0	0	0	0	0	0	0	0	0

ACCRUED EXP SELLER
WORKING CAPITAL BUYER	0	0	0	0	0	0	0	0	0

		31-Oct			30-Nov			31-Dec
	U.S.	HOFF	CONS	U.S.	HOFF	CONS	U.S.	HOFF	CONS

ACCTS REC
OTHER REC
INVENTORY
PREPAID EXP
ACCTS PAYABLE
ACCRUED EXP BUYER
ACCRUED EXP SELLER
TOTAL ACCRUED EXP	0	0	0	0	0	0	0	0	0
TAXES PAYABLE
NET W.C.	0	0	0	0	0	0	0	0	0

ACCRUED EXP SELLER
WORKING CAPITAL BUYER	0	0	0	0	0	0	0	0	0

AVERAGE 2005 W.C. BUYER									26,882
2

Exhibit D-2

ACCRUED EXPENSES
2006

BUYER:	Jan	Feb	Mar	Apr	May	June	July	Aug	Sept	Oct	Nov	Dec
Vacation, Sick	955	999	1023	1068
Audit and Tax Fees	304	274	251	227
Commissions	1691	1780	1909	1948
Warranty	30	28	29	26
Misc Taxes	0	18	0	0
Other Fringes	342	284	330	223
Distributor Rebates	127	36	54	36
Freight	141	137	218	242
Royalty	211	186	121	118
MIC / Bonus	229	229	0	0
Insurance	211	114	114	140
A/P Accrued	141	107	210	218
Accrued Marketing	18	32	17	0
Miscellaneous	202	283	249	263
Accruals Sweden	320	394	231	191
SUB TOTAL	4,922	4,901	4,756	4,700
Accrued Salaries	356	338	284	295
TOTAL - BUYER	5,278	5,239	5,040	4,995	0	0	0	0	0	0	0	0

SELLER:
Legal - HL project	124	128	116	122
Interest - GE	208	357	221	446
Interest - IMC	250	500	750	500
Customer deposits/credits	398	297	320	296
Restructuring	1823	1756	1452	1326
Troy EPA - net	166	166	166	165
SERP	824	821	1007	1072
Deferred Compensation	186	180	174	0
TOTAL - SELLER	3,979	4,205	4,206	3,927	0	0	0	0	0	0	0	0

TOTAL ACCRUED EXPENSES	9,257	9,444	9,246	8,922	0	0	0	0	0	0	0	0

1

Exhibit E

Regarding Hoffmeister Personnel Severance Costs

Table

Month	May 2006	June 2006
Total	1,105,292 Euros*	1,105,292 Euros*

* To be reduced by payments, if any, made by JJI on the Hoffmeister Personnel Severance Costs after May 12, 2006.

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FIRST ADDENDUM TO AGREEMENT AND PLAN OF MERGER

This First Addendum to Agreement and Plan of Merger (“Addendum”) is entered into as of the 22nd day of May, 2006, by and among The Genlyte Group Incorporated, a Delaware corporation (“Parent”), Ignite Merger Sub Inc., a Delaware corporation and an Affiliate of Parent (“Merger Sub”), International Mezzanine Capital B.V., a limited liability company incorporated under the laws of the Netherlands (“Stockholders’ Agent”) and JJI Lighting Group, Inc., a Delaware corporation (“JJI”).

THAT, WHEREAS, the parties hereto entered into an Agreement and Plan of Merger dated as of May 12, 2006 (the “Merger Agreement”);

WHEREAS, the parties hereto desire to make certain changes in the Merger Agreement as stated herein; and

WHEREAS, except to the extent expressly changed herein, the Merger Agreement shall continue to be in full force and effect and shall be deemed to have been entered into as of May 12, 2006.

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the premises and the promises and covenants herein contained, the parties hereto agree as follows:

1.  Addendum. Except as expressly modified by numerical paragraphs 2, 3 and 4 of this Addendum, the Merger Agreement is hereby ratified and shall continue in full force and effect in accordance with its terms. The Merger Agreement, as modified by this Addendum, shall be deemed to have been entered into as of May 12, 2006. Each party represents to the other that (i) it has obtained all necessary approval and consent to modify the Merger Agreement as set forth herein, including, without limitation, any approval required by its directors or officers and (ii) all representations in the Merger Agreement made by such party apply to this Addendum as though its terms were a part of the Merger Agreement at the time of the execution of the Merger Agreement. The definitions and other provisions of Article VIII of the Merger Agreement apply to the interpretation of this Addendum.

2.  Modifications to Merger Agreement.

(a) Section 1.4.1 Merger Sub Stock is hereby modified by deleting subparagraph (i) in its entirety and replacing it with the following:

(i) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become Eleven Thousand (11,000) shares of Class A common stock of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Company and

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(b) Section 1.5.3 Stock of Merger Sub is hereby modified by deleting it in its entirety and replacing it with the following:

Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become Eleven Thousand (11,000) shares of Class A common stock of the Surviving Company as provided in Section 1.4.1.(i).

(c) Section 1.4.6.1 Exchange Agent is hereby modified by deleting the first sentence in its entirety and replacing it with the following two sentences:

Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging the Merger Consideration for certificates representing shares of Class A Common Stock, and Parent agrees to act as an exchange agent for the purpose of exchanging the Merger Consideration for certificates representing JJI Preferred Stock and for certificates representing Class B Common Stock Warrants (collectively, all certificates representing shares of JJI Stock and certificates representing Class B Common Stock Warrants are the “Certificates”). All references in the Merger Agreement to Exchange Agent shall be deemed to refer to the Exchange Agent when used in connection with certificates representing shares of Class A Common Stock and shall be deemed to refer to Parent when used in connection with certificates representing shares of JJI Preferred Stock and certificates representing Class B Common Stock Warrants.

(d) Section 1.4.6.3 Letter of Transmittal is hereby modified by deleting the second and third sentences in their entirety and replacing them with the following:

The Exchange Agent or Parent shall provide letters of transmittal along with instructions for use in exchange (together, the “Letter of Transmittal”) as follows: (a) a letter of transmittal in the form attached hereto as Exhibit C-1 to Stockholders’ Agent at or as soon as reasonably practical following the Closing and (b) a letter of transmittal in the form attached hereto as Exhibit C-2 to the holders of Class A Common Stock (at the address provided by JJI pursuant to this Section 1.4.6.3) at or as soon as reasonably practicable following the Closing. If Parent desires to modify the Letter of Transmittal attached hereto as Exhibit C-2, then Parent may send Stockholders’ Agent written notice of Parent’s proposed modifications and Stockholders’ Agent shall have five (5) Business Days after such notice has been received by Stockholders’ Agent in which to object to the notice.

(e) Section 1.4.6.4 Surrender of Certificates is hereby modified by inserting the word “appropriate” before the phrase “Letter of Transmittal” that appears once in the first sentence and once in the second sentence of Section 1.4.6.4.

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(f) Section 1.4.6.10 Lost Certificates is hereby modified by inserting the word “appropriate” before the phrase “Letter of Transmittal” that appears once in subsection (iii) of Section 1.4.6.10.

(g) Section 1.7.1.1 “Pay Off Liabilities” is hereby modified by adding the following grammatical paragraph at the end of Section 1.7.1.1:

To the extent the aggregate amount of the amounts included in the Pay Off Liabilities to pay off the Senior Debt Payments, the Hoffmeister Debt Payments and the Transaction Expenses (i) is greater than the actual aggregate amount required to pay off the Senior Debt Payments, the Hoffmeister Debt Payments and the Transaction Expenses, then such excess amount (to the extent not otherwise taken into account in establishing Working Capital) shall be added to Working Capital and thereby increase the Final Working Capital or (ii) is less than the aggregate amount required to fully pay off the Senior Debt Payments, the Hoffmeister Debt Payments and the Transaction Expenses, then such deficiency (to the extent not otherwise taken into account in establishing Working Capital) shall be subtracted from Working Capital and thereby decrease the Final Working Capital. Provided, further, to the extent there are taxes, employer’s share of FICA, Medicare or other amounts which are or may become payable to any Governmental Authority in connection with the Change of Control Obligations, SERP Funding or Contract Termination Expenses, such amounts (to the extent not otherwise taken into account in establishing Working Capital) shall be subtracted from Working Capital and thereby decrease the Final Working Capital. The parties acknowledge that the definition of “Working Capital” shall be deemed to be modified hereby to give full effect to the provisions of this grammatical paragraph.

(h) The list of Exhibits that appears on the Signature Page is hereby modified by deleting “Exhibit C - Letter of Transmittal” and replacing it with the following:

Exhibit C-1 - Letter of Transmittal for the Stockholders’ Agent
Exhibit C-2 - Letter of Transmittal for the holders of Class A Common Stock

(i) Section 9.8 Counterparts is hereby modified by adding the following at the end of Section 9.8:

Each Transaction Document may be executed in one or more counterparts, each of which will be deemed to be an original copy of such Transaction Document and when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of the Merger Agreement, this Addendum and any other Transaction Documents and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of the Merger Agreement, this Addendum and any other Transaction Documents as to the parties and may be used in lieu of the original Merger Agreement, this Addendum and any other Transaction Documents for all purposes. Signatures of

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the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

(j)  The definition of “Agreement” in Article VIII is hereby modified by changing the definition to provide as follows:

 “Agreement” has the meaning set forth in the introduction but the term “Agreement” includes the text of this document as amended by the Addendum, the Schedules, the Exhibits, any certificates delivered pursuant to the “Agreement” and any other addendum or modification to the “Agreement”.

(k) The definition of “Transaction Documents” in Article VIII is hereby modified by changing the definition to provide as follows:

“Transaction Documents” means the Agreement as defined in Article VIII, the Certificate of Merger, the Escrow Agreement and all other documents and agreements, certificates or instruments executed in connection with the Merger.

(l) The definition of “Transaction Expenses” in Article VIII is hereby modified by adding the following additional paragraph after paragraph 5.

6. The first year fee of $3,500 owed to the Escrow Agent.

(m) Section 7.6.3 Limits on Indemnity Escrow Amount is hereby modified by deleting the last sentence at the end of the grammatical paragraph and replacing it with the following sentence:

However, neither this limitation nor any other provision of this Article VII is intended to or will be construed to limit (i) any party's ability to obtain specific performance with respect to any obligation of the other party or parties and each party to this Agreement shall be entitled to specifically enforce the obligations of each other party in this Agreement to the maximum extent permitted by Law, or (ii) remedies under any agreement delivered pursuant to Article V or any agreement otherwise agreed to by the parties.

(n) The parties have agreed that for purposes of establishing the amount of any Pay Off Liabilities which are expressed in Euros and for purposes of establishing the amount of the Hoffmeister Personnel Severance Costs the parties will base the calculation of the amount to be used in determining Merger Consideration pursuant to Section 1.7.1 of the Merger Agreement on the assumption that 1.00 Euro is equal to $1.2780.

(o)  Section 7.2.8 is hereby modified by deleting this section in its entirety and substituting the following therefore:

7.2.8 Any Terminated Contract or any Warrant issued, incurred or agreed to prior to the Effective Time;

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(p) Subparagraph (vi) in the definition of “Parent Limitation Exception” in Article VIII is hereby modified by adding the following parenthetical after the phrase “or other right in JJI or its equity”:

(including any claim of any type relating to the Warrants held by the Patricia K Incrocci Trust, the Estate of Harry J. Keenan and Jesse Keenan)

(q) Sections 1.7.1.4, 4.18 and paragraph (c) of Exhibit D are each hereby modified by replacing each “$32,000,000” with “$33,000,000” .

3. Modifications to Exhibits to Merger Agreement.

(a)  The attachment to the Merger Agreement referred to as “Exhibit A - Certificate of Merger” is hereby deleted in its entirety and replaced with a Certificate of Merger substantially in the form attached to this Addendum as Exhibit A.

(b)  The attachment to the Merger Agreement referred to as “Exhibit C - Letter of Transmittal” is hereby deleted in its entirety and replaced with the following: a letter of transmittal for Stockholders’ Agent in the form attached to this Addendum as Exhibit C-1 and a letter of transmittal for the holders of Class A Common Stock in the form attached to this Addendum as Exhibit C-2.

(c)  The attachment to the Merger Agreement referred to as “Exhibit F - Escrow Agreement” is hereby deleted in its entirety and replaced with an escrow agreement substantially in the form attached to this Addendum as Exhibit F.

(d) The attachment to the Merger Agreement referred to as “Exhibit H -List of Schedules prepared by JJI” is hereby deleted in its entirety and replaced with a the list of schedules substantially in the form attached to this Addendum as Exhibit H.

(e) Exhibit D to the Merger Agreement is hereby modified by adding the following additional paragraphs (k) and (l):

(k)  Puenta Valley Site. Subject to the limitation in paragraph (c) of Exhibit D, Working Capital shall be increased by an amount (not to exceed $30,000) equal to the amount JJI receives from the former owners of Troy Lighting, Inc. relating to the Puenta Valley Site to the extent such amount is received after the Closing and before delivery of the Post-Closing Statement by Parent and is not otherwise taken into account in determining Working Capital or reducing the Puente Valley Site Estimated Costs.

(l) Late Receipt of Wires for Certain Pay Off Liabilities. If any one or more of the wires intended to pay off any Pay Off Liabilities is not credited as being received by the applicable recipient early enough to give credit on the Effective Date and provided that Parent used commercially

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reasonable efforts to cause the correct amount of money to be wired to the intended recipient in a reasonably timely manner, then Working Capital shall be reduced by the amount of any expenses or additional interest required to pay off each Pay Off Liability arising from the failure of such Pay Off Liabilities receiving payoff credit on the Effective Date.

(m) Hoffmeister Lease Support. The calculation pursuant to Section 1.7.1.2.1 would result in a calculation of Hoffmeister Lease Support of $1,613,699; however, the parties agree that since the intention was to provide for support at the rate of $1,000,000 per year for the balance of the Hoffmeister lease, and since JJI has paid the rent through the month of May and hence already paid $25,000 of the support payments prior to the Effective Time, that the amount to which Genlyte is entitled pursuant to this provision is $1,558,333 (which is 1 year and 7 months at $83,333.33 per month less the $25,000 prepaid amount) and that this amount of $1,558,333 shall be used as a deduction for purposes of determining Merger Consideration and further agree that no amount will be included in Working Capital as prepaid rent or for the $25,000 prepaid amount for this matter.

4. Modifications to Schedules to Merger Agreement.

(a)	Schedule 2.14.6 attached to this Addendum is hereby added to the Schedules.

(b)  Schedule 2.32.5 to the Merger Agreement is hereby deleted in its entirety and the Schedule 2.32.5 attached to this Addendum is substituted therefore.

5. Documents Executed on or after the Date of this Addendum. Any other document, instrument or certificate that is executed on or after the date of this Addendum and that refers to the Merger Agreement will be deemed to refer to the Merger Agreement as amended by this Addendum, without regard to whether such document, instrument or certificate expressly refers to this Addendum.

LEX 100562/122150/3437698.11

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IN WITNESS WHEREOF, Parent, Merger Sub and JJI have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT: The Genlyte Group Incorporated /s/ Larry K. Powers ___________________________ By: Larry K. Powers President and CEO
MERGER SUB: Ignite Merger Sub Inc. Larry K. Powers ___________________________ By: Larry K. Powers President
JJI: JJI Lighting Group, Inc. /s/ James F. Haworth _______________________ By: James F. Haworth President & CEO
STOCKHOLDERS’ AGENT: International Mezzanine Capital B.V. /s/ Jacobus Schouten ___________________________ By: Jacobus Schouten Director

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